Exhibit 2.5

Revised Structure SPA	CONFORMED COPY

DATED 12 August 2015

(1)  THE SELLERS

and

(2) NBTY (2015) LIMITED

and

(3) HOLLAND & BARRETT GROUP LIMITED

AGREEMENT FOR THE SALE AND PURCHASE OF

THE ENTIRE ISSUED SHARE CAPITAL OF

DR. ORGANIC LIMITED

199 Bishopsgate

London EC2M 3UT

Tel: 020 7031 3700

Fax: 020 7031 3799

www.dorsey.com

i

ii

Agreed form documents

Articles of Association of the Buyer

Barclays Consent Letter

Board Minutes of the Buyer (Completion)

Board Minutes of DOGL (Completion)

Board Minutes of DOL (Completion)

Board Minutes of the Guarantor (Completion)

Board Minutes of OCH (Completion)

Completion Loan Note Certificate

Completion Loan Note Instrument

Costs Schedule

DOGL Acquisition Documents

Gary Williams’ Resignation Letter

Indemnities in respect of lost share certificates (if required)

Rollover Share Certificates

Sellers’ pre-registration powers of attorney

Service Agreement Variations

Stock transfer forms in respect of the Shares

W&S Consent Letter

Contribution Agreement

Put Agreement

DOL Special Resolution

DOGL Special Resolution

OCH Special Resolution

Annexures

Consolidation Schedule

Locked Box Accounts

iii

THIS AGREEMENT is made on 12 August 2015

BETWEEN:

1.                                      THE SEVERAL PERSONS whose names and addresses are set out in column (A) of the table set out in Part 1 of Schedule 1 (both, the “Founders” and each a “Founder”);

2.                                      THE SEVERAL PERSONS whose names and addresses are set out in column (A) of the table set out in Part 2 of Schedule 1 (together, the “Management Sellers” and each a “Management Seller”);

3.                                      NBTY (2015) LIMITED, a private limited company incorporated in England and Wales with registered number 09711182 and having its registered office at c/o Waterlow Registrars Limited, 411 Tower Bridge Business Centre, 46-48 East Smithfield, London E1W 1AW (the “Buyer”); and

4.                                      HOLLAND & BARRETT GROUP LIMITED, a private limited company incorporated in England and Wales with registered number 03086306 and having its registered office at Samuel Ryder House, Barling Way, Eliot Park, Nuneaton, Warwickshire CV10 7RH (the “Guarantor”).

RECITALS:

(A)                               DOL, DOGL and OCH (as those terms are defined below) are private companies limited by shares.  Further details of DOL, DOGL and OCH are set out in Schedule 2.

(B)                               The Sellers wish to sell, and the Buyer wishes to buy, the Shares (as defined below) on the terms of, and subject to the conditions to, this Agreement.

(C)                               The Guarantor has agreed to guarantee all of the Buyer’s obligations under this Agreement.

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Agreement, the following words and expressions shall have the following meanings (unless expressly provided otherwise):

“Accounts Date” means 31 December 2014;

“Act” means the Companies Act 2006;

“Aggregate Proceeds” means the aggregate of the Consideration and the Rollover Share Proceeds (if any);

“Antitrust Authority” has the meaning given in paragraph 3.2 of Part 3 of Schedule 4;

“Antitrust Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies having effect in any applicable jurisdiction in which the Group operates or has operated governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

“Articles of Association of the Buyer” means the articles of association of the Buyer in the agreed form;

“Authority” means any applicable competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local, including any Antitrust Authority;

“Barclays Consent Letter” means the consent letter from Barclays Bank plc in connection with the sale of the Shares from the Sellers to the Buyer, in the agreed form;

“Barclays Deed of Release” means the deed of release in respect of the personal guarantee given by the Founders in connection with certain debt facility agreements between, among others, certain Group Companies and Barclays Bank plc;

“Board” means the board of directors of DOL from time to time;

“Budget” means the budget for the Group as determined in accordance with clause 7.16 and as may be amended in accordance with clause 8.8;

“Business Day” means any day (other than a Saturday, Sunday or a public holiday in England) on which clearing banks in the City of London are open for the transaction of normal sterling banking business;

“Buyer’s Group” means the Buyer, NBTY Inc. and each of their respective subsidiary undertakings (direct and indirect) from time to time including, without limitation, the Parent and, following Completion, including the Group Companies (and a reference to a “member of the Buyer’s Group” shall be construed as a reference to any of them);

“Buyer’s Solicitors” means Latham & Watkins (London) LLP of 99 Bishopsgate, London, EC2M 3XF;

“Call Option Period” has the meaning given to that term in the Articles of Association of the Buyer;

“Carlyle Funds” means any Fund, managed or advised (directly or indirectly) by Carlyle Investment Management, LLC, or any of its, or their, affiliates from time to time, collectively doing business as “The Carlyle Group”;

“Cash Payment” means £33,496,550;

“Class C Shares” means in aggregate 100,000 class C ordinary shares of £0.01 each in the capital of the Buyer, to be issued by the Buyer to the Founders at Completion;

“CMA” has the meaning given to it in clause 4.1;

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 6;

“Consideration” means the aggregate of the Cash Payment, the Interest Payment, the Part 12 Estimated Corporation Tax Saving, the Rollover Shares, the Class C Shares and the Completion Loan Notes;

“Completion Date” has the meaning given in clause 6.1;

“Completion Loan Note Instrument” means the instrument in the agreed form to be executed by the Buyer and the Guarantor constituting the Completion Loan Notes;

“Completion Loan Notes” means £20 million in principal amount of unsecured guaranteed loan notes to be issued by the Buyer and to be constituted by the Completion Loan Note Instrument;

“Conditions” has the meaning given in clause 4.1;

“Confidential Information” has the meaning given to that term in clause 19.1;

“Connected Person” means, in respect of a person, any person who is deemed to be connected with such person within the meaning of sections 1122 and 1123 of the CTA 2010;

“Consolidation Schedule” means the aggregated profit and loss statement and balance sheet of the Group Companies on a monthly basis for the period from 1 January 2014 to 30 April 2015, a copy of which is annexed to this Agreement;

“Contractual Documents” means the Articles of Association of the Buyer, the Completion Loan Note Instrument, Gary Williams’ Resignation Letter, the Sellers’ pre-registration powers of attorney, the Service Agreement Variations, the stock transfer forms in respect of the Shares, the Put Agreements, the Deeds of Surrender and Termination, the Disclosure Letter and the Supplemental Disclosure Letter;

“Contribution Agreement” means the contribution agreement relating to this Agreement to be entered into between Michael Lightowlers and the Founders on the date of this Agreement, in the agreed form;

“Costs Schedule” means the schedule setting out certain costs and expenses payable by the Group Companies in connection with this Agreement in the agreed form and delivered to the Buyer by the Sellers no later than the date of this Agreement;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Customer” means any person who is or was a customer of any Group Company at any time during the Rollover Period;

“Data Protection Legislation” any and all applicable data protection and privacy legislation in force from time to time in those parts of the world in which the Group is established, operates and/or processes personal data (either directly or via a third party), including the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003;

“Data Room” means the electronic data room hosted by Francis Clark LLP in connection with the sale of the Shares to the Buyer, a copy of the contents of which are on a CD-ROM and provided to the Founders and the Buyer prior to the date of this Agreement;

“Deeds of Surrender and Termination” means the deeds of surrender and termination in respect of certain of the Options to be entered into by certain of the Management Sellers and DOL prior to the signing of this Agreement;

“Defective Oil Amount” means the 21 containers of defective coconut oil returned by the Group to NMK AGRO Industries (PVT) Ltd. for replacement;

“Disclosed” means:

(a)                                deemed disclosed in Part 1 of the Disclosure Letter (save for the contents of the Disclosure Documents and the Further Disclosure Documents (as defined in the Disclosure Letter) referred to in paragraph 1.1 of Part 1 of the Disclosure Letter which shall be deemed disclosed to the extent that a matter in the Disclosure Documents or the Further Disclosure Documents is fairly disclosed with sufficient detail to enable the Buyer to make a reasonably informed assessment of the nature and scope of the matter disclosed);

(b)                                fairly disclosed in Part 2 of the Disclosure Letter with sufficient detail to enable the Buyer to make a reasonably informed assessment of the nature and scope of the matter disclosed; and/or

(c)                                 fairly disclosed in the Supplemental Disclosure Letter with sufficient detail to enable the Buyer to make a reasonably informed assessment of the nature and scope of the matter disclosed;

“Disclosure Documents” means the documents contained in the Data Room;

“Disclosure Letter” means the letter dated with the same date as this Agreement from the Founders to the Buyer and delivered to the Buyer immediately prior to the execution of this Agreement by the parties relating to the Warranties, together with the Disclosure Documents and any other documents annexed thereto;

“DOGL” means Dr. Organic Group Limited, brief details of which are set out in Part 2 of Schedule 2;

“DOGL Accounts” means the audited consolidated annual accounts (within the meaning of section 471(1) of the Act) of DOGL and OCH for the financial year ended on the Accounts Date, comprising the audited consolidated balance sheet of DOGL and OCH and the audited balance sheet of DOGL as at, and the audited consolidated profit and loss account of DOGL and OCH and the audited consolidated cash flow statement of DOGL and OCH for the financial period ended on, the Accounts Date, together with the summary of significant accounting policies and other explanatory notes relating to them and the directors’ and auditors’ reports on them and all other statements incorporated in or annexed to each of them;

“DOGL Acquisition Documents” means the DOGL SPA, the stock transfer forms relating to the transfer of the DOGL Shares from the Founders to DOL and the resolutions of the boards of directors of each of DOL and DOGL relating to such transfer, in each case in the agreed form;

“DOGL Shares” means the 2 ordinary shares of £1 each in the capital of DOGL, comprising the entire issued share capital of DOGL;

“DOGL SPA” means the share purchase agreement entered into by the Founders and DOL prior to Completion relating to the acquisition of the DOGL Shares by DOL from the Founders;

“DOGL Special Resolution” means the special resolution of the members of DOGL, approving the amendments to the articles of association of DOGL, in the agreed form;

“DOL” means Dr. Organic Limited, brief details of which are set out in Part 1 of Schedule 2;

“DOL Accounts” means the audited annual accounts (within the meaning of section 471(1) of the Act) of DOL for the financial year ended on the Accounts Date, comprising the audited balance sheet of DOL as at, and the audited profit and loss account of DOL and the audited cash flow statement of DOL for the financial period ended on, the Accounts Date, together with the summary of significant accounting policies and other explanatory notes relating to them and the directors’ and auditors’ reports on them and all other statements incorporated in or annexed to each of them;

“DOL A Ordinary Shares” means:

(d)                                on the date of this Agreement, the 100,000 “A” ordinary shares of £1 each in the capital of DOL, comprising all of the “A” ordinary shares of £1 each in the capital of DOL in issue on the date of this Agreement; and

(e)                                 immediately prior to Completion, the 164,200 “A” ordinary shares of £1 each in the capital of DOL, comprising all of the “A” ordinary shares of £1 each in the capital of DOL in issue immediately prior to Completion;

“DOL B Ordinary Shares” means the 10,000 “B” ordinary shares of £1 each in the capital of DOL to be allotted and issued following the exercise of certain of the Options, comprising all of the “B” ordinary shares of £1 each in the capital of DOL in issue;

“DOL C Ordinary Shares” means the 4,000 “C” ordinary shares of £1 each in the capital of DOL to be allotted and issued following the exercise of certain of the Options, comprising all of the “C” ordinary shares of £1 each in the capital of DOL in issue;

“DOL Special Resolution” means the special resolution of the members of DOL, approving the amendments to the articles of association of DOL, in the agreed form;

“Draft Earnings Statement” has the meaning given to that term in the Articles of Association of the Buyer;

“Earnings Statement” has the meaning given to that term in the Articles of Association of the Buyer;

“EBT” means the employee benefit trust established pursuant to a trust deed dated 18 November 1999;

“Employee” has the meaning given to that term in Part 7 of Schedule 4;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption or other third party right, interest or claim of any kind, or any other encumbrance or security interest of any kind (including, without limitation, any liability imposed or right conferred by or under any legislation) or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Former Employee” has the meaning given to that term in Part 7 of Schedule 4;

“Founders’ Bonus Scheme” means the discretionary bonus scheme to apply to the Founders during the Rollover Period, the key terms of which are set out in Schedule 13;

“Founders’ Solicitors” means Dorsey & Whitney (Europe) LLP of 199 Bishopsgate, London

EC2M 3UT;

“Fund” means any unit trust, investment trust, investment company, limited partnership, general partnership or other collective investment scheme or any body corporate or other entity, in each case the assets of which are managed professionally for investment purposes;

“Fundamental Warranties” means those statements set out in clause 7.1 and paragraphs 1 and 2 of Part 1 of Schedule 4;

“Fundamental Warranty Claim” means a claim in respect of any breach of any of the Fundamental Warranties;

“FW June Loan” means the loan of a principal amount of £170,667 made available by DOL to Frederick Whitcomb in June 2015;

“FW June Loan Amount” means the amount of the FW June Loan, as at Completion, together with interest accrued on the principal amount of the FW June Loan at a rate per annum equal to HMRC’s official rate of interest from time to time from (and including) the date of advance of the FW June Loan to (but excluding) the date of repayment of the FW June Loan;

“FW New Loan” means the loan of up to a maximum principal amount of £500,000 (if any) which may be made by DOL to Frederick Whitcomb;

“FW New Loan Amount” means the amount of the FW New Loan, as at Completion, together with interest accrued on the principal amount of the FW New Loan at a rate per annum equal to HMRC’s official rate of interest from time to time from (and including) the date of advance of the FW New Loan to (but excluding) the date of repayment of the FW New Loan;

“Gary Williams’ Resignation Letter” means the resignation letter to be entered into by Gary Williams and DOL in connection with the termination of Gary Williams’ employment in the agreed form;

“Group” or “Group Companies” means DOGL, DOL and OCH (and a reference to a “Group Company” or a “member of the Group” shall be construed as a reference to any of them);

“Group Employer” has the meaning given to that term in clause 3.4.2;

“Group Products” means all products manufactured, sold and/or supplied by a Group Company and “Group Product” shall be construed accordingly;

“Guaranteed Obligations” means all of the Buyer’s obligations to the Sellers and/or the Founders (as applicable) under this Agreement;

“Insolvency Proceedings” means any formal insolvency proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding-up or striking-off, or any distress, execution or other process levied, or any event analogous to any such events in any jurisdiction outside England and Wales;

“Interest Payment” means the interest accrued on £55,101,550, which shall accrue daily from (and including) the Locked Box Date to (and including) the earlier of (i) the Longstop

Date and (ii) the Completion Date, at a rate of 10% per annum;

“Interest Payment Due Proportion” in respect of a Seller, means the percentage set out against his name in column (H) of the table in Part 1 or Part 2 of Schedule 1 (as applicable);

“ITEPA 2003” has the meaning given to it in Part 1 of Schedule 8;

“Joint Venture” means the unincorporated joint venture or association, also known as the Manuka Wilderness Joint Venture, established by DOL and Watson & Son Limited in April 2014;

“JV Agreement” means the unincorporated joint venture agreement between DOL and Watson & Son Limited dated 25 March 2014;

“JV Conditions” means:

(a)                                the entry by Watson & Son Limited into the W&S Consent Letter; and

(b)                                the completion or satisfaction of each of the matters set out in Schedule 12 in connection with the JV Agreement to the mutual satisfaction of the Founders and the Buyer;

“Key Management Employees” means Michael Lightowlers, Stephen Price, Anthony Davis and Matthew Harvey;

“Law” or “Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any applicable jurisdiction from time to time;

“Leakage” has the meaning given in clause 5.1;

“Leakage Claim” has the meaning given in clause 5.5;

“Leakage Undertaking” has the meaning given in clause 5.2;

“Leases” means all leases pursuant to which the Properties are held, used or occupied by a Group Company, details of which are set out in Schedule 5;

“Loans” has the meaning given in paragraph 18.2 of Part 2 of Schedule 8;

“Locked Box Accounts” means the summary of the working capital and net debt items of the Group Companies on an aggregated basis as at the Locked Box Date, a copy of which is annexed to this Agreement;

“Locked Box Date” means 30 April 2015;

“Longstop Date” means 7 December 2015 or any other date jointly agreed by the Sellers’ Representatives and the Buyer in writing;

“Losses” means, in relation to any matter, all liabilities, losses, claims, reasonably incurred costs (including reasonably incurred costs of enforcement and reasonably and properly incurred legal costs and expenses), damages, awards, charges, demands, proceedings, penalties, fines, expenses and/or any other liabilities incurred or sustained relating to that matter;  (and “Loss” shall have a corresponding meaning);

“Management Accounts” means the unaudited management accounts of each Group Company for the 4 month period from 1 January 2015 to 30 April 2015, copies of which appear in the Disclosure Documents;

“Material Customer” means the customers of the Group Companies listed in the documents entitled “Material Customers.xlsx” in the folder entitled “Legal Due Diligence” of the Data Room;

“Material Supplier” means the suppliers of the Group Companies listed in the documents entitled “Material Suppliers” in the folder entitled “Legal Due Diligence” of the Data Room;

“Merger Control Condition” has the meaning given to it in clause 4.1.1;

“NBTY Governance Principles” means the NBTY policy regarding approval procedures applicable to international subsidiaries set out in Schedule 11 (including the addendum to such policy) and to be adopted by the Board at Completion for application to the Group Companies;

“OCH” means Optima Consumer Health Limited, brief details of which are set out in Part 2 of Schedule 2;

“OCH Special Resolution” means the special resolution of the members of OCH, approving the amendments to the articles of association of OCH, in the agreed form;

“Options” means the options, which will be exercised or lapse before Completion, which on the date of this Agreement subsist over the DOL B Ordinary Shares and the DOL C Ordinary Shares, granted as standalone options to the Management Sellers;

“Options Exercise Price” means the aggregate sum of the exercise prices of the Options which are due (but unpaid) to the Company from the Management Sellers who have exercised Options as set out in the total row of column (I) of the table in Part 2 of Schedule 1;

“Outstanding Amount” means, in respect of any Relevant Claim, an amount stated in a written opinion of a Queen’s Counsel (the “QC Notice”) addressed to both the Buyer and the relevant Seller(s) which states that the Relevant Claim of the Buyer against such Sellers (or any of them) is based on a bona fide claim with (on the facts then known to the Buyer) a greater than 50% prospect of success and sets out the Queen’s Counsel’s opinion on the bona fide amount which the Buyer is likely to recover in respect of such Relevant Claim;

“Parent” means NBTY International Limited, a private limited company incorporated in England and Wales with registered number 05512818 and having its registered office at 209 Tower Bridge Business Centre, 46-48 East Smithfield, London E1W 1AW;

“Part 12 Actual Corporation Tax Saving” means the amount (if any) by which a liability to pay Corporation Tax is reduced as a result of a Part 12 Deduction;

“Part 12 Corporation Tax Saving Excess” has the meaning given to that term in clause 12.3;

“Part 12 Corporation Tax Saving Finalisation Date” has the meaning given to that term in clause 12.3;

“Part 12 Corporation Tax Saving Shortfall” has the meaning given to that term in clause 12.3;

“Part 12 Deduction” means the Relief allowed under Part 12 of the CTA 2009 as a deduction in calculating for the purposes of corporation tax, the profits of DOL or another Group Company as a result of the exercise of the Options and/or the acquisition of the Shares pursuant to the exercise of the Options (or any of them);

“Part 12 Due Proportion” in respect of a Seller, means the percentage set out against his name in column (G) of the table in Part 1 or Part 2 of Schedule 1 (as applicable);

“Part 12 Estimated Corporation Tax Saving” means £1.6 million;

“Permitted Leakage” means a payment set out in Schedule 9;

“Policy” has the meaning given to that term in clause 8.2;

“Pre-Completion Reorganisation” means the sale of the entire issued share capital of DOGL from the Founders to DOL pursuant to the DOGL SPA;

“Pre-contractual Statement” has the meaning given to that term in clause 31.2;

“Proceedings” means any action or proceedings before a court or tribunal or a statutory, governmental or regulatory body (including an arbitration);

“Properties” means the properties, details of which are set out in Schedule 5 (and a reference to a “Property” shall be construed as a reference to any of them);

“Put Option” means, in respect of a Seller (or the holder of the Rollover Shares issued to such Seller at the relevant time), (i) the put option relating to the acquisition of the Rollover Shares held to be exercised pursuant to Article 45 of the Articles of Association of the Buyer; or (ii) a put option relating to the acquisition of the Rollover Shares to be exercised pursuant to such Seller’s Put Agreement;

“Put Agreement” means the agreements to be entered into among the Parent, the Guarantor and each of the Sellers in connection with the acquisition of the Rollover Shares, in the agreed form;

“Relevant Claim” means a claim in respect of any of the Sellers for a breach of this Agreement;

“Relevant Period” means the period of 24 months ending on the date of termination of the relevant Seller’s employment agreement with a Group Company;

“Relief” has the meaning given to that term in paragraph 1 of Part 1 of Schedule 8;

“Restricted Area” means the geographic area in which the business of the Group is carried on at any time during the Relevant Period;

“Restricted Business” means the businesses of any Group Company as carried on during the Relevant Period;

“Restricted Customer” means any business undertaking with which any Group Company either (i) conducted Restricted Business on a regular basis during the Relevant Period or (ii) during the last 12 months of the Relevant Period had material discussions regarding the possibility of conducting Restricted Business which would be reasonably likely to lead to such business undertaking conducting business on a regular basis with a Group Company within 3 months of the end of the Restricted Period;

“Restricted Supplier” means any supplier, agent, distributor or other person who, during the Relevant Period, provided products or services to any Group Company on a regular basis;

“Rollover Period” means the period starting on (and including) the Completion Date and ending on (and including) 30 September 2018;

“Rollover Shares” means, in aggregate, 399,000 class B ordinary shares of £0.01 each in the capital of the Buyer to be issued by the Buyer to the Sellers on Completion;

“Rollover Share Proceeds” means, in respect of a Seller or person to whom such Seller has transferred such Seller’s Rollover Shares, the aggregate proceeds (if any) received by such Seller or person to whom such Seller has transferred such Seller’s Rollover Shares either: (i) pursuant to the exercise of such Seller’s Put Option; or (ii) as a result of their holding of Rollover Shares upon a winding-up, liquidation or other return of capital of the Buyer prior to the exercise of the such Seller’s Put Option;

“Sellers” means the Founders and the Management Sellers (and a reference to a “Seller” shall be construed as a reference to any of them);

“Sellers’ Representatives” means the individuals appointed in accordance with clause 22.1;

“Senior Employee” means any person who at any time during the Relevant Period was employed or engaged by any Group Company in a managerial or other senior position with a salary in excess of £30,000;

“Settled” means, in respect of any Relevant Claim, an amount:

(a)                                which has been finally determined by an English court of competent jurisdiction and from which no right of appeal exists or any right of appeal has expired or been waived; or

(b)                                finally agreed or compromised in writing between all the relevant parties to the Relevant Claim;

“Service Agreement Variations” means the deeds of variation to the employment contracts for each of the Founders, Michael Lightowlers, Stephen Price, Anthony Davis, Tina Quinn, Emanuela Whitcomb and Matthew Harvey, in each case in the agreed form;

“Shares” means the DOL A Ordinary Shares, the DOL B Ordinary Shares and the DOL C Ordinary Shares, comprising the entire issued share capital of DOL;

“SQ June Loan” means the loan of a principal amount of £170,667 made available by DOL to Stephen Quinn in June 2015;

“SQ June Loan Amount” means the amount of the SQ June Loan, as at Completion, together with interest accrued on the principal amount of the SQ June Loan at a rate per annum equal to HMRC’s official rate of interest from time to time from (and including) the date of advance of the SQ June Loan to (but excluding) the date of repayment of the SQ June Loan;

“SQ New Loan” means the loan of up to a maximum principal amount of £500,000 (if any) which may be made by DOL to Stephen Quinn;

“SQ New Loan Amount” means the amount of the SQ New Loan, as at Completion, together with interest accrued on the principal amount of the SQ New Loan at a rate per annum equal to HMRC’s official rate of interest from time to time from (and including) the date of advance of the SQ New Loan to (but excluding) the date of repayment of the SQ New Loan;

“Supplemental Disclosure Letter” means the letter dated with the same date as the Completion Date from the Founders to the Buyer to be delivered to the Buyer immediately prior to Completion relating to the Warranties, together with any documents annexed thereto (if any);

“Swansea Facility” means the premises and adjoining land known as “Alberto Close” at Enterprise Park, Swansea, SA6 8QP comprising a total area of 192,611 square feet;

“Tax” or “Taxation” has the meaning given to those terms in Part 1 of Schedule 8;

“Tax Authority” has the meaning given to that term in Part 1 of Schedule 8;

“Tax Claim” has the meaning given to that term in Part 1 of Schedule 8;

“Tax Clearance” means clearance given by HMRC under the Capital Gains Act 1992 Section 138 and the Income Tax Act 2007 Section 701, in respect of the sale of the Shares from the Sellers to the Buyer pursuant to this Agreement following the submission of a further letter from Francis Clark to HMRC dated on or around the date of this Agreement;

“Tax Covenant” means the covenant contained in Part 3 of Schedule 8;

“Tax Warranties” means the warranties relating to Tax given contained in Part 2 of Schedule 8 (and a reference to a “Tax Warranty” shall be construed accordingly);

“Tax Warranty Claim” means a claim in respect of any breach of any of the Tax Warranties;

“TCGA 1992” has the meaning given to that term in Part 1 of Schedule 8;

“TIOPA 2010” has the meaning given to that term in Part 1 of Schedule 8;

“VAT” means value added tax as provided for in VATA, and any tax imposed in substitution for it;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties contained in Schedule 4 (other than those warranties in Schedule 4 which are Fundamental Warranties) and the Tax Warranties (and a reference to a “Warranty” shall be construed accordingly);

“Warranty Claim” means a claim in respect of any breach of any of the Warranties, other than a Tax Warranty Claim;

“W&S Consent Letter” means the consent letter from Watson & Sons Limited in connection with the sale of the Shares from the Sellers to the Buyer, in the agreed form;

“Year 2018” means the period starting on (and including) 1 October 2017 and ending on (and including) 30 September 2018;

“Year 2018 Accounts” has the meaning given to that term in the Articles of Association of the Buyer; and

“Year 2018 Earnings” has the meaning given to that term in the Articles of Association of the Buyer.

1.2                               In this Agreement, unless the context requires otherwise, use of the singular includes the plural and vice versa and use of any gender includes the other genders.

1.3                               In this Agreement, unless expressly provided otherwise, any reference to:

1.3.1                     a “party” is a reference to a party to this Agreement (including any member of the Buyer’s Group who has agreed to assume the Buyer’s obligations under clauses 3.4, 3.5, 3.9, 8.10 and 8.13 of, and Schedule 7 to this Agreement pursuant to paragraph 1.9 of Schedule 7 to, this Agreement) and includes its successors in title to substantially the whole of its undertaking (as the case may be);

1.3.2                     a “clause”, “Schedule” or “Recital” is a reference to a clause of, or a schedule or recital to, this Agreement.  Any reference to a “Part” or a “paragraph” is to the relevant part or paragraph of the relevant Schedule;

1.3.3                     a “person” includes an individual, firm, partnership, company, corporation, unincorporated association, body corporate, organisation, foundation, trust, government, state or agency of a state, local or municipal authority or government body or any joint venture wherever incorporated or situate (in each case whether or not having separate legal personality);

1.3.4                     a “financial year” shall be construed in accordance with section 390 of the Act;

1.3.5                     a “subsidiary undertaking” or a “parent undertaking” has the respective meaning set out in section 1162 of the Act;

1.3.6                     a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.3.7                     something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (excluding in electronic form as defined in section 1168 of the Act);

1.3.8                     any reference to a statute, statutory provision or subordinate legislation (“Legislation”) shall be construed as referring to that Legislation as amended and in force from time to time and to any legislation which re-enacts, re-writes or consolidates (with or without modification) any such Legislation, except other than for the purpose of paragraph 4.3.6 of Schedule 6, to the extent that any amendment, re-enactment or consolidation on or after the date of this Agreement would increase the liability of the Sellers under this Agreement;

1.3.9                     any reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding; and

1.3.10              any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time.

1.4                               In this Agreement, the clause, Schedule, Part and paragraph headings are included for convenience only and shall not affect the interpretation of this Agreement.  The Schedules and Recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the Schedules and Recitals.

1.5                               Any reference in this Agreement to a document being “in the agreed form” means a document in the form agreed by the Founders and the Buyer before the execution of this Agreement and initialled by the Founders and the Buyer or on their behalf.

1.6                               The ejusdem generis rule shall not apply and accordingly, in this Agreement, general words introduced by the word “other” or any similar word, or followed by the word or words “including”, “includes”, “include”, “in particular” or any similar word or words, shall not be given a restricted meaning because they are preceded or followed by more specific words.

1.7                               Any undertaking by a party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which that party is able to exercise (directly or indirectly) in order to secure performance of that undertaking.

1.8                               Any statement in this Agreement which refers to the awareness, knowledge or belief of the Founders shall mean only the actual knowledge of the Founders and the actual knowledge of Stephen Price, Michael Lightowlers, Gary Williams and Anthony Davis.

2.                                      SALE AND PURCHASE OF THE SHARES

2.1                              Each Seller severally:

2.1.1                     agrees to sell with full title guarantee and the Buyer agrees to purchase, free from any Encumbrance, the number of Shares set out against his name in (i) in the case of the Founders, column (B2) of the table in Part 1 of Schedule 1 and (ii) in the case of the Management Sellers, column (B) of the table in Part 2 of Schedule 1, with effect from and including Completion, together with all rights attached or accruing to them as at immediately prior to Completion; and

2.1.2                     waives any and all rights of pre-emption over any of the Shares held by him, whether conferred by the articles of association of DOL, or in any other way with effect from Completion.

2.2                              The Buyer shall not be obliged to complete the purchase of the Shares unless the purchase of all the Shares from the Sellers is completed simultaneously.

3.                                      CONSIDERATION

3.1                               The total consideration payable by the Buyer for the Shares shall be the Consideration.

3.2                               The Consideration (excluding the Interest Payment) shall be divided among and payable to the Sellers in the form and amounts set out opposite each Seller’s name in columns (C) to (F) (inclusive) of the tables in Part 1 and Part 2 of Schedule 1.  The Consideration (excluding the Interest Payment) shall be satisfied as follows:

3.2.1                     the Cash Payment shall be paid in cash by the Buyer to the Sellers on Completion in accordance with clause 6.5.1;

3.2.2                     the Part 12 Estimated Corporation Tax Saving shall be paid in cash by the Buyer to the Sellers on Completion in accordance with clause 6.5.3;

3.2.3                     (i) the Rollover Shares credited as fully paid and (ii) the Class C Shares credited as fully paid with a share premium of 4 pence per Class C Share shall be allotted and issued by the Buyer to the Sellers on Completion in accordance with clause 6.5.4; and

3.2.4                     the Completion Loan Notes credited as fully paid shall be issued by the Buyer to the Sellers on Completion in accordance with clause 6.5.5.

3.3                               The Interest Payment shall be divided among and payable to the Sellers in accordance with clause 6.5.2 such that each Seller shall receive his Interest Payment Due Proportion of the Interest Payment.

3.4                               The Buyer agrees that:

3.4.1                     for the period starting on (and including) the Completion Date and ending on (and including) the date on which all of the Sellers and/or their respective Transferees (as defined in the Articles of Association of the Buyer) and/or personal representatives cease to hold any Rollover Shares to procure that any new issue of equity securities in the Buyer are structured so as to ensure that the holders of Rollover Shares, following such issue of new equity securities in the Buyer, collectively shall continue to hold at least 10% of the voting rights, and at least 39.9% of the nominal value of the aggregate shares of the Buyer then in issue;

3.4.2                     for the period starting on (and including) the Completion Date and ending on (and including) the date falling 18 months after the Completion Date or if earlier, the date on which all of the Completion Loan Notes held by a Founder or a Founder’s spouse have been redeemed:

(a)                                 to procure that any new issue of equity securities in the Buyer are structured so as to ensure that the holders of Class C Shares, following such issue of new equity securities in the Buyer, collectively shall continue to hold at least 10% of the voting rights, and at least 10% of the nominal value of the aggregate shares of the Buyer then in issue; and

(b)                                 to take all reasonable steps to procure that each Founder’s spouse holding one or more Class C Shares and/or Completion Loan Notes shall continue to be an employee of the Buyer, DOL, DOGL, OCH or another subsidiary of the Buyer (as appropriate) (“Group Employer”) (provided that nothing in this clause 3.4.2 shall prevent a Group Employer from terminating the employment of either Founder’s spouse holding one or more Class C Shares and/or Completion Loan Notes on grounds justifying summary dismissal).

3.5                               The parties agree that the provisions of Schedule 7 shall apply during the Rollover Period.

3.6                               Any amount paid by or on behalf of any of the Sellers in respect of any claim for any breach of this Agreement (including a payment under the Tax Covenant) or pursuant to any indemnity or undertaking to pay any amount under this Agreement shall, to the extent permitted by Law, be deemed to reduce the Consideration by, and be a repayment of, that amount.

3.7                               The Guarantor shall procure that none of the Shares registered in the name of the Buyer or any interest in any of the Shares registered in the name of the Buyer shall be sold, transferred or otherwise disposed of to any person prior to the expiry of the Call Option Period except to another member of the Buyer’s Group provided that that company remains a member of the Buyer’s Group.

3.8                               The Guarantor shall procure that:

3.8.1                     none of the shares in the capital of Buyer or any interest in any such shares in the capital of Buyer shall be sold, transferred or otherwise disposed of to any person prior to the expiry of the Call Option Period except to (i) another member of the Buyer’s Group provided that that company remains a member of the Buyer’s Group and/or (ii) pursuant to the redemption by the Buyer of Class C Shares in accordance with the Articles of Association of the Buyer; and

3.8.2                     neither of the Founders is removed from the board of directors of the Buyer so that such removal takes effect prior to the expiry of the Rollover Period unless the Group Company which has employed the Founder has terminated that Founder’s employment agreement in circumstances which justify summary dismissal or the Founder has ceased to be employed by a Group Company where the Founder’s employment has been terminated by the Founder giving notice in writing of the termination of his employment in accordance with the terms of his employment agreement.

3.9                               Neither the Guarantor nor the Buyer shall, and shall procure that no member of the Buyer’s Group shall, at any time until the earlier of: (i) the date of the Put Option Completion (as defined in the Articles of Association of the Buyer); (ii) the date of the acquisition of all of the Rollover Shares pursuant to the Put Agreements; and (iii) the expiry of the Call Option Period, take any action or step, allow or permit any action or step to be done, omit to take or not take any action or step, or otherwise do anything, allow or permit anything to be done or omit to do or not do anything that will or is likely to result in:

3.9.1                     the passing by the Buyer of a resolution for its winding up or the making by a court of competent jurisdiction of an order for the winding up, dissolution or appointment of a liquidator of the Buyer;

3.9.2                     the appointment of an administrator or the making of an administration order in relation to the Buyer, or the appointment of a receiver or administrative receiver over, or the taking possession of or sale by an encumbrancer of, any of the Buyer’s assets;

3.9.3                     the Buyer becoming or being deemed by Law or a court to be insolvent or unable to pay its debts (as defined in sections 123(1)(e) and 123(2) of the Insolvency Act 1986), stopping, suspending or threatening to stop or suspending payment of all or any material part of its indebtedness or commencing negotiations with any one or more of its creditors with a view to the general readjustment or re-scheduling of all or any material part of its indebtedness or making a general assignment for the benefit of, or composition with or for the benefit of its creditors (or any class of its creditors) or a moratorium being agreed or declared in respect of, or affecting, all or a material part of its indebtedness;

3.9.4                     the making by the Buyer of an arrangement or composition or compromise with its creditors generally or the making by the Buyer of an application to a court of competent jurisdiction for protection of its creditors generally;

3.9.5                     any expropriation, attachment, sequestration, distress, attachment, execution or other legal process being levied, enforced or sued out on or against all or any material part of the assets of the Buyer and not discharged or stayed within 20 Business Days of having been so levied, enforced or sued out;

3.9.6                     any financial indebtedness of the Buyer becoming due or capable of being declared due prior to its stated maturity or not being paid when due or is placed on demand; or

3.9.7                     the exercise or operation of any of Articles 29, 30.1, 30.4, 30.5, 31, 43, 44, 45 or 54 of the Articles of Association of the Buyer;

3.9.8                     the amendment of or any change to the Articles of Association of the Buyer which adversely affects the class rights attaching to the Rollover Shares or the Class C Shares each as a whole in comparison to the rights of the other classes of shares of the Buyer; or

3.9.9                     the Buyer undertaking any activity other than acting as a holding company for the Group.

4.                                      CONDITIONS

4.1                               Completion shall be conditional upon the following conditions (the “Conditions”) being satisfied or waived in writing by the Buyer and the Founders on or before 6.00 p.m. on the Longstop Date:

4.1.1                     the receipt by the Buyer or any Group Company, in writing, of an unconditional clearance decision in respect of the proposed acquisition of the Shares by the Buyer pursuant to the terms of this Agreement from the UK’s Competition and Markets Authority (“CMA”) at the end of the CMA’s Phase 1 Investigation (the “Merger Control Condition”); and

4.1.2                     each of the JV Conditions.

4.2                               The Buyer shall use all reasonable endeavours to procure that the Merger Control Condition is satisfied as soon as possible after the date of this Agreement.

4.3                               The Buyer and the Founders shall use their respective reasonable endeavours to procure that the JV Conditions are satisfied as soon as possible after the date of this Agreement.

4.4                               The Founders shall as soon as reasonably practicable, notify the Buyer of any material communication received from the CMA relating to the Merger Control Condition, and the Buyer shall, as soon as reasonably practicable, notify the Founders of any material communication received from the CMA, in each case subject to applicable Laws.

4.5                               The Founders shall, and shall procure that the Group Companies shall:

4.5.1                     promptly provide such assistance as may reasonably be required, or requested by the Buyer, in relation to the Merger Control Condition, including through the provision of all information and responses requested by the Buyer or the Buyer’s Solicitors in connection with the Merger Control Condition as soon as practicable; and

4.5.2                     provide the Buyer with the responses to any request for information from the CMA in advance of any relevant time limit where reasonably practicable, including any time limit set by the Buyer for such responses.

4.6                               If at any time the Founders or the Buyer becomes aware of any event, circumstance or condition that would be reasonably likely to prevent any of the Conditions being satisfied it or they shall promptly inform the other party or parties (as applicable).

4.7                               The Buyer and the Founders shall notify each other promptly upon it or them becoming aware that any of the Conditions have been satisfied.

4.8                               If the Conditions are not satisfied or waived by the Founders and the Buyer on or before 6.00 p.m. on the Longstop Date, this Agreement shall, subject to clause 4.9, automatically terminate with immediate effect.

4.9                               Each party’s further rights and obligations under this Agreement shall cease immediately upon such termination of this Agreement pursuant to clause 4.8 except in respect of the provisions of clauses 10, 13, 16 and 18 to 32 (inclusive), together with any other provisions of this Agreement necessary for its interpretation or enforcement which will continue in full force and effect, provided always that such termination does not affect a party’s accrued rights, liabilities and obligations prior to and as at the date of termination.

4.10                        The Founders shall each, on the same date, transfer their respective DOGL Shares to DOL pursuant to the DOGL SPA prior to both (i) the satisfaction or waiver of the Conditions and (ii) the exercise of the Options, and procure that an application for relief, under section 77 Finance Act 1986, from UK stamp duties is made to HMRC in respect thereof within 5 Business Days of such transfers.

4.11                        The Founders undertake to use all reasonable efforts to obtain Tax Clearance on terms and conditions reasonably satisfactory to the Sellers reflecting the transaction described in this Agreement.

5.                                      LOCKED BOX

5.1                               For the purposes of this Agreement, “Leakage” means the following:

5.1.1                     any dividend or other distribution of profits, reserves, premiums or assets (including any distribution as defined in Part 23 of the CTA 2010) declared, paid or made, or treated as having been paid or made, by any Group Company;

5.1.2                     any payment made by or on behalf of a Group Company to or for the benefit, directly or indirectly, of any Seller or any of their Connected Persons;

5.1.3                     any payment made by a Group Company in respect of any share or loan capital of any Group Company being redeemed, repurchased or repaid or which results in such a payment being treated as having been made to a Seller or any of their Connected Persons;

5.1.4                     any waiver of an amount owed to a Group Company by a Seller or any of their Connected Persons;

5.1.5                     the transfer of, or grant of any benefits in respect of, assets, rights or other benefits, directly or indirectly, by a Group Company for the benefit of a Seller or any of their Connected Persons;

5.1.6                     the assumption or incurring, actual or contingent, directly or indirectly, of any liability by a Group Company for the benefit of a Seller or any of their Connected Persons;

5.1.7                     any payment of management, monitoring or other shareholder or directors’ fees or bonuses or payments of a similar nature by or on behalf of a Group Company to or for the benefit of a Seller or any of their Connected Persons;

5.1.8                     any payment of costs or expenses of any Seller or any of their Connected Persons relating to the sale of the Shares or to any other transaction contemplated by this Agreement or any of the other Contractual Documents (including any professional advisers’ fees) by or on behalf of any Group Company to or on behalf of any Seller or any of their Connected Persons;

5.1.9                     any liability to Tax payable by a Group Company in connection with the operation of the EBT (except to the extent that a payment has been made out of the EBT to either HMRC or a Group Company in respect of such Tax Liability which shall not constitute Leakage);

5.1.10              any payment of bonus payments or other incentive payments by or on behalf of any Group Company to or for the benefit of employees of the Group Companies (except to the extent a loan has been waived by the EBT or a payment made out of the EBT to the Employees or to a Group Company for the benefit of the Employees which shall not constitute Leakage);

5.1.11              any payment of transaction or sale bonuses or other payments payable as a result of or in connection with the sale of the Shares or any of the other Contractual Documents by or on behalf of any Group Company to or for the benefit of Employees (except to the extent a loan has been waived by the EBT or a payment made out of the EBT to the Employees or to a Group Company for the benefit of the Employees which shall not constitute Leakage);

5.1.12              any payment of expenses incurred by or reimbursable by a Group Company in relation to:

(a)                                 an individual item or matter in excess of £20,000 (excluding VAT); or

(b)                                 a group of related items or matters which shall for the purposes of this clause 5.1.12(b) be aggregated and treated as a single expense in excess of £100,000 (excluding VAT);

except fees, costs and expenses incurred after 1 August 2015 directly in connection with the acquisition of the Swansea Facility, in each case with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed); and

5.1.13              any agreement to do anything set out in paragraphs 5.1.1 to 5.1.12 above,

other than any Permitted Leakage.

5.2                               Subject to clauses 5.5, 5.6 and 5.7, with effect from Completion, the Founders jointly and severally undertake to the Buyer that, in the period from (but excluding) the Locked Box Date up to (and including) the Completion Date, no Leakage (other than Permitted Leakage) has occurred (“Leakage Undertaking”).

5.3                               In the event of a breach of the Leakage Undertaking in clause 5.2 each Founder undertakes to notify the Buyer in writing as soon as reasonably practicable after becoming actually aware of any Leakage (including details of such Leakage to the extent known).

5.4                               Subject to clauses 5.5, 5.6 and 5.7, with effect from Completion, in the event of any breach of the Leakage Undertaking the Founders jointly and severally undertake to pay to the Buyer an amount in cash equal (on a £ for £ basis) to the Leakage paid out of, or assumed by, a Group Company in the period from (but excluding) the Locked Box Date up to (and including) the Completion Date together with the amount of any Tax paid or payable by any Group Company in respect of such Leakage and all reasonably incurred costs and expenses incurred by any member of the Buyer’s Group as a result of such Leakage.  If any deduction or withholding is required by Law to be made from any payment pursuant to this clause 5.4 or any such payment is subject to Tax in the hands of the Buyer, the Founders shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Buyer (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred,

5.5                               No Founder shall be liable for any claim by the Buyer against such Founder for a breach of the Leakage Undertaking (“Leakage Claim”) unless written notice of such Leakage Claim has been given to each Founder by or on behalf of the Buyer within 270 days from the Completion Date.  The Buyer acknowledges and agrees that that the only remedy available to it for breach of clause 5.2 is contained in clause 5.4.

5.6                               No liability shall attach to any Founder by reason of any breach of the Leakage Undertaking to the extent that the same Loss has already been recovered by the Buyer for breach of any of the Warranties or any other terms of this Agreement or any document entered into pursuant hereto or Contractual Document and the Buyer may only recover once in respect of the same Loss.

5.7                               The provisions of clause 5.4 shall not apply to any Leakage undertaken at the written request of the Buyer or a member of the Buyer’s Group provided such written request includes a specific waiver by the Buyer of its right to bring a Leakage Claim in respect of such specified Leakage.

5.8                               Any amount paid by the Founders pursuant to clause 5.4 shall (so far as it is lawful so to do) be treated as a reduction in the Consideration paid to the Founders under this Agreement.

6.                                      COMPLETION

6.1                               Completion shall take place at the offices of the Buyer’s Solicitors (or such other place as the parties may agree) on the date which is five Business Days after the date (not being later than the Longstop Date) on which the Conditions are satisfied or waived or such other date as agreed by the Buyer and the Sellers’ Representatives (the “Completion Date”).

6.2                               At Completion the Sellers shall deliver or make available to the Buyer the documents and evidence specified in Schedule 3.

6.3                               At Completion the Founders shall procure that a board meeting of DOL is held at which the directors:

6.3.1                     approve the registration of the transfers in respect of the Shares referred to in paragraph 1 of Schedule 3 (subject only to due stamping);

6.3.2                     appoint Peter Aldis and Dipak Golechha as directors of DOL with effect from the end of the meeting;

6.3.3                     adopt the NBTY Governance Principles;

6.3.4                     change the accounting reference date of DOL to 30 September and remove the existing auditors of DOL and appoint PricewaterhouseCoopers LLP in their place; and

6.3.5                     adopt the Founders’ Bonus Scheme.

6.4                               On the Business Day upon which the Conditions are satisfied or waived:

6.4.1                     Frederick Whitcomb shall notify to DOL and the Buyer the FW June Loan Amount and the FW New Loan Amount (if there is any); and

6.4.2                     Stephen Quinn shall notify to DOL and the Buyer the SQ June Loan Amount and the SQ New Loan Amount (if there is any).

6.5                               Upon completion of all of the matters referred to in clauses 6.2 and 6.3 above, the Buyer shall:

6.5.1                     pay the Cash Payment in accordance with clause 13 less:

(a)                                 the aggregate of the SQ June Loan Amount and the SQ June Loan Amount;

(b)                                 the aggregate of the SQ New Loan Amount (if there is any) and the FW New Loan Amount (if there is any);  and

(c)                                  the Options Exercise Price,

such that each Seller shall receive the amount of the Initial Cash Payment set out against his name in column (C) of the table in Part 1 or Part 2 of Schedule 1 (less (i) in respect of Stephen Quinn, the aggregate of the SQ June Loan Amount and the SQ New Loan Amount (if applicable), (ii) in respect of Frederick Whitcomb, the aggregate of the FW June Loan Amount and the FW New Loan Amount (if applicable) and (iii) in respect of each Management Seller, the amount of the Options Exercise Price set out against his name in column (J) of the table in Part 2 of Schedule 1 (if applicable)) and (A) the Buyer shall pay and Frederick Whitcomb hereby directs the Buyer to pay out of the Initial Cash Payment payable to him an amount equal to the aggregate of the FW June Loan Amount and the FW New Loan Amount (if applicable) to DOL and the Buyer acknowledges (for itself and as agent for DOL) that such payment shall satisfy and discharge in full the liability of Frederick Whitcomb to repay the FW June Loan up to the FW June Loan Amount (being the total outstanding amount payable to DOL under the FW June Loan) and the liability of Frederick Whitcomb to repay the FW New Loan up to the FW New Loan Amount (being the total outstanding amount payable to DOL under the FW New Loan); and (B) the Buyer shall pay and Stephen Quinn hereby directs the Buyer to pay out of the Initial Cash Payment payable to him an amount equal to the aggregate of the SQ June Loan Amount and the SQ New Loan Amount (if applicable) to DOL and the Buyer acknowledges (for itself and as agent for DOL) that such payment shall satisfy and discharge in full the liability of Stephen Quinn to repay the SQ June Loan up to the SQ June Loan Amount (being the total outstanding amount payable to DOL under the SQ June Loan) and the liability of Stephen Quinn to repay the SQ New Loan up to the SQ New Loan Amount (being the total outstanding amount payable to DOL under the SQ New Loan);

6.5.2                     pay the Interest Payment in accordance with clause 13 such that each Seller shall receive his Interest Payment Due Proportion of the Interest Payment;

6.5.3                     pay the Part 12 Estimated Corporation Tax Saving in accordance with clause 12 such that each Seller shall receive the amount of the Part 12 Estimated Corporation Tax Saving set out against his name in column (D) of the tables in Part 1 and Part 2 of Schedule 1 (as applicable);

6.5.4                     allot and issue (i) the number of Rollover Shares credited as fully paid and (ii) the Class C Shares credited as fully paid with a share premium of 4 pence per Class C Share set out against each Seller’s name set out in column (E) of the tables in Part 1 and Part 2 of Schedule 1 (as applicable);

6.5.5                     issue the amount of Completion Loan Notes credited as fully paid set out against each Seller’s name set out in column (F) of the tables in Part 1 and Part 2 of Schedule 1 (as applicable), credited as fully paid;

6.5.6                     procure the payment by the Group Companies of any costs and expenses set out in the Costs Schedule (to the extent not already paid);

6.5.7                     deliver to the Sellers:

(a)                                 a copy of a resolution of the Buyer’s board of directors in the agreed form approving and authorising:

(i)                                    the completion of this Agreement and the transactions referred to in it and the execution of the Contractual Documents to which the Buyer is a party which are to be executed at or prior to Completion;

(ii)                                 the execution of the Completion Loan Note Instrument and certificates in respect of the Completion Loan Notes by the Buyer, the constitution of the Completion Loan Notes and the issue of the Completion Loan Notes credited as fully paid up to the Sellers; and

(iii)                              the allotment and issue of the Rollover Shares credited as fully paid up and the allotment and issue of the Class C Shares credited as fully paid with a share premium of 4 pence per Class C Share to the Sellers and the execution of share certificates in respect of the Rollover Shares and the Class C Shares in favour of the Sellers by the Buyer;

(b)                                 a copy of a resolution of the Guarantor’s board of directors in the agreed form approving and authorising the completion of this Agreement and the transactions referred to in it and the Contractual Documents to which the Guarantor is a party which are to be executed at or prior to Completion;

(c)                                  a copy of a resolution of the Parent’s board of directors in the agreed form approving and authorising the execution of the Put Agreements;

(d)                                 a copy of a written resolution of the Buyer, duly passed as a special resolution, approving the adoption of the Articles of Association of the Buyer;

(e)                                  a counterpart Supplemental Disclosure Letter signed by or on behalf of the Buyer;

(f)                                   counterpart Put Agreements executed by the Parent and the Guarantor;

(g)                                  a certified copy of the Completion Loan Note Instrument executed by the Buyer and the Guarantor;

(h)                                 certificates in respect of the Completion Loan Notes in the agreed form executed by the Buyer; and

(i)                                     share certificates in respect of the Rollover Shares and the Class C Shares in the agreed form in favour of the Sellers executed by the Buyer; and

6.5.8                     pay the Options Exercise Price to the Company on behalf of the relevant Management Sellers and the Buyer acknowledges (for itself and as agent of DOL) that such payment shall satisfy and discharge in full the liability of the relevant Management Sellers to pay their respective proportion of the Options Exercise Price.

6.6                               It is agreed between the parties that the Tax Covenant will come into full force and effect on Completion.

6.7                               The parties are not obliged to complete this Agreement unless:

6.7.1                     both the Buyer and each of the Sellers comply with all their obligations in all respects under this clause 6 and in Schedule 3; and

6.7.2                     the sale and purchase of all of the Shares is completed simultaneously.

6.8                               If Completion does not take place on the Completion Date because any party fails in any respect to comply with any of its obligations under this clause 6 and Schedule 3 (whether such failure amounts to a repudiatory breach or not), the Buyer in the case of a failure by a Seller, or the Sellers’ Representatives in the case of a failure by the Buyer, may by written notice to the other parties elect to:

6.8.1                     proceed to Completion to the extent reasonably practicable (without limiting the rights under this Agreement of the Buyer or, as the case may be, the Sellers);

6.8.2                     postpone Completion to a date not more than five Business Days after the Completion Date (being a date no later than the Longstop Date); or

6.8.3                     terminate this Agreement.

6.9                               If Completion is postponed to another date in accordance with clause 6.8, the provisions of this Agreement apply as if that other date is the Completion Date.

6.10                        If this Agreement is terminated pursuant to clause 6.8.3, each party’s further rights and obligations under this Agreement shall cease immediately upon such termination of this Agreement except in respect of the provisions of clauses 10, 13, 16 and 18, to 32 (inclusive), together with any other provisions of this Agreement necessary for its interpretation or enforcement which will continue in full force and effect, provided always that such termination does not affect a party’s accrued rights, liabilities and obligations prior to and as at the date of termination.

7.                                      WARRANTIES AND PRE-COMPLETION CONDUCT

7.1                               Subject to the provisions of clause 7.5, each Founder severally warrants, in respect of himself and the Shares held by him only as set out in column (B1) of Schedule 1 of this Agreement, in the following terms as at the date of this Agreement:

7.1.1                     he has all necessary power and authority to enter into and perform his obligations under this Agreement and all agreements to be entered into by him under this Agreement;

7.1.2                     the Shares registered in his name are fully paid (or credited as fully paid) and constitute the whole of his interest in the issued share capital of DOL;

7.1.3                     he is the sole legal and beneficial owner of the Shares held by him as set out in column (B1) of Schedule 1 to this Agreement;

7.1.4                     this Agreement, and all agreements to be entered into by him under this Agreement constitutes (or will when executed constitute) binding and enforceable obligations on him in accordance with their respective terms;

7.1.5                     the entering into and performance by him of his obligations under this Agreement and all agreements to be entered into by him under this Agreement:

(a)                                 will not result in a breach of, or constitute a default under, any agreement under which he enjoy rights or by which he is bound; or

(b)                                 will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which he is party or by which he is bound.

7.2                               Each Founder jointly and severally warrants, subject to the provisions of clause 7.5, in terms of the Warranties and the Fundamental Warranties set out in paragraphs 1 and 2 of Part 1 of Schedule 4 on the date of this Agreement.

7.3                               Each of the Warranties and the Fundamental Warranties is, subject to the provisions of clause 7.5, deemed to be repeated by the Founders on the date of and immediately prior to Completion by reference to the facts then existing and, for this purpose, reference in a Warranty or a Fundamental Warranty to the “date of this Agreement” is to be construed as a reference to the Completion Date and a reference to “column (B1) of Schedule 1 of this Agreement” is to be construed as a reference to “column (B2) of Schedule 1 of this Agreement”.

7.4                               Each of the Fundamental Warranties set out in clause 7.1 is given severally by each Management Seller on the date of and immediately prior to Completion by reference to the facts then existing and, for this purpose, reference in a Fundamental Warranty set out in clause 7.1 to the “date of this Agreement” is to be construed as a reference to the Completion Date and reference to “column (B1) of Schedule 1 to this Agreement” in clauses 7.1 and 7.1.3 are to be construed as a reference to “column (B) of Schedule 1 to this Agreement”.  For the avoidance of doubt the Fundamental Warranties set out in clause 7.1 given by each Management Seller under this clause 7.4 is given in respect of himself and the Shares held by him only.

7.5                              The Warranties and the Fundamental Warranties in paragraphs 1 and 2 of Part 1 of Schedule 4 to this Agreement:

7.5.1                     given pursuant to clause 7.2 are given subject to any matters which are Disclosed in the Disclosure Letter (but not the Supplemental Disclosure Letter);

7.5.2                     given pursuant to clause 7.3 are given subject to any matters which are Disclosed in the Disclosure Letter and/or in the Supplemental Disclosure Letter provided that:

(a)                                 the matters included in the Supplemental Disclosure Letter shall only be in relation to matters which arise after the date of this Agreement; and

(b)                                 any matters Disclosed in the Supplemental Disclosure Letter but not in the Disclosure Letter shall not qualify any Warranties as given at the date of this Agreement pursuant to clause 7.2;

7.5.3                     given pursuant to clause 7.3 are given subject to any matter or thing done or omitted to be done prior to Completion at the written request of, or with the written approval of, the Buyer or any member of the Buyer’s Group; and

7.5.4                      given pursuant to clauses 7.1 to 7.4 (inclusive) are given subject to the provisions of Schedule 6 which limit or exclude in accordance with its terms any liability which any of the Sellers might otherwise have under the Warranties and/or the Fundamental Warranties.

7.6                               Except as regards the Warranties set out at paragraph 1 of Part 2 of Schedule 4 (The Accounts), paragraph 7 of Part 3 of Schedule 1 (Litigation) and paragraph 3 of Part 7 of Schedule 4 (Bonus, Profit Sharing and Share Option Schemes) the scope of which shall not be limited to the following part of this clause 7.6, the only Warranties to be given in relation to Taxation are the Tax Warranties and none of the other Warranties shall be deemed to be given in relation to Taxation.

7.7                              Each of the Warranties and Fundamental Warranties shall be interpreted as separate and independent so that, save as expressly provided, each such Warranty shall not be limited by reference to any other Warranty or Fundamental Warranty.

7.8                              During the period prior to Completion, the Founders shall, as soon as is reasonably practicable, notify the Buyer of any matter, of which he is actually aware, which constitutes or would be likely to constitute a material breach of the Warranties and/or the Fundamental Warranties when given, or deemed given, pursuant to this Agreement (save for those matters already disclosed to the Buyer in the Disclosure Letter).

7.9                              Any payment made by a Seller to the Buyer pursuant to a claim under this Agreement shall to the extent permitted by Law be treated as a reduction of the Consideration payable for the Shares by, and be a repayment of, that amount.  Any payment made by the Buyer to a Seller pursuant to a claim under this Agreement shall to the extent permitted by Law be treated as an increase of the Consideration payable for the Shares by, and be a payment of, that amount.

7.10                       Each Seller makes no representation and gives no warranty or undertaking to the Buyer save only as and to the extent expressly set out in this Agreement.  The Buyer shall not have any remedy in respect of any misrepresentation or untrue statement (whether made carelessly or not) made by any Seller unless and to the extent that a claim lies for breach of the Warranties or Fundamental Warranties.  In particular, each Seller disclaims all liability and responsibility for any representation, warranty, statement, opinion, or information made or communicated (orally or in writing) to the Buyer (including any representation, warranty, statement, opinion, information or advice made or communicated to the Buyer by any officer, director, employee, agent, consultant or representative of DOL or any other Group Company, or otherwise made available by or on behalf of the Sellers or contained in the Data Room).

7.11                       Clause 7.10 shall not exclude any liability of any Seller for fraud or wilful non-disclosure.

7.12                        Each Seller unconditionally and irrevocably waives any rights he may have against, and undertakes not to make any claims against or pursue any action to join in as a third party or seek a contribution or indemnity from (in each case whether founded in negligence or otherwise), any Group Company, or any director, employee, officer or agent of any Group Company, on whom he has relied in connection with preparing the Disclosure Letter and/or the Supplemental Disclosure Letter.  Nothing in this clause 7.12 shall apply to restrict any

Seller’s ability to make any claim against any Group Company or any director, employee, officer or agent of any Group Company for fraud or wilful non-disclosure, nor shall it restrict either Founder from claiming against the other Founder and/or Michael Lightowlers by virtue of the rights set out in the Contribution Agreement.

7.13                        Each Founder, to the extent within the lawful limits of his respective powers and authority as, as the case may be, a board member, officer, employee or shareholder of a Group Company severally agrees that between the date of this Agreement and the Completion Date, he shall ensure that each Group Company complies with the provisions of Schedule 10 and shall notify the Buyer as soon as is reasonably practicable if he becomes actually aware of any fact, matter or circumstance which constitutes or would be likely to constitute a material breach of Schedule 10.

7.14                        The Founders shall on the date of this Agreement, deliver to, or procure the delivery to, the Buyer the Disclosure Letter executed by the Founders.

7.15                        The Buyer shall on the date of this Agreement, deliver to, or procure the delivery to, the Founders the following documents:

7.15.1               a counterpart of the Disclosure Letter executed by the Buyer;

7.15.2               a copy of the board minutes of the Buyer authorising the execution, exchange and delivery of this Agreement and the Disclosure Letter; and

7.15.3               a copy of the board minutes of the Guarantor authorising the execution, exchange and delivery of this Agreement.

7.16                        Notwithstanding clauses 8.8 and 8.9, the Founders and the Buyer shall, during the period commencing on the date of this Agreement and the Completion Date, use their respective reasonable endeavours to agree on an annual budget for the Group for the period ending 30 September 2016 which, if and when agreed by the Founders and the Buyer, shall be deemed to be the Budget for the purposes of this Agreement and the Founders and the Buyer acknowledge and agree that if they cannot agree a budget for the Group by the Completion Date, the figures in the financial statements of the Group Companies for the 12 months to April 2015 shall constitute the Budget for the period ending 30 September 2016 and for the purposes of this Agreement.

8.                                      INDEMNITIES AND POST COMPLETION UNDERTAKINGS

8.1                               Subject always to the provisions of Schedule 6 and clause 8.2, each Founder, jointly and severally, undertakes from Completion to indemnify, and to keep indemnified, the Buyer on demand against all Losses which the Buyer or any member of the Buyer’s Group suffers or incurs:

8.1.1                     subject to clause 8.11, as a result of any claim brought by a third party (including any member of the Buyer’s Group other than the Buyer) or action by any Authority alleging that any product sold or manufactured and distributed by a Group Company prior to the Completion Date was faulty, defective or unsafe, did not comply with applicable Laws or did not comply with any warranties or representations expressly or impliedly made by a Group Company in respect of such product or was falsely or fraudulently advertised by a Group Company;

8.1.2                     resulting from any claim by an Employee or Former Employee of any Group Company that, or in respect of, any holiday pay paid to such employee prior to the Completion Date was incorrectly calculated by not including a payment in respect of overtime, commission or bonuses where such payments are found by a court or tribunal to have constituted part of the Employee or Former Employee’s normal remuneration;

8.1.3                     in connection with a decision by the liquidators of William Ransom & Sons Holdings plc and/or the liquidators of Witham Contract Manufacturing Limited to challenge the validity of the transfer of the entire issued share capital of OCH by William Ransom & Sons Holdings plc to DOGL; and

8.1.4                     resulting from the failure by NMK AGRO Industries (PVT) Ltd. prior to 31 December 2015 to either, replace the Defective Oil Amount with an amount of non-defective coconut oil equal to the Defective Oil Amount or pay to the relevant Group Company cash compensation in respect of the Defective Oil Amount in an amount agreed by the Buyer (acting reasonably).

8.2                               In relation to any claim under clause 8.1.1 where the Buyer and/or the Group may have a right of recovery under any relevant insurance policy (the “Policy”), the Buyer shall (and shall procure that the Group shall) subject to being indemnified by the Founders for its proper and reasonable costs, take reasonable steps to enforce recovery in respect of such claim under the relevant Policy prior to taking any action against Founders (other than notifying the Founders of any claim).  If and to the extent that insurers have not accepted such claim within 90 days of notification of such claim under the relevant Policy, then the Buyer shall be entitled to enforce any rights that it may have against the Founders under this Agreement in respect of such unrecovered amounts.

8.3                               Any payment required to be made by a Founder pursuant to clause 8.1 shall be:

8.3.1                     paid in cash in accordance with clause 13.3 or at the Buyer’s option, set off against the Completion Loan Notes in accordance with clause 23 of this Agreement; and

8.3.2                     to the fullest extent possible at Law, be deemed to be a reduction in the Consideration.

8.4                               The Founders undertake, for so long as they are an employee or officer of a Group Company, to the extent that their powers as an employee of officer or a Group Company lawfully permit, to procure:

8.4.1                     the delivery to the Buyer within 5 Business Days of the end of each financial year of the Group Companies, a backup copy in electronic form of the Sage accounting system records of each Group Company with such backup carried out as close to the end of the relevant financial year as practicable (and in any event within 5 Business Days of the end of the relevant financial year); and

8.4.2                     from Completion, provide the Buyer and its advisers with such information relating to the Group as it shall request from time to time as soon as reasonably practicable.

8.5                               The Buyer undertakes that:

8.5.1                     during the Rollover Period (whether or not either Founder remains an employee or director of a Group Company during the Rollover Period), the Buyer shall procure that Peter Aldis or Dipak Golechha (or any other director of the Board from time to time or such other person as is notified to the Founders by the Buyer in writing for the purposes of this clause 8.5.1) provides to the Founders (on the condition that it shall be kept confidential and not disclosed to any other person other than the Founders’ professional advisers) such information relating to the financial affairs of the Group

Companies (and the Founders shall have the right to take copies of such information in paper or electronic form at the Founders’ cost) as the Founders may reasonably request in connection with the review by the Founders of the Group Companies’ financial affairs for any financial period ending on or prior to 30 September 2018 for the purposes of evaluating the performance of the Group Companies during such period which may be disclosed by the Founders to their professional advisers;

8.5.2                     during the seven years following Completion (whether or not either Founder remains an employee or director of a Group Company during the Rollover Period), the Buyer shall procure that Peter Aldis or Dipak Golechha (or any other director of the Board from time to time or such other person as is notified to the Founders by the Buyer in writing for the purposes of this clause 8.5.2) provides to the Founders (on the condition that it shall be kept confidential and not disclosed to any other person other than the Founders’ professional advisers) such information relating to the affairs of the Group Companies (and the Founders shall have the right to take copies of such information in paper or electronic form at the Founders’ cost) as the Founders may reasonably request in connection with a Relevant Claim or in order to comply with any legal, accounting, Tax, or requirement of any Authority which may be disclosed by the Founders to their professional advisers; and

8.5.3                     if, following Completion, the Buyer, the Group Companies or any other member of the Buyer’s Group wishes to dispose of or destroy any such books, accounts, documents and other information, records and data (in whatever form they may exist) comprising information referred to in clauses 8.5.1 and 8.5.2, the Buyer, the Group Companies or the relevant member(s) of the Buyer’s Group shall not dispose of or destroy any such books, accounts, documents and other information, records and data (in whatever form they may exist) without first making them available, for a reasonable time, for copy by the Founders or delivery to the Founders (in each case, at the Founders’ cost).

8.6                               Neither of the Founders will, and will procure that his spouse will not, at any time following the date of this Agreement ask the trustees of the EBT to exercise their discretion to forgive or waive any, or any amount of, the Loans without first notifying the Buyer in writing.

8.7                               The Founders acknowledge and agree that following Completion, all management accounts and audited accounts of the Group Companies shall be prepared at the direction of the Buyer and approved by the Board.

8.8                               The Founders and the Buyer acknowledge and agree that:

8.8.1                     the Budget for each financial year following Completion ending on 30 September 2016, 30 September 2017 and 30 September 2018 shall be prepared:

(a)                                 for so long as each remains an employee or officer of a Group Company, by the Founders; and

(b)                                 after the date that each of the Founders ceases to be an employee or officer of a Group Company, by such person(s) determined by the Board,

and submitted for consideration and approval by the Board pursuant to clause 8.8.2 prior to the end of the previous financial year; and

8.8.2                     if, prior to the end of any financial year (the “Current Year”), the Budget submitted by the Founders for the following financial year (the “Following Year”) is not approved by the Board then, for so long as a Founder remains an employee or officer of a Group Company, the Budget for the Current Year (or the last year in which the Budget was approved by the Board) shall be deemed to be the Budget for the Following Year.

8.9                               The Founders and the Buyer agree that the Budget, as approved from time to time in accordance with clause 8.8, shall not be amended prior to the adoption of the Budget for the Following Year unless the Board and, for so long as a Founder or Founders remain an employee or officer of a Group Company, the Founder(s) consent in writing to such amendments.

8.10                        The Buyer shall act in good faith to reasonably assist the Sellers with the growth and continued development of each of the Group Companies provided that neither this clause 8.10 nor anything in Schedule 7 to this Agreement shall require any member of the Buyer’s Group to waive, vary or compromise any rights it has against any other party pursuant to this Agreement or pursuant to the Contractual Documents.

8.11                        The Buyer may not bring any claim against either Founder pursuant to clause 8.1.1 in respect of (i) a matter Disclosed in the Disclosure Letter or (ii) any similar claim brought by another person or persons in connection with the same or similar matter as is Disclosed in the Disclosure Letter.

8.12                        If, following the submission of the application for relief from UK stamp duties by DOL referred to in clause 4.10, HMRC determines that the transfers of the DOGL Shares from the Founders to DOL pursuant to the DOGL SPA do not qualify for relief under section 77 Finance Act 1986, from UK stamp duties then the Buyer shall, provided that Completion has occurred, procure that DOL shall forthwith (and in any event within 5 Business Days of DOL receiving such determination in writing from HMRC) pay the stamp duty payable in respect of such transfers.

8.13                        The Buyer undertakes to promptly (and in any event the timeframe required at Law) pay all stamp duty payable in respect of the transfer of the Rollover Shares pursuant to the exercise of (i) all Put Options or (ii) all Call Options (as defined in the Articles of Association of the Buyer).

9.                                      BUYER AND GUARANTOR WARRANTIES AND COVENANTS

9.1                               Each of the Buyer and the Guarantor severally warrant to the Sellers in the following terms as at the date of this Agreement and as at the Completion Date:

9.1.1                     it has all necessary power and authority to enter into and perform its obligations under this Agreement and all agreements to be entered into by it pursuant to this Agreement;

9.1.2                     this Agreement, and all agreements to be entered into by it pursuant to this Agreement, constitutes (or will when executed constitute) binding and enforceable obligations on it in accordance with their respective terms;

9.1.3                     the entering into and performance by it of its obligations under this Agreement and all agreements to be entered into by it pursuant to this Agreement:

(a)                                 will not result in a breach of, or constitute a default under, any agreement under which it enjoys rights or by which it is bound; or

(b)                                 will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which it is party or by which it is bound;

9.1.4                     all or any consents, permissions, approvals and agreements of third parties which are necessary for it to obtain in order to enter into and perform this Agreement and all agreements to be entered into by it pursuant to this Agreement in accordance with their respective terms have been unconditionally obtained in writing; and

9.1.5                     no Insolvency Proceedings have commenced in relation to it.

9.2                              Each of the warranties in clause 9.1 shall be interpreted as separate and independent so that, save as expressly provided, each such warranty shall not be limited by reference to any other such warranty.

9.3                              Without prejudice to the provisions of clauses 7 and 31, the Buyer acknowledges and agrees that except as otherwise expressly provided in this Agreement or any Contractual Document, the Sellers make no warranty or other representation whatsoever as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion provided to the Buyer or any of its officers, employees, agents or advisers whether by the Sellers or any other person on or prior to the Completion Date, whether orally or in any document (including in the Disclosure Letter and the Supplemental Disclosure Letter).

9.4                              The Buyer warrants that it does not have actual knowledge of any fact, matter or circumstance which it knows would or could reasonably be considered to give rise to a breach by the Founders of the Warranties or the Fundamental Warranties.  For the purposes of this clause 9.4, the Buyer shall be deemed to only have knowledge of any fact, matter or circumstance which, as at the date of this Agreement, is actually known to Peter Aldis, Chris Keen, Dipak Golechha and Roger Craddock.

10.                               GUARANTOR

10.1                        The Guarantor irrevocably and unconditionally:

10.1.1              guarantees to each Seller the due and punctual performance by the Buyer of all Guaranteed Obligations;

10.1.2              undertakes with each Seller that (in each case as if it were the principal obligor):

(a)                                 if the Buyer is at any time liable to pay the Consideration in accordance with clause 3.2 and, subject to its rights of set off and withholding pursuant to clause 23, the Buyer has failed to discharge its obligations under clause 3.2, the Guarantor shall;

(i)                                     pay to the Sellers on demand a sum equal to the Cash Payment, the Interest Payment and the Part 12 Estimated Corporation Tax Saving;

(ii)                                  issue on demand the Sellers with such loan notes pursuant to a form of loan note instrument similar in all material respects with the form of the Completion Loan Note Instrument in an aggregate amount equal to the amount of Completion Loan Notes; and

(iii)                               issue on demand the Sellers with shares similar in all material respects with the Rollover Shares and/or Class C Shares (as applicable) in an aggregate nominal amount equal to the aggregate nominal amount of the Rollover Shares and/or Class C Shares (as applicable);

(b)                                 subject to the Buyer’s rights of set off and withholding pursuant to clause 23, whenever the Buyer does not pay any amount, other than the amounts described in clause 10.1.2(a), when due under or in connection with the Guaranteed Obligations, the Guarantor shall on demand pay that amount as if the Guarantor was the principal obligor; and

(c)                                  whenever the Buyer fails to perform any other Guaranteed Obligation, the Guarantor shall on demand perform (or procure the performance of) and satisfy (or procure the satisfaction of) that Guaranteed Obligation.

10.2                        The Guarantor irrevocably and unconditionally agrees, as an independent and primary obligation, to indemnify (and keep indemnified) the Sellers on demand against any Loss, incurred or suffered by the Sellers as a result of any Guaranteed Obligation being or becoming void, voidable, invalid, illegal or unenforceable for any reason whatsoever.  The amount of the Loss, shall not exceed the amount which the Sellers would otherwise have been entitled to receive from the Buyer.

10.3                        The guarantee under this clause 10 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Buyer under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

10.4                        If any discharge, release or arrangement (whether in respect of the obligations of the Buyer or any security for those obligations or otherwise) is made by any Seller in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this clause 10 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

10.5                        The obligations of the Guarantor under this clause 10 will not be affected by an act, omission, matter or thing which, but for this clause 10, would reduce, release or prejudice any of its obligations under this clause 10 (without limitation and whether or not known to it or any Seller) including:

10.5.1              any time, waiver or consent granted to, or composition with, the Buyer or other person;

10.5.2              the release of the Buyer or any other person under the terms of any composition or arrangement with any creditor of any member of the Buyer’s Group;

10.5.3              the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Buyer or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

10.5.4              any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Buyer or any other person;

10.5.5              any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of this Agreement or any other document or security;

10.5.6              any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document or security; or

10.5.7              any Insolvency Proceedings.

10.6                        The Guarantor waives any right it may have of first requiring any Seller (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this clause 10.  This waiver applies irrespective of any Law or any provision of this Agreement to the contrary.

10.7                        Until all amounts which may be or become payable by the Buyer under or in connection with this Agreement have been irrevocably paid in full:

10.7.1              each Seller may refrain from applying or enforcing any other moneys, security or rights held or received by that Seller (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same;

10.7.2              each Seller may hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this clause 10;

10.7.3              the Guarantor will not exercise any rights which it may have by reason of performance by it of the Guaranteed Obligations or by reason of any amount being payable, or liability arising, under this clause 10 to be indemnified by the Buyer, or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Buyer in respect of the Guaranteed Obligations or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Obligations by the Sellers; and

10.7.4              the Guarantor will not claim from the Buyer any sums which may be owing to it from the Buyer or have the benefit of any set off or counter claim or proof against, or dividend, composition or payment by, the Buyer.

10.8                        The Guarantor undertakes to hold any security taken from the Buyer, in connection with this guarantee in trust for the Sellers pending discharge in full of all of the Guarantors’ obligations under this clause 10.

10.9                        The guarantee under this clause 10 is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Seller.

10.10                 If any deduction or withholding is required by Law to be made from any payment by the Guarantor pursuant to this Agreement or any such payment is subject to Tax in the hands of the Sellers (other than Tax in the hands of the Sellers on receipt of the Consideration), the Guarantor shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the relevant Seller(s) (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred.

11.                               PROTECTION OF THE INTERESTS OF THE BUYER

11.1                        The Sellers acknowledge that the Buyer is buying the Shares in accordance with the terms of this Agreement and that the Buyer is therefore entitled to protect the goodwill of each Group Company.  Accordingly (but subject to clause 11.2), each Seller, severally agrees that he shall not, directly or indirectly, alone or jointly with any other person (including a family member), and whether as employee, shareholder, partner, director, principal, consultant or agent or in any other capacity, at any time during, in respect of the Founders, Stephen Price and Michael Lightowlers, the period starting on (and including) the Completion Date and ending on (and including) 30 September 2020, and, in respect of Anthony Davis and Gary Williams, the period starting on (and including) the Completion Date and ending on (and including) 30 September 2019:

11.1.1              within the Restricted Area carry on, be engaged, employed, concerned in, or knowingly assist any business which competes or seeks to compete with the Restricted Business;

11.1.2              within the Restricted Area carry on, be engaged, employed, concerned in, or knowingly assist any business which is interested in the production, harvest distribution or sale of honey;

11.1.3              so as to compete with any Group Company, accept orders from, act for or have any business dealings with any Restricted Customer;

11.1.4              so as to compete with any Group Company, solicit business from or canvas any Restricted Customer;

11.1.5              solicit or induce or endeavour to solicit or induce any Restricted Supplier to cease to deal with any Group Company or to restrict or to adversely vary the terms of supply to a Group Company or knowingly interfere in any way with any relationship between a Restricted Supplier and any Group Company;

11.1.6              solicit or induce or endeavour to solicit or induce any Senior Employee to cease working for or providing services to any Group Company, whether or not such person would thereby commit a breach of contract;

11.1.7              employ or otherwise engage any Senior Employee in any business if that business is or seeks to be in competition with the Restricted Business; or

11.1.8              do or say anything which will, or would reasonably be expected to, damage the goodwill of the Group, any Group Company or any member of the Buyer’s Group or the Carlyle Funds.

11.2                        Nothing in clause 11.1 shall prohibit any Seller from:

11.2.1              holding any interest in any securities listed or dealt in on any market of a recognised investment exchange (as defined in section 285 Financial Services and Markets Act 2000) if that Seller is interested in securities which amount to less than 5% of the issued securities of that class, and which in all circumstances carry less than 5% of the voting rights (if any) attaching to the issued securities of that class;

11.2.2              doing anything with the Buyer’s or any member of the Buyer’s Group’s prior consent or at the direction of the Buyer or any member of the Buyer’s Group;

11.2.3              performing his obligations as an employee of any Group Company or any other member of the Buyer’s Group; or

11.2.4              employing any person whose employment, arrangement or engagement with any Group Company has been terminated after Completion by the Group Company employing such person or who responds to a general recruitment advertisement for staff provided that such termination or response was not induced directly by that Seller.

11.3                        Each Seller shall not disclose or use any Confidential Information or trade secrets relating to any Group Company.  This clause 11.3 shall not prohibit disclosure by such Seller:

11.3.1              if and to the extent required by the Laws of any relevant jurisdiction or requested by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction;

11.3.2              if and to the extent required for the Sellers to carry out their duties under their respective employment contracts;

11.3.3              of any Confidential Information or trade secrets relating to a Group Company to the professional advisers of any Seller;

11.3.4              of any Confidential Information or trade secret relating to a Group Company which is or becomes part of the public domain without breach of this clause 11.3; or

11.3.5              of any information which may be disclosed pursuant to clauses 18 or 19.

11.4                        Without prejudice to any other remedy which may be available to the Buyer, the parties agree that the Buyer may be entitled to seek injunctive or other equitable relief in relation to any breach of clauses 11.1 and/or 11.3, it being acknowledged by the Sellers that an award of damages might not be an adequate remedy in the event of such a breach.

11.5                        While the restrictions in this clause 11.1 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any provision of this clause 11.1 is found by any court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the goodwill of any Group Company but would be adjudged reasonable if any part of the wording of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.

11.6                        Each of the obligations assumed by the Sellers in clause 11.1 is separate and severable and shall be construed and be enforceable independently of the others, and is assumed without prejudice to any other obligation of the Sellers implied at Law or in equity.

12.                               PART 12 CORPORATION TAX SAVING PAYMENT

12.1                        The Buyer shall procure the following actions (to the extent such actions are permitted by Law):

12.1.1              DOL shall claim the Part 12 Deduction in its corporation tax return for the accounting period during which Completion falls;

12.1.2              DOL shall utilise the Part 12 Deduction, including, where DOL is unable to use the Part 12 Deduction in full in the accounting period during which Completion falls, by carry back and set off against profits of DOL of any earlier accounting period of such losses or if it is unable to be carried back, by carry forward and set off against profits of DOL of any later accounting period ending prior to the seventh anniversary of Completion of such losses; and

12.1.3              DOL shall not agree with HMRC the amount of the Part 12 Deduction which is used without the prior written consent of the Sellers’ Representatives (such consent not to be unreasonably withheld or delayed).

12.2                        The Buyer shall procure that DOL shall to the extent permitted by Law, (i) use any Relief which has arisen as a result of the Part 12 Deduction in priority to any other Relief available to it (save where such other Relief, or any part of it, would otherwise be permanently lost or where the tax saved by such other Relief would be reduced) to reduce or eliminate any liability to corporation tax and (ii) use reasonable endeavours to maximise the amount and use of any such Relief arising as a result of the Part 12 Deduction to which DOL may become entitled (provided for the avoidance of doubt nothing shall require the Buyer or DOL to do anything outside the ordinary course of its business to maximise such Relief or to do anything which requires an appeal to a tribunal or court).

12.3                        On the tenth Business Day after the later of:

12.3.1              the end of the enquiry period relevant to DOL’s tax return for the accounting period during which the Completion Date falls (as set out in the Finance Act 1998, Sch 18, paragraph 24) or such other relevant accounting period;

12.3.2              where HMRC opens an enquiry into DOL’s tax return for the accounting period during which the Completion Date falls or such other relevant accounting period that is relevant to the amount of corporation tax deductions available by reason of the exercise of the Options, but does not raise any further assessment, the date that enquiry closes (or, if earlier the date on which it closes in respect of the matter relevant to those deductions); and

12.3.3              where HMRC opens an enquiry into DOL’s tax return for the accounting period during which the Completion Date falls or such other relevant accounting period, and makes any amendment which is relevant to the amount of corporation tax deductions available by reason of the exercise of the Options, the date DOL’s corporation tax liability is finally determined,

(the “Part 12 Corporation Tax Saving Finalisation Date”), the Buyer shall give written notice to the Sellers of the amount (if any) by which the Part 12 Estimated Corporation Tax Saving exceeds the Part 12 Actual Corporation Tax Saving (the “Part 12 Corporation Tax Saving Shortfall”) or as the case may be the amount (if any) by which the Part 12 Estimated Corporation Tax Saving is less than the Part 12 Actual Corporation Tax Saving (the “Part 12 Corporation Tax Saving Excess”).

12.4                        For the purposes of clause 12.3, DOL’s liability shall be finally determined on the date the Buyer agrees in writing that liability with HMRC or the date that liability is upheld by a court or tribunal from which no right of appeal exists or any such right of appeal has expired.

12.5                        The Buyer shall, or shall procure that DOL shall, supply to the Sellers copies of any material correspondence with HMRC in relation to the Part 12 Deduction, together with such further details, information and documents as the Sellers may reasonably require for the purpose of verifying the amount of any Part 12 Corporation Tax Saving Shortfall or Part 12 Corporation Tax Saving Excess.

12.6                        In the event that there is a Part 12 Corporation Tax Saving Shortfall, each Seller shall on the date which is ten Business Days after the Part 12 Corporation Tax Saving Finalisation Date, pay to the Buyer, by way of a reduction in the Consideration, an amount equal to the Part 12 Corporation Tax Saving Shortfall in each Seller’s Part 12 Due Proportion and if any Seller does not make such payment by such date, the Founders shall be jointly and severally obliged to pay the shortfall in full.

12.7                        In the event that there is a Part 12 Corporation Tax Saving Excess, the Buyer shall on the date which is ten Business Days after the Part 12 Corporation Tax Saving Finalisation Date, pay to each Seller, by way of additional consideration, an amount equal to the Part 12 Corporation Tax Saving Shortfall in such Seller’s Part 12 Due Proportion (and the Consideration paid to each Seller shall increase accordingly).

13.                               PAYMENTS

13.1                        All payments to be made to the Sellers under this Agreement shall be made in pounds sterling by telegraphic transfer of immediately available funds to the Founders’ Solicitors (who are irrevocably authorised by each Seller to receive the same and whose receipt shall be an absolute discharge to the Buyer of its obligation to pay the sum in question to each such Seller).  The Buyer shall not be concerned with the distribution of any monies so paid or be answerable for the loss or misapplication of such monies.

13.2                        Any payment to be made under this Agreement by the Buyer shall be made free and clear of all deductions, withholdings, counterclaims or set-offs of any kind whatsoever, except those to be made by the Buyer by Law or as expressly provided for in clause 23.

13.3                        All payments to be made to the Buyer under this Agreement shall be made in pounds sterling by telegraphic transfer of immediately available funds to such account as the Buyer may nominate by notice to the Sellers’ Representatives in respect of a specific payment.

14.                               LIMITATIONS ON THE SELLERS’ LIABILITY

14.1                        The Sellers’ liability under this Agreement shall be limited in accordance with the provisions of Schedule 6.

14.2                        The parties agree for the purpose of any claim under this Agreement that Losses incurred by any member of the Buyer’s Group shall be determined on the basis that the Buyer’s direct parent company owns the entire issued share capital of the Buyer.

15.                               TERMINATION

15.1                        If before Completion the Buyer becomes aware that:

15.1.1              there is a breach of one or more of the Warranties or Fundamental Warranties when given on the date on this Agreement or there would be a breach of one or more of the Warranties or Fundamental Warranties when deemed to be given immediately prior to Completion, by reference to the facts and circumstances then subsisting (and for the avoidance of doubt, without taking into account any matters set out in the Supplemental Disclosure Letter which for the purpose of this clause 15.1.1 only shall not serve to qualify any of the Warranties or Fundamental Warranties but taking into account any matters set out in the Disclosure Letter which for the purposes of this clause 15.1.1 shall qualify the Warranties and the Fundamental Warranties in paragraphs 1 and 2 of Part 1 of Schedule 4 of this Agreement when given or deemed to be given), in each case which would, in the opinion of the Buyer (acting reasonably and in good faith), be reasonably likely to result in Losses incurred by the Buyer exceeding, when aggregated with any other Loss or Losses arising from any other claims for breach of a Warranty or a Fundamental Warranty and claims for breach of any of the provisions of clause 7.13 as described in clause 15.1.2 below, £3.75 million (taking into account only the limitations on liability contained in this clause 15 and paragraphs 4.3.1 and 4.3.3 of Schedule 6); or

15.1.2              a breach of any of the provisions of clause 7.13 or of Schedule 10 by a Founder has occurred and such breach would in the opinion of the Buyer (acting reasonably and in good faith) be reasonably likely to result in the Losses incurred by the Buyer in excess of £3.75 million when aggregated with any other Loss or Losses arising from any other breach of any of the provisions of clause 7.13 and any breach or deemed breach of a Warranty or a Fundamental Warranty as described in clause 15.1.1 above (taking into account only the limitations on liability contained in this clause 15), then the Buyer may at any time prior to Completion notify the Sellers’ Representatives in writing whether the Buyer wishes to:

15.1.3              terminate this Agreement in which case this Agreement shall terminate with immediate effect and the provisions of clause 15.2 shall apply in respect of such termination; or

15.1.4              proceed to Completion in which case Completion shall occur pursuant to clause 6.1.

15.2                        If the Buyer terminates this Agreement pursuant to clause 15.1.3, each party’s further rights and obligations under this Agreement shall cease immediately upon such termination of this Agreement pursuant to clause 15.1.3 except in respect of the provisions of clauses 10, 13, 16 and 18 to 32 (inclusive), together with any other provisions of this Agreement necessary for its interpretation or enforcement which will continue in full force and effect, provided always that such termination does not affect a party’s accrued rights, liabilities and obligations prior to and as at the date of termination and the Buyer shall be deemed to have irrevocably and unconditionally waived any other right, remedy or claim which it might otherwise have against the Founders in respect of the matter or matters giving rise to such termination.

15.3                        Unless the Buyer elects (by notice in writing served on the Sellers’ Representatives) to exercise its right to terminate this Agreement pursuant to and in accordance with clause 15.1.3 the parties shall otherwise proceed to Completion in accordance with the terms of this Agreement and the Buyer shall be deemed to have waived all and any claims which the Buyer may have (or have had) against the Founders for any breach of clause 7.13 and Schedule 10 in respect of any matter or matters in respect of which the Buyer had the right to terminate this Agreement pursuant to clause 15.1.

15.4                        The Buyer shall have no right to rescind or terminate this Agreement prior to Completion for any reason whatsoever (including, without limitation, for breach of Warranty given on the date of this Agreement) except as specified in clauses 4.8, 6.8.3 and 15.1.3.

15.5                        For the avoidance of doubt if the same fact, matter, event or circumstance gives rise to more than one claim for breach giving rise to a right for the Buyer to terminate this Agreement pursuant to clause 15.1 the Buyer shall not be entitled to count such damages or losses more than once in respect of such fact, matter, event or circumstance for the purpose of determining whether such claim will exceed the thresholds specified in clause 15.1.

16.                               FURTHER ASSURANCES

At or after Completion, each party shall, at his or its own cost, promptly execute and deliver all such documents and do or cause to be done all such other things as the other parties may from time to time reasonably require in order to implement and give effect to the provisions of this Agreement (including, in the case of the Sellers, executing all such documents and doing or causing to be done all such other things reasonably required to vest in the Buyer legal title to and the full benefit of the Shares).

17.                               ASSIGNMENT

17.1                        This Agreement shall be binding on and enure for the benefit of the successors of the parties.

17.2                        Except as provided in this clause 17 or as the parties specifically agree in writing, no party shall assign, transfer, charge or otherwise dispose of any rights under this Agreement, at Law or in equity, including by way of declaration of trust, nor grant, declare, create or dispose of any right or interest in it.  Any purported assignment in breach of this clause 17 shall be void and confer no rights on the purported assignee.

17.3                        Subject to clause 17.4, the Buyer may assign the benefit of this Agreement, in whole or in part, to, and it may be enforced by any member of the Buyer’s Group without the consent of any other party to this Agreement provided that in the event of such undertaking ceasing to be a member of the Buyer’s Group this benefit of this Agreement so assigned under this clause 17.3 shall be deemed to be transferred to any other member of the Buyer’s Group immediately before such cessation.  Any such person to whom an assignment is made under this clause 17.3 may itself make an assignment as if it were the Buyer under this clause 17.3.

17.4                        Any assignment made pursuant to this clause 17 shall be on the basis that:

17.4.1              the Sellers may discharge their obligations under this Agreement to the assignor until they receive written notice of the assignment;

17.4.2              the liability of the Sellers to any assignee shall not be greater than their liability to the Buyer; and

17.4.3              the Buyer and the Guarantor will remain liable for any obligations under this Agreement.

18.                               ANNOUNCEMENTS

18.1                        No party may make any press release or other public announcement (including any communication to any customers, suppliers or employees of any of the Group Companies) about this Agreement or the transactions contemplated by it except with the prior written consent of each other party (which shall not be unreasonably withheld or delayed).

18.2                        Clause 18.1 shall not apply to a press release or other public announcement if and to the extent:

18.2.1              such announcement is required by the Laws of any relevant jurisdiction or required by any Authority (including, for the avoidance of doubt, any Tax Authority) or applicable securities exchange in any relevant jurisdiction;

18.2.2              such announcement is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights and benefits under this Agreement to the extent permitted by clause 17; or

18.2.3              such announcement is required, in the Buyer’s sole judgment, in order to comply with any reporting obligation under any existing agreements governing the indebtedness of the Buyer or any member of the Buyer’s Group provided that the Form 8-K relating to this Agreement and the transactions contemplated herein and required to be disclosed, in the Buyer’s sole judgment, in order to comply with applicable regulation of the U.S. Securities and Exchange Commission shall be provided by the Buyer to the Founders and the Founders shall have an opportunity to review and comment on such document prior to its submission (provided that nothing in this clause 18.2.3 shall require the Buyer to take into account any such comments of the Founders), provided that the party required to make such a press release or announcement shall first notify each other party and take such steps as may be permissible at Law and reasonably practicable in the circumstances to consult with each other party before the relevant release or announcement is made, and shall take into account their reasonable comments.

19.                               CONFIDENTIALITY

19.1                        Subject to clause 19.2, each party shall treat the following information as confidential to the extent obtained as a result of or in connection with entering into this Agreement:

19.1.1              details of the provisions of this Agreement, the Contractual Documents and any other agreement or arrangement entered into in connection with this Agreement;

19.1.2              information relating to the negotiations leading to the execution of this Agreement, the Contractual Documents and any other agreement or arrangement entered into in connection with this Agreement;

19.1.3              in the case of the Sellers, any information received or held by any Seller or any of the Sellers’ Representatives which relates to the Buyer’s Group or, following Completion, any of the Group Companies; and

19.1.4              in the case of the Buyer, any information received or held by the Buyer or another member of the Buyer’s Group or any of its respective of its officers, employees, agents or advisers which relates to the Sellers or, prior to Completion, any of the Group Companies,

(together, the “Confidential Information”), provided that each party shall always be permitted to confirm that the transaction effected by this Agreement has taken place without providing any further information.

19.2                        Any party may disclose Confidential Information otherwise required by clause 19.1 to be treated as confidential:

19.2.1              if and to the extent required by the Laws of any relevant jurisdiction;

19.2.2              if and to the extent required by the Laws of any relevant jurisdiction or required by any Authority (including, for the avoidance of doubt, any Tax Authority) or securities exchange in any relevant jurisdiction;

19.2.3              to its or his professional advisers or bankers from time to time;

19.2.4              in the case of the Buyer, to members of the Buyer’s Group, the Carlyle Funds, any general partner, limited partner or manager of, or holder of interests in any Carlyle Fund and to their professional advisers, auditors or bankers in each case from time to time;

19.2.5              if and to the extent the information is or comes into the public domain through no fault of that party;

19.2.6              if and to the extent each other party has given prior written consent to the disclosure;

19.2.7              if and to the extent required for the Sellers to carry out their duties under their respective employment contracts provided that Confidential Information for the purpose of this clause 19.2.7 shall not include information described in clause 19.1.1 or 19.1.2;

19.2.8              if and to the extent required, in the Buyer’s sole judgment, in order to comply with any reporting obligation under any existing agreements governing the indebtedness of the Buyer or any member of the Buyer’s Group provided that the Form 8-K relating to this Agreement and the transactions contemplated herein and required to be disclosed, in the Buyer’s sole judgment, in order to comply with applicable regulation of the U.S. Securities and Exchange Commission shall be provided by the Buyer to the Founders and the Founders shall have an opportunity to review and comment on such document prior to its submission (provided that nothing in this clause 19.2.8 shall require the Buyer to take into account any such comments of the Founders).

19.3                        Each party shall ensure that any person to whom Confidential Information is disclosed pursuant to clause 19.2.3 and, in the case of the Buyer, clause 19.2.4 is made aware of the obligations of confidentiality contained in this clause 19.

20.                               COSTS

20.1                       Except as provided for in the Costs Schedule or in clause 20.2, each party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

20.2                        The Buyer shall, provided that it has received the relevant invoices from Dorsey & Whitney (Europe) LLP and Francis Clark LLP, pay, or procure the payment, to the Founders the following costs and expenses at Completion:

20.2.1              all costs and expenses incurred by the Founders with Dorsey & Whitney (Europe) LLP from (and including) 25 July 2015 in connection with the structuring of the sale of the Shares from the Sellers to the Buyer pursuant to this Agreement and related matters; and

20.2.2              all costs and expenses incurred by the Founders with Francis Clark LLP from (and including) 25 July 2015 in connection with the structuring of the sale of the Shares from the Sellers to the Buyer pursuant to this Agreement and related matters,

(together, the “Original SPA Costs and Expenses”), up to a maximum amount of £40,000 in aggregate in respect of all Original SPA Costs and Expenses (exclusive of VAT and disbursements).

21.                               NOTICES

21.1                        Any notice, consent or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing and in English, addressed as provided in clause 21.2 and signed by or on behalf of the party giving it, and shall be served:

21.1.1              by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address;

21.1.2              if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting;

21.1.3              if from or to any place outside the United Kingdom, by next day air courier, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier;

21.1.4              if from or to any place outside the United Kingdom, by pre-paid airmail, in which case it shall be deemed to have been given five Business Days after the date of posting; or

21.1.5              by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt.

21.2                        Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, subject to clause 21.3:

To the Buyer:

For the attention of: Dipak Golechha and Peter Aldis at the address set out against the Buyer in the recitals to this Agreement with a copy (which shall not constitute notice) to the Buyer’s Solicitors (for the attention of Michael Bond and Linzi Mutter, Latham & Watkins, 99 Bishopsgate, London, EC2M 3XF (michael.bond@lw.com and linzi.mutter@lw.com); and

To the Sellers:

For the attention of each of the Sellers to the address set against his name in the tables in column (A) of Part 1 or Part 2 of Schedule 1 (as applicable) (service of notice not being valid unless such notice is served or deemed served in accordance with clause 21.1) with a copy (which shall not constitute notice) to the Founders’ Solicitors (for the attention of Kate Francis and Daniel Park, Dorsey & Whitney (Europe) LLP, 199 Bishopsgate, London EC2M 3UT (francis.kate@dorsey.com and park.daniel@dorsey.com)).

To the Sellers’ Representatives:

For the attention of: Frederick Whitcomb and Stephen Quinn at the addresses set out against his name set out in column (A) of the table in Part 1 of Schedule 1 with a copy (which shall not constitute notice) to Kate Francis, and Daniel Park, Dorsey & Whitney (Europe) LLP, 199 Bishopsgate, London EC2M 3UT (francis.kate@dorsey.com and park.daniel@dorsey.com)).

To the Guarantor:

For the attention of Roger Craddock as company secretary at the address set out against the Guarantor in the recitals to this Agreement with a copy (which shall not constitute notice) to the Buyer’s Solicitors (for the attention of Michael Bond and Linzi Mutter, Latham & Watkins, 99 Bishopsgate, London, EC2M 3XF (michael.bond@lw.com and linzi.mutter@lw.com).

21.3                        A party may from time to time notify the other parties of any other person (or persons) or address (or addresses) for the receipt of notices or copy notices.  Any such change shall take effect five Business Days after notice of the change is received or deemed to be received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

21.4                        Any notice, consent or other communication given in accordance with clause 21.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

22.                               SELLERS’ REPRESENTATIVE

22.1                        Each Seller hereby appoints each of Frederick Whitcomb and Stephen Quinn to be a Sellers’ Representative, and authorises them to take all such action as this Agreement expressly provides to be taken by the Sellers’ Representatives and to receive such notices as this Agreement expressly provides may be given to the Sellers’ Representative.

22.2                        The Sellers may, provided that they have obtained the prior written consent of the Founders,  at any time appoint a different person to act as a Sellers’ Representative and/or a Sellers’ Representative may elect to act no longer as such and in each such case, the Founders may appoint a replacement Sellers’ Representative and give written notice of such new appointment to the Buyer.

22.3                        Each Seller and the Buyer agrees that in exercising their powers under this Agreement, the Sellers’ Representatives shall be entitled to use their absolute discretion and no Sellers’ Representative shall have any liability to the Buyer, the Guarantor or any Seller in relation to the exercise of such powers except in the case of fraud.

22.4                        Any rights or powers of the Sellers’ Representatives under this Agreement may only be exercised by two of the Sellers’ Representatives acting jointly.

23.                               SET OFF AND WITHHOLDING

23.1                        Subject to clauses 23.7 and 23.8, each Seller acknowledges and agrees that:

23.1.1              the Buyer shall be entitled but shall not be obliged at any time during the period of 13 months commencing on the date of issue of the Completion Loan Notes pursuant to clause 3.2.4, to set off against, thereby reducing the principal amount of Completion Loan Notes in issue to the Founders by redemption, for no cash payment, of such principal amount of Completion Loan Notes, up to an aggregate of £5.5 million of the Completion Loan Notes issued by the Buyer pursuant to clause 3.2.4 any amount in respect of a Relevant Claim against a Founder which has been Settled in favour of the Buyer; and

23.1.2              in respect of a Relevant Claim against a Seller, a purchaser of Rollover Shares that is a member of the Buyer’s Group shall be entitled but shall not be obliged to set off against, by paying such amount of the Rollover Share Proceeds payable to the relevant Seller (or the holder of the Rollover Shares issued to such Seller at the relevant time) to the Buyer instead of to such Seller (or the holder of the Rollover Shares issued to such Seller at the relevant time) as is equal to the amount in respect of the Relevant Claim against such Seller which has been Settled in favour of the Buyer prior to the date that such Seller’s Put Option is exercised by such Seller (or the holder of the Rollover Shares issued to such Seller at the relevant time).

23.2                        Subject to clauses 23.7 and 23.8, each Seller acknowledges and agrees that:

23.2.1              the Buyer shall be entitled but shall not be obliged to withhold against, thereby deferring the redemption of any Completion Loan Notes in issue at the time of such withholding, up to an aggregate of £5.5 million of the Completion Loan Notes issued by the Buyer pursuant to clause 3.2.4 any amount in respect of a Relevant Claim against a Founder arising at any time during the period of 13 months commencing on the date of issue of the Completion Loan Notes pursuant to clause 3.2.4, which, during such 13 month period, is an Outstanding Amount; and

23.2.2              in respect of a Relevant Claim against a Seller, a purchaser of Rollover Shares that is a member of the Buyer’s Group shall be entitled but shall not be obliged to withhold against, by paying an amount of the Rollover Share Proceeds payable to the relevant Seller (or the holder of the Rollover Shares issued to such Seller at the relevant time) as is equal to the amount in respect of the Relevant Claim against such Seller which is an Outstanding Amount prior to the date that such Seller’s Put Option is exercised by such Seller (or the holder of the Rollover Shares issued to such Seller at the relevant time) into an escrow account in the name of the Buyer on terms acceptable to the Buyer, acting reasonably and having regard to the purpose of the account, and to be released to such Seller (or the holder of the Rollover Shares issued to such Seller at the relevant time) and/or the Buyer (as applicable) following the Outstanding Amount being Settled or withdrawal of the Relevant Claim in respect of which cash for the Outstanding Amount has been held in escrow.

23.3                        Within 5 Business Days of an Outstanding Amount being Settled or withdrawal of a Relevant Claim in respect of which an Outstanding Amount has been held in escrow pursuant to clause 23.2.2, the Buyer shall pay, or procure payment, to the relevant Seller (or the holder of the Rollover Shares issued to such Seller at the relevant time) an amount equal to (i) the Outstanding Amount in respect of a Relevant Claim in cash less the amount (if any) of the Outstanding Amount which has become Settled in favour of the Buyer plus (ii) interest calculated on a daily basis on such amount at the interest rate applicable to the escrow account for the period commencing on the date that such Outstanding Amount was paid into escrow pursuant to clause 23.2.2 up to and including the date of payment pursuant to this clause 23.3.

23.4                        Within 5 Business Days of an Outstanding Amount being Settled or withdrawal of a Relevant Claim in respect of which an Outstanding Amount has been withheld pursuant to clause 23.2.1, the Buyer shall pay to the relevant Founder an amount equal to (i) the Outstanding Amount in respect of a Relevant Claim in (a) cash or (b) provided that such Outstanding Amount which has been Settled or the Relevant Claim in respect of such Outstanding Amount has been withdrawn prior to the date of redemption of the Completion Loan Notes, Completion Loan Notes (in each case at such Seller’s or Sellers’ absolute discretion) less the amount (if any) of the Outstanding Amount which has become Settled in favour of the Buyer plus (ii) interest calculated on a daily basis on such amount at the interest rate applicable to the Completion Loan Notes for the period commencing on the date on which all of the Completion Loan Notes have been redeemed up to and including the date on which payment is made pursuant to this clause 23.4.

23.5                       The provisions of this clause 23 will not prejudice the right of the Buyer to recover the excess of any loss or damages in relation to a Relevant Claim to the extent not recovered by it out of the right of set off pursuant to clause 23.1.

23.6                       For the avoidance of doubt, (i) the rights of set-off and withholding pursuant to this clause 23 in respect of a Relevant Claim against a Seller may only be exercised in respect of the Completion Loan Notes or Rollover Shares (as relevant) issued to such Seller and may not be exercised against the Completion Loan Notes or Rollover Shares (as relevant) of any other Seller for such Relevant Claim; and (ii) the maximum amount of Completion Loan Notes in respect of which the Buyer’s rights of set off and withholding may be exercised is £5.5 million in aggregate.

23.7                       The Buyer or a purchaser of Rollover Shares that is a member of the Buyer’s Group shall not be entitled to exercise a right of set-off or withholding under clauses 23.1 and/or 23.2 until a period of 14 days from the date on which a Relevant Claim has been Settled or an Outstanding Amount in respect of a Relevant Claim has been determined, as applicable.

23.8                        During the 14 day period described in clause 23.7, a Seller may elect (but shall not be obliged) to:

23.8.1              pay the Buyer in cash (in accordance with clause 13.3) an amount equal to the amount due in respect of a Relevant Claim which has been Settled and from such time as that Seller has made such payment (in accordance with clause 13.3), the Buyer or the purchaser of Rollover Shares that is a member of the Buyer’s Group (as relevant) shall not have any rights under clause 23.1 in respect of the amount due in relation to such Relevant Claim which has been Settled; or

23.8.2              pay the Outstanding Amount determined in respect of a Relevant Claim in full in cash into an escrow account in the name of the Buyer on terms acceptable to the Buyer, acting reasonably and having regard to the purpose of the account, and to be released to the Seller(s) and/or the Buyer (as applicable) following the Outstanding Amount being Settled or withdrawal of the Relevant Claim in respect of which cash for the Outstanding Amount has been held in escrow, and from such time as the relevant Seller(s) has or have made such payment into such an account, the Buyer or the purchaser of Rollover Shares that is a member of the Buyer’s Group (as relevant) shall not have any rights under clause 23.2 (or any subsequent rights under clause 23.1) in respect of the Outstanding Amount determined in respect of such Relevant Claim.

24.                               THIRD PARTY RIGHTS

24.1                        Each Group Company and the directors, officers, employees and agents of each Group Company may rely upon and enforce the terms of clause 7.12 by reason of the Contracts (Rights of Third Parties) Act 1999.

24.2                        A purchaser of Rollover Shares that is a member of the Buyer’s Group may rely upon and enforce the terms of clauses 23.1.2 and 23.2.2 (but subject always to clauses 23.7 and 23.8) by reason of the Contracts (Rights of Third Parties) Act 1999.

24.3                        Notwithstanding any other provision of this Agreement, the Sellers and the Buyer may by agreement in writing rescind or vary any of the provisions of this Agreement without the consent of any third party, and accordingly section 2(1) Contracts (Rights of Third Parties) Act 1999 shall not apply.

24.4                        Except as provided in clause 24.1 and 24.2, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement.  This clause 24.4 shall not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999.

25.                               LIABILITY

25.1                        Unless expressly provided otherwise in this Agreement, all representations, warranties, undertakings, covenants, agreements, indemnities, liabilities and obligations made, given or entered into in this Agreement by:

25.1.1              the Founders are made, given or entered into jointly and severally; and

25.1.2              the Management Sellers are made, given or entered into severally by each Management Seller.

26.                               WAIVER AND VARIATION

26.1                        In no event will any delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by Law, whether by conduct or otherwise, be deemed to be or be construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

26.2                        A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

26.3                        No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement.  Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

27.                               SEVERANCE

27.1                        If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

27.2                        If any provision of this Agreement is so found to be illegal, invalid or unenforceable, but would be legal, valid or enforceable if some part of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletion(s), restriction(s) or limitation(s) (as closely as possible giving effect to the intention of the parties under this Agreement) as may be necessary to make it valid.

28.                               CUMULATIVE RIGHTS

The rights, powers, privileges and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights, powers, privileges or remedies provided by Law.

29.                               NO MERGER

The provisions of this Agreement shall remain in full force and effect notwithstanding Completion and, except as otherwise expressly provided in this Agreement, without limit in time.

30.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument, and shall not be effective until each of the parties has executed at least one counterpart.

31.                               ENTIRE AGREEMENT

31.1                        This Agreement, and the Contractual Documents constitute the entire agreement and understanding of the parties relating to the subject matter of this Agreement and the Contractual Documents and supersede and extinguish any previous agreement or understanding between the parties (or any of them) in relation to such subject matter.

31.2                        Each of the parties acknowledges and agrees that in entering into this Agreement, it has not relied on any statement, representation, warranty, understanding, undertaking, promise, assurance of any person (whether party to any Contractual Document or not) or arrangement of any nature whatsoever, whether or not it writing, which is not expressly set out in this Agreement or the Contractual Documents (a “Pre-contractual Statement”).

31.3                        Each party agrees that:

31.3.1              no party to this Agreement shall have any claim or remedy in respect of any Pre-contractual Statement which is not expressly set out in the Contractual Documents;

31.3.2              other than where expressly stated in this Agreement, the sole remedy of a party in respect of: (i) any misrepresentation (if and to the extent that such misrepresentation constitutes a breach of the Warranties or the Fundamental Warranties); or (ii) any other breach of this Agreement, including of the Warranties and the Fundamental Warranties shall be an action for breach of contract under the terms of this Agreement; and

31.3.3              other than where expressly stated in this Agreement (i) no party may rescind this Agreement for any non-fraudulent misrepresentation, whether or not contained in this Agreement and (ii) no party may terminate this Agreement.

31.4                        Nothing in this clause 31 shall limit or exclude any liability for fraud or fraudulent misrepresentation.

31.5                        The parties acknowledge that they have been independently advised or declined the opportunity to be independently advised and having regard to the circumstances and to the other provisions of this Agreement they consider this clause 31 to be fair and reasonable.

31.6                        If during the continuance of this Agreement, there shall be any conflict between the provisions of this Agreement and the Articles of Association of the Buyer then, during such period the provisions of this Agreement shall prevail and the Buyer shall procure that its shareholders shall procure an amendment to the Articles of Association of the Buyer to remove such conflict.

32.                               APPLICABLE LAW AND JURISDICTION

32.1                        The validity, construction and performance of this Agreement (and any claim, dispute or matter arising under or in connection with it or its enforceability) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the law of England and Wales.

32.2                        Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement (including non-contractual disputes or claims) and waives any objection to Proceedings being brought in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inconvenient forum.  Each party further irrevocably agrees that a judgment in any

Proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

32.3                        Nothing in this Agreement shall affect the right to serve process in any manner permitted by Law.

THIS AGREEMENT has been executed as a deed by or on behalf of the parties on the date at the top of page 1.

SCHEDULE 1
SELLERS’ SHAREHOLDINGS AND ENTITLEMENTS

PART 1 — FOUNDERS

(A) Name and address of Founder	(B1) Number of Shares held by the Founders as at the date of this Agreement	(B2) Number of Shares held by the Founders as at Completion	(C) Cash Payment payable	(D) Part 12 Estimated Corporation Tax Saving payable	(E) Number of fully paid up Rollover Shares and Class C Shares to be allotted and issued	(F) Principal amount of Completion Loan Notes to be issued	(G) Part 12 Due Proportion	(H) Interest Payment Due Proportion

[ ]	50,000 DOL A Ordinary Shares	82,100 DOL A Ordinary Shares	£14,290,952	£701,760	186,045 Rollover Shares and 50,000 Class C Shares	£10,000,000	43.86%	45.3621%

[ ]	50,000 DOL A Ordinary Shares	82,100 DOL A Ordinary Shares	£14,290,952	£701,760	186,045 Rollover Shares and 50,000 Class C Shares	£10,000,000	43.86%	45.3621%

TOTAL	100,000 DOL A Ordinary Shares	164,200 DOL A Ordinary Shares	£28,581,904	£1,403,520	372,090 Rollover Shares and 100,000 Class C Shares	£20,000,000	87.72%	90.7242%

PART 2 - MANAGEMENT SELLERS

(A) Name and address of Management Seller	(B) Number of Shares held by the Management Seller following exercise of the Options	(C) Cash Payment payable	(D) Part 12 Estimated Corporation Tax Saving payable	(E) Number of fully paid up Rollover Shares to be allotted and issued	(F) Principal amount of Completion Loan Notes to be issued	(G) Part 12 Due Proportion	(H) Interest Payment Due Proportion	(I) Options Exercise Price

[ ]	10,000 DOL B Ordinary Shares	£2,951,797	£140,320	22,391	£0	8.77%	5.6117%	£10,000

[ ]	1,000 DOL C Ordinary Shares	£400,180	£14,080	1,643	£0	0.88%	0.7518%	£1,000

[ ]	1,000 DOL C Ordinary Shares	£689,801	£14,080	0	£0	0.88%	1.2774%	£1,000

[ ]	2,000 DOL C Ordinary Shares	£872,868	£28,000	2,876	£0	1.75%	1.6349%	£16,900

TOTAL	10,000 DOL B Ordinary Shares and 4,000 DOL C Ordinary Shares	£4,914,646	£196,480	26,910	£0	12.28%	9.2758%	£28,900

SCHEDULE 2

GROUP COMPANIES

PART 1 — DOL

1.	Name of company:	Dr. Organic Limited

2.	Registered number:	06295606

3.	Previous company names and effective dates of change:	No previous names

4.	Date and place of incorporation:	28/06/2007 England and Wales

5.	Registered Office:	Unit 1, Ground Floor, J Shed Swansea SA1 8PL

6.	Issued share capital:	100,000 Shares, comprising of 100,000 DOL A Ordinary Shares

7.	Registered shareholder(s):	Frederick Francis Whitcomb: 50,000 DOL A Ordinary Shares. Stephen John Quinn: 50,000 DOL A Ordinary Shares.

8.	Directors:	Frederick Francis Whitcomb Stephen John Quinn

9.	Secretary:	Gary Graham Williams

10.	Accounting reference date:	31/12

11.	Auditors:	Dewey Evans Limited

12.	Charges:

1.              A Fixed and Floating Charge over the undertaking and all property

Addressed to Barclays Bank

Date of creation: 24/03/2011

Amount secured: All monies due or to become due from the company to the chargee on any account whatsoever

2.              Guarantee and Debenture over the undertaking and all property

Addressed to Barclays Bank

Date of creation: 12/04/2012

Amount secured: All monies due or to become due from the company, from each of the Optima Consumer Health Limited and/or MC495 limited to the charge on any account whatsoever

PART 2 — DETAILS OF DOGL AND OCH

DOGL

1.	Name of company:	Dr. Organic Group Limited

2.	Registered number:	07887915

3.	Previous company names and effective dates of change:	MC495 Limited

4.	Date and place of incorporation:	20/12/2011 England and Wales

5.	Registered Office:	Unit 1, Ground Floor, J Shed, Swansea SA1 8PL

6.	Issued share capital:	2 DOGL Shares

7.	Registered shareholder(s):	Frederick Francis Whitcomb: 1 DOGL Share Stephen John Quinn: 1 DOGL Share

8.	Directors:	Frederick Francis Whitcomb Stephen John Quinn

9.	Secretary:	None

10.	Accounting reference date:	31/12

11.	Auditors:	Dewey Evans Limited

12.	Charges:

Guarantee and Debenture

Addressed to Barclays Bank Plc

Date of creation: 12/04/2012

Amount secured: All monies due or to become due from the company and from each of Optima Consumer Health Limited and/or Dr. Organic Limited to the chargee on any account whatsoever

Fixed and floating charge over the undertaking and all property and assets present and future

OCH

1.	Name of company:	Optima Consumer Health Limited

2.	Registered number:	07503800

3.	Previous company names and effective dates of change:	NEWINCCO 1080 LIMITED

4.	Date and place of incorporation:	24/01/2011 England and Wales

5.	Registered Office:	Unit 1, J Shed Kings Road Swansea SA1 8PL

6.	Issued share capital:	867,001 ordinary shares of £1 each

7.	Registered shareholder(s):	DOGL: 867,001 ordinary shares of £1 each

8.	Directors:	Stephen John Quinn Frederick Francis Whitcomb

9.	Secretary:	Frederick Francis Whitcomb

10.	Accounting reference date:	31/12

11.	Auditors:	Dewey Evans Limited

12.	Charges:

1.              Guarantee and debenture

Addressed to Barclays Bank

Date of creation: 12/04/12

Amount secured: All monies due or to become due from the company and from each of Dr. Organic Limited and/or MC495 Limited to the charge on any account whatsoever

2.              Fixed and floating charge

Addressed to Barclays Bank

Date of creation: 12/04/12

Amount secured: All monies due or to become due from the company to the charge on any account whatsoever

SCHEDULE 3
SELLERS’ COMPLETION DELIVERABLES

At Completion, the Sellers or the Founders (as applicable) shall deliver or make available to the Buyer the following:

1.                                      transfers (in the agreed form) of the Shares in favour of the Buyer signed by each Seller;

2.                                      the share certificates representing the Shares (or an indemnity in the agreed form in the case of any missing certificates);

3.                                      the Supplemental Disclosure Letter signed by or on behalf of each Founder;

4.                                      Put Agreements signed by or on behalf of each of the Sellers;

5.                                      a pre-registration power of attorney in favour of the Buyer in the agreed form signed by each of the Sellers;

6.                                      the statutory books of the Group Companies (duly written up to date as at immediately prior to Completion), their common seal (if any), certificate of incorporation (and any certificate of incorporation on change of name);

7.                                      signed DOGL Acquisition Documents;

8.                                      a pre-registration power of attorney in favour of the directors of DOL in the agreed form signed by the Sellers in respect of the DOGL Shares;

9.                                      the Budget initialled by or on behalf of the Founders;

10.                               the Barclays Consent Letter signed by Barclays Bank plc;

11.                               a copy of the Barclays Deed of Release signed by Barclays Bank plc;

12.                               Gary Williams’ Resignation Letter signed by Gary Williams;

13.                               the Service Agreement Variations signed by each of the Founders, each Founder’s spouse and each of the Management Sellers (other than Gary Williams) and Matthew Harvey, all in the agreed form;

14.                               a backup copy in electronic form of the Sage accounting system records of each Group Company (with such backup carried out within the 5 Business Day period prior to the Completion Date);

15.                               a copy of the minutes of a board meeting of each of DOGL and OCH approving (i) the adoption by DOGL and OCH of the NBTY Governance Principles, (ii) the change of accounting reference date to 30 September and the removal by DOGL and OCH of their current auditors and the appointment of PricewaterhouseCoopers LLP as their new auditors and (iii) the appointment of each of Peter Aldis and Dipak Golechha as directors of each of DOGL and OCH; and

16.                               a copy of the DOL Special Resolution, the DOGL Special Resolution and the OCH Special Resolution.

SCHEDULE 4
WARRANTIES

PART 1 — GENERAL

1.                                      SHARES AND OTHER SECURITIES OF THE GROUP COMPANIES

1.1                               The Shares constitute the entire issued share capital of DOL and are fully paid or credited as fully paid.

1.2                               The issued share capital of DOGL and OCH as set out in Part 2 of Schedule 2 comprises the entire issued share capital of DOGL and OCH.  The shareholders of DOGL and OCH whose names are set out in Part 2 of Schedule 2 are the legal and beneficial owners of the number of shares in DOGL and OCH as is set out against their names and such shares held by them are fully paid or credited as fully paid.

1.3                               No person has the right or has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, convert any security into or otherwise acquire, any shares, debentures or other securities of any Group Company, including pursuant to an option or warrant.

1.4                               There is no Encumbrance over any issued or unissued shares or other unissued securities in the capital of any Group Company, there is no subsisting agreement to create any such Encumbrance and no person has claimed to be entitled to any such Encumbrance.

1.5                               The particulars of the Group set out in Schedule 2 are correct.

1.6                               DOL does not have, and has not at any time had, a subsidiary undertaking other than DOGL and OCH.

2.                                      SUBSIDIARIES AND BRANCHES

2.1                               No Group Company:

2.1.1                     has any interest in or is under a subsisting obligation to acquire any interest in any shares, debentures or other securities of any other body corporate other than another Group Company; or

2.1.2                     is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium.

3.                                      COMMISSION

No person is entitled to receive from any Group Company any finder’s fee or brokerage or other commission in connection with this Agreement or the sale of the Shares to the Buyer other than those set out in the Costs Schedule.

4.                                      INSOLVENCY

4.1                               No Group Company:

4.1.1                     is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986; or

4.1.2                     has stopped paying its debts as they fall due.

4.2                               Insolvency Proceedings have not commenced in relation to any Group Company or (if applicable) any part of its assets or undertaking and, so far as the Founders are aware, no step has been taken, or threat has been made, by any person in relation to any Group Company to commence Insolvency Proceedings.

4.3                               No arrangement or compromise has been made by any Group Company with its creditors.

PART 2 — ACCOUNTS, FINANCIAL, BANKING AND CURRENT TRADING

1.                                      THE ACCOUNTS

1.1                               The DOL Accounts:

1.1.1                     give a true and fair view of the state of DOL’s affairs and of its assets and liabilities as at the Accounts Date and DOL’s profits and losses for the financial year ended on the Accounts Date; and

1.1.2                     have been prepared and audited in compliance with the Act and accounting standards generally accepted in the United Kingdom as at the date they were prepared and were prepared on a basis substantially consistent with the accounts of DOL for the previous two financial years.

1.2                               The DOGL Accounts:

1.2.1                     give a true and fair view of the state of DOGL’s and OCH’s affairs and of their assets and liabilities as at the Accounts Date and DOGL’s and OCH’s profits and losses for the financial year ended on the Accounts Date; and

1.2.2                     have been prepared and audited in compliance with the Act and accounting standards generally accepted in the United Kingdom as at the date they were prepared and were prepared on a basis substantially consistent with the accounts of DOGL for the previous two financial years.

1.3                               The Management Accounts:

1.3.1                     have been prepared with reasonable care in a manner which accords with the accounting policies of the Group Companies and on a basis substantially consistent with the standalone management accounts for DOGL, OCH and DOL in respect of the 18 month period ending on the Locked Box Date; and

1.3.2                     having regard to the purpose for which they were prepared, are not misleading in any material respect and do not materially overstate the assets nor materially understate the liabilities and do not materially overstate the profits nor materially understate the losses of Group Companies for the period to which they relate.

1.4                               Since the Locked Box Date:

1.4.1                     the business of each Group Company has been carried on in the ordinary course so as to maintain the business as a going concern;

1.4.2                     no distributions within the meaning of Part 23 of the Act have been declared, paid or made except as provided for in the Locked Box Accounts;

1.4.3                     no share or loan capital of any Group Company has been issued, allotted, redeemed, purchased or repaid by any Group Company and no Group Company has agreed to do the same or has granted any option to any person to require the same;

1.4.4                     no Group Company has borrowed or raised any money or taken any form of financial security, and no capital expenditure has been incurred on any individual item by any Group Company, in excess of £10,000;

1.4.5                     no asset of a value in excess of £10,000 has been, or has been agreed to be, acquired or disposed of on capital account by the Group other than in the ordinary course of business;

1.4.6                     no resolution of any Group Company has been passed (other than ordinary business at annual general meetings);

1.4.7                     no Material Customer or Material Supplier of any Group Company has ceased to deal, or so far as the Founders are aware has indicated an intention to cease to deal or to deal on a smaller scale, with any Group Company, or has changed or so far as the Founders are aware indicated that it wishes to materially change the terms on which it deals with any Group Company;

1.4.8                     no Group Company has disposed of or acquired, or agreed to dispose of or acquire, or is negotiating to dispose of or acquire:

(a)    any business of, or any shares, debentures or other securities in, a body corporate;

(b)    any interest in, any business of or shares, debentures or other securities in, a body corporate; or

(c)     any other asset, or interest in any other asset or has assumed or incurred any material liabilities (whether actual or contingent), other than in the ordinary and proper course of business of the Group Company in question;

1.4.9                     no Group Company has repaid all or part of any debt owed by it in advance of the due date for repayment, or agreed to do so, or has written off or released any debt owing to it (save where such debt is owed by one Group Company to or from another Group Company);

1.4.10              there has been no material change in the policy or procedures by which the Group Companies collect their debts;

1.4.11              the Group Companies have paid their creditors in the ordinary course of business and within the normal period for payment to those creditors;

1.4.12              no agreement or transaction has been entered into by any Group Company except in the ordinary course of carrying on its business and on arm’s length terms;

1.4.13              there has been no abnormal increase or reduction of stock in trade of any Group Company, having regard to the Group Companies’ historic practices;

1.4.14              none of the stock in trade reflected in the Locked Box Accounts has realised an amount less than the value placed on it in the Locked Box Accounts;

1.4.15              none of the Group Companies has sold stock in trade at less than cost price; and

1.4.16              no Group Company’s business has been materially and adversely affected by the termination of, or a material change in the terms of, an agreement or by the loss of a Material Customer or Material Supplier or by an abnormal factor not affecting similar businesses and, so far as the Founders are aware, no fact or circumstance exists which is likely to have a material and adverse effect on a Group Company’s business.

1.5                               The Locked Box Accounts have been prepared with reasonable care and in a manner which accords with the accounting policies of the Group used in preparing the Management Accounts applied on a materially consistent basis, are not misleading in any material respect and do not materially overstate the assets nor materially understate the liabilities and do not materially overstate the profits nor materially understate the losses of Group Companies for the period to which they relate.

1.6                               The Consolidation Schedule has been prepared with reasonable care and in a manner which accords with the accounting policies of the Group used in preparing the Management Accounts applied on a materially consistent basis, is not misleading in any material respect and does not materially overstate the assets nor materially understate the liabilities and does not materially overstate the profits nor materially understate the losses of Group Companies for the period to which it relates.

2.                                      BRANCH, AGENCY OR PLACE OF BUSINESS

No Group Company has any branch, agency or place of business outside the United Kingdom and does not carry on its business under any name other than its corporate name.

3.                                      ACCOUNTING RECORDS

Each Group Company’s accounting records comply with applicable requirements of the Act and do not contain any material inaccuracies or discrepancies.

4.                                      FINANCIAL REPORTING PROCEDURES

Each Group Company has in place procedures which provide for a reasonable basis for its directors to make proper judgements as to its state of affairs, performance and prospects.

5.                                      DIVIDENDS AND DISTRIBUTIONS

All dividends or distributions declared, made or paid by any Group Company have been declared, made or paid in accordance with its articles of association and applicable provisions of the Act.

6.                                      DEBTORS

There are no debts owing to any Group Company (whether or not due for payment) other than trade debts incurred in the ordinary course of business and debts owing by other Group Companies.

7.                                      CREDITORS AND LIABILITIES

7.1                               No Group Company has any outstanding borrowings or indebtedness in the nature of borrowing other than:

7.1.1                     monies owing to another Group Company;

7.1.2                     trade debt incurred in the ordinary course of business; or

7.1.3                     as otherwise disclosed in the DOL Accounts or the DOGL Accounts (as applicable).

7.2                               Details of all loans or other financial facilities outstanding or available to the Group Companies are contained in the Data Room.

7.3                               No written notice has been received by any Group Company to the effect that it is in material default under the terms of any borrowing made by it.

7.4                               No Group Company is:

7.4.1                     liable for the indebtedness of any person other than another Group Company; or

7.4.2                     party to any guarantee or any other obligation to pay, purchase or provide funds for the payment of any indebtedness of any person other than another Group Company.

8.                                      BANK ACCOUNTS

The Data Room contains details of all current, deposit and foreign currency accounts of each Group Company.

9.                                      CUSTOMERS AND SUPPLIERS

9.1                               The Disclosure Letter contains a list of each Material Customer and each Material Supplier.

9.2                               No Material Customer or Material Supplier has expressed an intention to, and as far as the Founders are aware, no Material Customer or Material Supplier is likely to cease to deal with any Group Company, or to deal with any Group Company on a smaller scale or to change the terms on which it deals with any Group Company, in each case as a result of the proposed acquisition of the Shares.

PART 3 — COMPLIANCE AND LITIGATION

1.                                      CONDUCT OF BUSINESS

None of the Group Companies (including each officer, employee and other person acting or performing services for or on behalf of any Group Company during the course of their duties) have materially violated or infringed, nor are any of them currently materially violating or infringing Laws in any part of the world in which any relevant Group Company carries on business.

2.                                      LICENCES, CONSENTS AND REGISTRATIONS

2.1.                            Each Group Company holds (and so far as the Founders are aware has at all relevant times held) all registrations, licences, authorisations and consents necessary to carry on its business in all jurisdictions in which it now carries on any material business, and those registrations, licences, authorisations and consents are all valid and subsisting.

2.2.                            No Group Company is in breach of any of the provisions of any such registration, licence, authorisation or consent as is referred to in the previous paragraph.

2.3.                            So far as the Founders are aware, there are no existing circumstances which might give rise to any such registration, licence, authorisation or consent of any Group Company being revoked, terminated, suspended or modified or which might prejudice its renewal.

2.4.                            No adverse reports have been issued to any Group Company by any Authority within the last three years specifically in respect of the Group Companies’ operations and affairs.

3.                                      COMPETITION LAW

3.1.                            No Group Company is or has been a party to or concerned in any agreement, concerted practice or course of conduct which in whole or in part infringes the competition or Antitrust Laws of any country in which it has assets or carries on or intends to carry on business or where its activities may have an effect.

3.2.                            No Group Company:

3.2.1.                  has given any undertaking or assurance (whether or not legally binding) to; or

3.2.2.                  is subject to any order of or investigation by; or

3.2.3.                  has received any process, notice, request for information or other communication (formal or informal) from,

any court or the European Commission, the EFTA Surveillance Authority, the Office of Fair Trading, the Competition and Markets Authority, the Serious Fraud Office, the Secretary of State for Business, Innovation & Skills (or the former Secretary of State for Business, Enterprise & Regulatory Reform or Secretary of State for Trade & Industry) or any other competition or other authority having jurisdiction in competition or anti-trust matters under any competition or anti-trust legislation in any country in which any Group Company has assets or carries on or intends to carry on business or where its activities may have an effect (each an “Antitrust Authority”).

3.3.                            No such investigation, inquiry or proceedings in relation to any Group Company and as mentioned in paragraph 3.2 has been threatened or is pending and, so far as the Founders are aware, there are no circumstances likely to give rise to any such proceedings, investigations or inquiries.

3.4.                            No adverse reports have been issued by any Antitrust Authority specifically in respect of the Group Companies’ operations and affairs.

3.5.                            No Group Company or any of its directors, officers or employees is or has agreed to become a member of any trade association or entered into any kind of collective agreement, understanding or arrangement with any trade association or member(s) of any such trade association.

3.6.                            The Group has procedures in place:

3.6.1.                  designed to prevent any person who acts on its behalf or is employed by a Group Company from engaging; and

3.6.2.                  to monitor and detect engagement by any person who acts on its behalf or is employed by a Group Company, in any agreement, arrangement, activity, practice or conduct which would constitute an infringement of any Antitrust Laws.

4.                                      DATA PROTECTION

4.1.                            The Group has complied in material respects with Data Protection Legislation and the Group Companies operate appropriate measures and systems in order to prevent unauthorised access to or use of personal data held by the Group Companies.

4.2.                            No written information notice or written enforcement notice or other written correspondence has been received by the Group in the period of three years prior to the date of this Agreement from the Information Commissioner or any other competent authority or industry body alleging non-compliance or requiring compliance with Data Protection Legislation.

4.3.                            There is not, and has not been, any claim or action, and, so far as the Founders are aware, there is no fact or circumstance that is likely to give rise to a claim or action, against any Group Company for material non-compliance with the Data Protection Legislation, either from an Authority or an individual.

4.4.                            The systems used by the Group Companies to store or use personal data are all located inside the European Economic Area and none of the Group Companies is party to an agreement that requires the transfer of personal data to a third party or that requires a third party to transfer personal data to a Group Company.

4.5.                            The Group has disclosed in the Disclosure Letter all of its internal data protection policies and privacy policies.

5.                                      ANTI-BRIBERY AND CORRUPTION

5.1.                            Definitions

In this Part 5, “Anticorruption Laws” means any laws, regulation or orders relating to anti-bribery or anticorruption, which apply to the business and dealings of the Group Companies and the Founders and Management Sellers in any jurisdiction in which the business of a Group Company is carried on including, without limitation, the Bribery Act 2010 and the US Foreign Corrupt Practices Act of 1977.

5.2.                            Each Group Company and their respective officers and employees in the course of their respective duties have complied in all material respects with:

5.2.1.                  all applicable Anticorruption Laws; and

5.2.2.                  the Group’s anti-bribery and corruption policy.

5.3.                            No director, officer or employee of a Group Company nor, as far as the Founders are aware, any consultant or other person who is not a director, officer or employee of a Group Company who performs or has performed services for or on behalf of any Group Company has paid, promise to pay or authorised the payment of any money, or offered, given or promised to give or authorise the giving anything of value to any other person intending to obtain or retain business or an advantage in the conduct of business for any Group Company.

5.4.                            The Group has in place adequate procedures in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent the Group and their Associated Persons (as defined in section 8(1) Bribery Act 2010) from engaging in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or equivalent Legislation in any jurisdiction.

5.5.                            No Group Company has conducted or initiated any internal investigation or made disclosure to any Authority with respect of any alleged act or omission arising under or relating to any non-compliance with any Anticorruption Law.  No Group Company has received in writing any notice, request or citation for any action or potential non-compliance with any of the foregoing of this paragraph.

5.6.                            No officer, director or employee of a Group Company is an officer, employee, official or representative of, or a person acting in an official capacity for or on behalf of, (i) any Authority, (ii) any political party or party official or candidate for political office, or (iii) any company, business or enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing parts (i) or (ii) of this paragraph.

6.                                      BOOKS, RECORDS AND RETURNS

6.1.                            The register of members of each Group Company has been properly kept and contains accurate records of the present members of the relevant Group Company and are in the possession of the relevant Group Company.

6.2.                            The accounting and other statutory books and registers and all other records required to be kept by each Group Company under applicable Law:

6.2.1.                  are in the possession and ownership, under the control of, or held to the order of that Group Company;

6.2.2.                  are up-to-date; and

6.2.3.                  contain complete and accurate details of the matters which should be dealt with in those books, registers and records in accordance with applicable Law.

6.3.                            No written claim has been made that any of the books, registers and records referred to in paragraph 6.2 of this Part 3 is incorrect or should be rectified.

6.4.                            So far as the Founders are aware, all accounts, returns, particulars, resolutions and other documents required by applicable Law to be given or delivered by any Group Company to the registrar of companies or any other governmental, regulatory or other authority of competent jurisdiction have been correctly made up and duly given or delivered on a timely basis.

7.                                      LITIGATION

7.1.                            No Group Company or any of its respective officers, agents, employees or other persons for whom it is vicariously liable or who is otherwise acting on behalf of a Group Company is or has been:

7.1.1.                  engaged in any litigation, arbitration or administrative proceedings or other hearings or proceedings before any Authority including in relation to an infringement of any Antitrust Laws or Anticorruption Laws: or

7.1.2.                  the subject of any investigation, inquiry or enforcement proceedings by any Authority, including in relation to an infringement of any Antitrust Laws or Anticorruption Laws,

and there are no litigation, arbitration or administrative proceedings or other hearings or proceedings before any Authority pending or threatened against any Group Company and so far as the Founders are aware there are no circumstances likely to give rise to any such proceedings, investigations or inquiries.

7.2.                            No Group Company is affected by any existing or pending judgements or rulings and no Group Company has given any undertakings arising from legal proceedings which remain in force to a court, Authority or other third party.

8.                                      PRODUCTS AND COMPLAINTS

8.1.                            The Data Room contains copies of each Group Company’s current standard terms and conditions of sale.

8.2.                            Within the 3 years prior to the date of this Agreement, no Group Company has manufactured, sold or supplied any product which:

8.2.1.                  was or is defective, unsafe or injurious to health;

8.2.2.                  was or is the subject to any voluntary or mandatory recall or product warning;

8.2.3.                  does not comply with all regulations and standards applicable to such products; or

8.2.4.                  does not comply with any warranties or representations made by or on its behalf.

8.3.                            No Group Company has been the subject of any allegation or claim by a third party made in writing, or investigation or action by any Authority, alleging that any Group Product was faulty, defective or unsafe, did not comply with applicable Laws or did not comply with any of the warranties or representations expressly or impliedly made by a Group Company in respect of such product, or was falsely or fraudulently advertised by a Group Company.

8.4.                            Each Group Product has been and is developed, manufactured, labelled, stored, tested, distributed, marketed and/or sold by the Group Companies in accordance with the specifications and standards applicable by Law in the jurisdictions in which such product is sold or supplied.

8.5.                            No Group Company has received any notice in writing that any manufacturer or supplier of a Group Product or supplier of ingredients contained in a Group Product has not maintained or procured all documentation reasonably necessary to satisfy and demonstrate compliance in all material respects with the requirements of any relevant Laws relating to the development, manufacturing, marketing, sale or distribution of such product.

8.6.                            There are no pending nor threatened investigations, proceedings or litigation anywhere in the world seeking a recall in relation to a Group Product, suspension, seizure or discontinuance of any Group Product.

8.7.                            As at the date of this Agreement, each Group Company has a third party organic certification which is not past its date of expiry for each organic ingredient in each product manufactured on behalf of a Group Company or distributed by a Group Company as at the date of this Agreement.

8.8.                            So far as the Founders are aware, for the past 3 years each Group Company has had a third party organic certification in respect of each organic ingredient contained in each product manufactured on behalf of or distributed by the Group which was not past its date of expiry as at the date of manufacture of such product.

9.                                      SANCTIONS

Each Group Company has at all times been and is in material compliance with any applicable export control and economic sanctions laws and regulations of the United States of America,

the United Kingdom, the European Union (or any Member State thereof), the United Nations and each other jurisdiction in which it operates or to which it is subject, including, without limitation, the US Export Administration Regulations, the US International Traffic in Arms Regulations, the US Department of Treasury of Foreign Asset Control’s economic sanctions regulations, sanctions programmes maintained by Her Majesty’s Treasury and any applicable European Union restrictive measure that has been implemented pursuant to any European Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the European Union’s Common Foreign and Security Policy.

PART 4 — CONTRACTS

1.                                      MATERIAL CONTRACTS

1.1                               Lists of each material agreement under which a Group Company enjoys rights or by which a Group Company is bound and which is material in the context of the Group at the date of this Agreement, being those agreements with Material Customers and Material Suppliers (a “Material Contract”) are contained in the Data Room (or, where any such agreement is not in writing, details of that agreement are contained in the Disclosure Letter).

1.2                               To the extent that any Material Contract is not the subject of a signed, written agreement, the arrangements with such customer or supplier are governed by a Group Company’s standard terms and conditions of sale and purchase, which are set out in the Data Room.

1.3                               There has been no material breach by a Group Company of any Material Contract, and the Founders are not aware of any breach by any other party of any Material Contract.

1.4                               No threat or claim of any default has been made by or against any Group Company in relation to any Material Contract, and so far as the Founders are aware there are no existing circumstances which might give rise to any such default which would entitle any such agreement to be terminated or rescinded by any party or allow any party to vary its terms.

1.5                               Save in relation to the collection of debts arising in the ordinary course of business, there are no subsisting disputes between any Group Company and any other person, and the Founders are not aware of any existing circumstances which might give rise to any such a dispute.

1.6                               No Group Company has given or received notice terminating any Material Contract.

1.7                               No Group Company is a party to any agreement which:

1.7.1                     is not in the ordinary course of business or which is not on arm’s length terms;

1.7.2                     cannot be terminated by that Group Company on less than six months’ notice without compensation;

1.7.3                     other than the Joint Venture, involves agency, partnership or other unincorporated association, joint venture, consortium, shareholders or similar arrangements; or

1.7.4                     limits the ability of any Group Company to carry on any business in any part of the world in such a manner as it thinks fit.

1.8                               So far as the Founders are aware, no Group Company is a party to any agreement which:

1.8.1                     imposes minimum supply obligations on any Group Company in respect of any client or purchase obligations on any Group Company in respect of any supplier;

1.8.2                     other than the Material Contracts, involves or is likely to involve expenditure by any Group Company in excess of £100,000 per annum or an aggregate consideration payable by or to a Group Company in excess of £100,000; or

1.8.3                     cannot be readily fulfilled or performed by the relevant Group Company without unusual expenditure of money and effort.

1.9                               No Material Contract may be terminated as a result of the change of control of the Group arising from the sale of the Shares contemplated by this Agreement.

1.10                        No Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium or a party to any other arrangement for sharing income, profits, losses or expenses.

2.                                      POWERS OF ATTORNEY AND AUTHORITIES

Save as disclosed in the Data Room, there are no subsisting powers of attorney given by any Group Company and no other subsisting written authorities by which any person may execute any document, enter into any agreement or do or agree to do anything on behalf of any Group Company other than any authority to employees employed by any Group Company at the date of this Agreement to enter into routine trading contracts in the normal course of their duties.

3.                                      OUTSTANDING OFFERS

No offer or tender which is capable of being converted into an agreement binding on any Group Company, whether by acceptance or other act of some other person or in any other way, is outstanding, except in the ordinary course of business.

4.                                      GUARANTEES AND INDEMNITIES

The Data Room contains complete and accurate details of all outstanding guarantees, indemnities, security agreements, comfort letters or other analogous or similar agreements given by or for the benefit of any Group Company.  No claim has been made under any such outstanding guarantee, indemnity, surety or other analogous or similar agreement given for the benefit of any Group Company and where such guarantee, indemnity, surety or analogous or similar agreement has been given by a Group Company, no Group Company has received notice of any such claim.

5.                                      INSIDER CONTRACTS

5.1                               No Group Company is a party to, nor have the profits or financial position of any Group Company during the period of six years ending on the Accounts Date been affected by, any agreement which is not on arm’s length terms.  No Group Company has transferred any asset to or received any asset from any Seller other than by way of sale for market value or by way of lawfully declared dividend.

5.2                               There are not currently outstanding any contracts, agreements or understandings to which a Group Company is a party and in which any Seller or any of his Connected Persons is interested.  For the purposes of this warranty, a person shall be deemed to be interested in a contract if, were he a director of a Group Company, he would be interested in the contract for the purposes of section 182 of the Act.

5.3                               There are not currently outstanding any contracts, agreements or understandings to which a Seller or any of his Connected Persons, another Seller or an employee or consultant of a Group Company or any of his or her Connected Persons is, directly or indirectly, interested.

PART 5 — ASSETS

1.                                      OWNERSHIP AND POSSESSION OF ASSETS

1.1                               All assets used by any Group Company in the course of its business as carried on at the date of this Agreement (other than any asset held under a finance lease, hire purchase and rental or credit sale agreement) are legally and beneficially owned by that Group Company free from Encumbrances, and no person has claimed to be entitled to an Encumbrance in respect of any such asset.

1.2                               Each Group Company owns or has the right to use each asset necessary for the operation of the business of the relevant Group Company as carried on at the date of this Agreement.

1.3                               All of the tangible assets owned by any Group Company, or which any Group Company has the right to use, are in the possession and ownership or under the control of that Group Company.

1.4                               All plant, machinery, vehicles and equipment owned, possessed or used by any Group Company are in good condition and none is in need of immediate repair.

2.                                      INSURANCE

2.1                               The Disclosure Letter contains a list of all material insurance policies maintained by each Group Company.

2.2                               No material claim is outstanding under any of the policies and, so far as the Founders are aware, no event has occurred which is likely to give rise to any claim under any of these policies and all such insurance policies are in full force and effect.

2.3                               All premiums due on the subsisting insurance policies of each Group Company have been paid and so far as the Founders are aware there are no existing circumstances which are likely to result in an increase in premium or make any policy void or voidable.

3.                                      HIRE PURCHASE AND LEASED ASSETS

Other than the Leases, no Group Company is a party to, or liable under, a lease, hire purchase, credit sale or conditional sale agreement in respect of an asset with a book value in excess of £10,000.

4.                                      STOCK

4.1                               The Group Companies’ level of stock is appropriate having regard to their current and reasonably anticipated level of business.

4.2                               No line of products currently in stock or in the course of production or any material proportion thereof:

4.2.1                     is defective or unsafe or injurious to health;

4.2.2                     does not comply with all regulations and standards applicable to such products; and

4.2.3                     does not comply with any warranties or representations made by or on behalf of a Group Company.

4.3                               The stock of the Group Companies is of satisfactory quality and is capable of being sold in the ordinary course of business in accordance with its current pricelist without discounts, rebate or allowance.

4.4                               The list of ingredients and/or description of content on the label or packaging of each Group Product currently in stock of the Group Companies is accurate and not misleading.

PART 6 — PROPERTY

1.                                      TITLE

1.1.                            The Properties comprise all of the properties owned, used or occupied by any Group Company or in which any Group Company has any actual right or interest.  The information contained in Schedule 5 is accurate in all material respects.

1.2.                            Those of the Properties which are occupied by any Group Company in connection with its business are occupied or used by right of ownership or under lease or licence the terms of which permit that occupation or use.

1.3.                            The relevant Group Company is the legal and beneficial owner of the Properties.

1.4.                            So far as the Founders are aware, the Properties are not subject to any outgoings other than rent, insurance premiums and service charges.

1.5.                            All deeds and documents necessary to prove the title of the relevant Group Company to the Properties are in the possession or under the control of the relevant Group Company.

1.6.                            The Properties are free from any Encumbrances.

2.                                      STATUTORY OBLIGATIONS

So far as the Founders are aware each Group Company has complied and is complying with applicable statutory and by-law requirements with respect to the Properties in all material respects.

3.                                      LEASES

3.1.                            Each Group Company has paid the rent and so far as the Founders are aware observed and performed the covenants on the part of the tenant in all material respects and the conditions contained in any Leases (which expression in this paragraph 3.1 of this Part 6 includes underleases) under which any of the Properties are held by the relevant Group Company.

3.2.                            All the Leases are valid and in full force.

3.3.                            The licences, consents and approvals required from the landlords and any superior landlords under the Leases have been obtained.

3.4.                            No rent review is outstanding or in progress under any of the Leases.

3.5.                            No obligation necessary to comply with a written notice given by the landlord under any Lease is outstanding and unperformed.

3.6.                            No written notice to determine any Lease has been served on or by any Group Company.

3.7.                            So far as the Founders are aware, there are no circumstances which would entitle any lessor to exercise any powers of entry or take possession or which would otherwise restrict the continued possession and enjoyment of the Properties.

3.8.                            So far as the Founders are aware, there are no major items of expenditure already incurred by the lessor of any of the Properties or expected to be incurred by any such lessor within the next 12 months which is recoverable in whole or in part from a Group Company.

3.9.                            No Group Company has any continuing liability in respect of any other property formerly owned or occupied by a Group Company either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Group Company or as a guarantor of the obligations of any other person in relation to such property.

3.10.                     All buildings on each Property are in such condition and state of repair as to be substantially fit for the purpose for which they are at presently used.

PART 7 — EMPLOYMENT

1.                                      DEFINITIONS

In this Part 7, “Employee” means any individual employed by a Group Company or any individual engaged by a Group Company to provide services personally to a Group Company;

“Former Employee” means any individual who was an Employee of a Group Company and whose employment or contract to provide services personally terminated before the Completion Date;

“HMRC Agreed Value” has the meaning given to that term in paragraph 3.4.1 of this Part 7; and

“Relevant Transfer” means a transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 or similar local legislation applicable to a Group Company.

2.                                      EMPLOYEES, CONSULTANTS AND TERMS OF EMPLOYMENT OR ENGAGEMENT

2.1                               The Data Room contains details of the dates of commencement of employment, dates of birth, job titles and basic annual salaries and benefits of each director and Employee.

2.2                               To the extent not disclosed under paragraph 2.1 of this Part 7, the Disclosure Letter contains details of the dates of commencement of employment or engagement, dates of birth, job titles and remuneration of all officers of each Group Company.

2.3                               Copies of all the standard contracts including any material deviation applying to the Employees are contained in the Data Room.

2.4                               There is no person who has accepted an offer of employment or engagement to provide services personally with any Group Company whose employment or engagement has yet to start and there are no offers of employment or engagement which have been issued and remain open to acceptance.

2.5                               To the extent not disclosed under paragraphs 2.1, 2.2 and 2.3 of this Part 7, the Data Room contains details of all terms and conditions of employment or engagement of the Employees and officers of each Group Company whose basic annual salary exceeds £60,000.

2.6                               No changes have been proposed or agreed or are due to be considered or implemented within 12 months from the date of this Agreement other than as set out in the Service Agreement Variations;

2.7                               Other than the Employees, there are no individuals providing personal services to any Group Company, including any services provided via a personal services company.

2.8                               Copies of all agreements for the provision of consultancy services to any Group Company and details of the terms applicable to the secondment to or from the Group Company of any person are contained in the Data Room at folder 3.12 of the Legal Due Diligence section.

2.9                               All Employees who are engaged on fixed term or part time contracts have materially similar terms and conditions of employment or engagement to comparator permanent Employees or full time Employees, as required by law.

2.10                        The Data Room contains details of all material benefits to which the Employees or their dependants are entitled.

2.11                        No Employee has been offered or given any promises or commitments in a manner reasonably expected to result in reliance by such Employee as to the payment or provision of, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, in each case other than as expressly contemplated by the contracts of employment and benefit plans contained in the Data Room.

2.12                        The Data Room contains details of all Employees who are on maternity, paternity, adoption or other leave or absent due to ill health or for any other reason for a period in excess of one month.

2.13                        There is no agreement, scheme or policy of insurance for the payment of any allowances, lump sums or other like benefits during periods of sickness or disablement for the benefit of the Employees, save as disclosed in the Data Room.

2.14                        No Group Company is under any contractual obligation to make any payment on redundancy in excess of the statutory redundancy payment

3.                                      BONUS, PROFIT SHARING AND SHARE OPTION SCHEMES

3.1                               There are no schemes or arrangements by or in relation to any Group Company under which any Employee is entitled to any remuneration calculated by reference to the whole or part of the turnover, profits or sales of the Group Companies or any Group Company or to any other form of bonus or commission.

3.2                               No contractual or gratuitous payment or benefit has been or may become due to be made to any Employee in connection with the transaction contemplated by this Agreement.

3.3                               Other than in respect of the Options, no Group Company operates any approved share option scheme, share incentive scheme, approved profit sharing scheme, other enterprise management incentive scheme, employee share ownership plan or unapproved share scheme under which share benefits are provided, in respect of any Employee or Former Employee of any Group Company.  No other company provides any such scheme or plan in respect of any Employee.  No company or Group Company is under any obligation to provide share based incentives to any Employee.

3.4                               In respect of the Options:

3.4.1                     in advance of the date of grant of the Options, DOL had agreed the market value of the shares over which options were granted with the Shares Valuation Division of HMRC (the “HMRC Agreed Value”);

3.4.2                     the Options were granted at an exercise price that was equal to or greater than the HMRC Agreed Value and within the period that the HMRC Agreed Value remained valid of the shares to be subject to the options;

3.4.3                     no facts or circumstances had arisen in between the date of the HMRC Agreed Value and the grant of the Options that might mean that the exercise price of those Options was no longer equal to or greater than the market value of the shares under those options at the date those options were granted; and

3.4.4                     all Options met, at the time of grant and continue to meet (or, if already exercised, continued to meet until the time of exercise) all of the requirements for enterprise management incentive options under Schedule 5 ITEPA 2003.

4.                                      TERMINATION OF CONTRACTS OF EMPLOYMENT OR ENGAGEMENT

4.1                               All subsisting contracts of service and all contracts for services with Employees to which any Group Company is a party are determinable on three months’ notice or less.

4.2                               No Employee whose salary is £50,000 or more per annum has given or received notice terminating his employment or engagement which has not yet expired.

5.                                      COMPLIANCE WITH LEGISLATION

5.1                               During the last six years, each Group Company has complied in all material respects with all Laws and codes of practice in respect of each Employee and Former Employee.

5.2                               Each Group Company has up to the Completion Date maintained complete records regarding the service of each Employee and worker (including in terms of the National Minimum Wage Act 1998 and the Working Time Regulations 1998) and full disciplinary records and will deliver these records to the Buyer or to such person as the Buyer may direct, at the Completion Date.

5.3                               No Group Company has at any time contrary to any Laws discriminated against or caused to suffer any detriment any Employee or Former Employee on the grounds of sex, gender, sexual orientation, age, race, religion, belief, disability, marriage and /or civil partnership, pregnancy, maternity, gender reassignment hours that they work, temporary or fixed nature of their employment, membership of a trade union or status as an employee representative.

5.4                               Each Group Company has complied in all respects with the Working Time Regulations 1998 in relation to each Employee.

5.5                               So far as the Founders are aware, no Group Company has any material liability with respect to any misclassification of any individual as a worker, independent contractor, consultant, sub-contractor or equivalent rather than as an Employee.

5.6                               Each Group Company has at all times complied with all notices, orders, decisions and recommendations made by any Commission, Executive, Inspectorate, Court, Tribunal or other authority in respect of the Employees.

5.7                               All Employees have leave to enter and remain in the United Kingdom and are entitled to work in the United Kingdom in terms of the Immigration, Asylum and Nationality Act 2006.

6.                                      DISPUTES OR CLAIMS

6.1                               There are no historic, current or proposed agreements between any Group Company and any trade union or other body representing the Employees nor are there any works councils or staff associations or other employee representatives in place.

6.2                               There is no material outstanding or threatened claim or Proceedings against any Group Company by any Employee or any Former Employee of any Group Company in relation to his employment or engagement where the amount claimed or reasonably likely to be claimed is in excess of £20,000, nor, so far as the Founders are aware, are there any circumstances likely to give rise to such a dispute.

6.3                               During the year ending on the date of this Agreement, no Group Company has:

6.3.1                     given or been required to give notice of any redundancies to the relevant Secretary of State (or other relevant person in any non-UK jurisdiction); or

6.3.2                     undertaken or been required to undertake consultation with any trade union or employee representatives under Chapter II, Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 (or any analogous regulation in any other jurisdiction); or

6.3.3                     undertaken or been required to undertake consultation with any appropriate representatives under the Transfer of Undertakings (Protection of Employment) Regulations 2006 and/or the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 1992 (or any analogous regulation in any other jurisdiction).

7.                                      TRANSFER OF UNDERTAKINGS

7.1                               During the 12 month period prior to Completion, no Group Company has been party to any Relevant Transfer.

7.2                               No Employee or Former Employee has transferred to any Group Company under a Relevant Transfer who at any time before the Relevant Transfer:

7.2.1                     was a member of an occupational pension scheme; or

7.2.2                     was a member of a scheme providing an interest in or option over shares where that scheme has not been materially replicated by any Group Company.

8.                                      EMPLOYEE REPRESENTATION AND COLLECTIVE AGREEMENTS

No Group Company recognises any trade union, works councils or employee representatives.

9.                                      LOANS TO EMPLOYEES

No Group Company has made any loan or advance, or provided any other form of financial assistance which remains unpaid or is still outstanding to any Employee or Former Employee.

PART 8 — PENSIONS

1.                                      DEFINITIONS

In this Part 8, “Pension Scheme” means the scheme known as the Scottish Widows and Aegon pension schemes.

2.                                      CURRENT PENSION ARRANGEMENTS

2.1                               The Pension Schemes are the only pension arrangements that have been provided by any Group Company at any time for the purpose of providing benefits on retirement or death for Employees or Former Employees.

2.2                               Copies of the current governing documents for the Pension Scheme and all other material documentation relating to the Pension Scheme are in the Data Room.

2.3                               All contributions which have fallen due for payment to the Pension Scheme by any Group Company have been paid.

2.4                               The Pension Schemes provide solely money purchase benefits as defined in section 181 of the Pension Schemes Act 1993.

2.5                               No Group Company is or has at any time been the employer or connected or associated with the employer (as those terms are used in the Pensions Act 2004) of a UK defined benefit pension plan.

3.                                      DISPUTES OR CLAIMS

There are no material outstanding or threatened claims, Proceedings or disputes in relation to the Pension Schemes, nor, so far as the Founders are aware, do any circumstances exist which are likely to give rise to such a dispute.

4.                                      COMPLIANCE

Each Group Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation.  No written notices, fines, or other sanctions have been issued by the UK Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the UK Pensions Regulator in respect of a Group Company.

PART 9 — INTELLECTUAL PROPERTY

1.                                      DEFINITIONS

In this Part 9:

“Business Intellectual Property” means the Intellectual Property owned by or which is or has been used in connection with the business of any Group Company;

“Intellectual Property” means all intellectual property rights, including (without limitation) patents, supplementary protection certificates, petty patents, utility models, Trade Marks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all rights in and to inventions, know-how, trade secrets, techniques and confidential information, customer and supplier lists and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions;

“Licence” means any licence, permission or consent and covenant not to sue in respect of the use of any Intellectual Property (including, without limitation, any unwritten and/or informal licensing arrangement) and any arrangement of which any licence, permission or consent forms part, but excluding any licences for Software (as such term is defined in Part 10); and

“Trade Marks” means each of business names, trade names, logos, stylised words, product names, domain names, registered and unregistered trademarks and applications for registration of any of the above.

2.                                      OWNERSHIP

2.1.                            All (i) registered (including applications) Business Intellectual Property owned by any Group Company, (ii) material unregistered brands and logos used by any Group Company, and (iii) material Business Intellectual Property used by a Group Company under Licences, are listed in the Disclosure Letter and such list identifies what of the Business Intellectual Property is owned and what is used under a Licence to a Group Company. Each Group Company is either the sole legal and beneficial owner free from all Encumbrances of the Business Intellectual Property listed in the Disclosure Letter, or it has a Licence to use such Business Intellectual Property.

2.2.                            In respect of any registered (or applications to register) Intellectual Property owned by the Group Companies and listed in the Disclosure Letter in accordance with paragraph 2.1: (i) all registry deadlines have been met and all fees that have fallen due have been paid; and (ii) the Group Companies have not received any written notifications and are not aware of any ongoing oppositions, revocations or invalidation actions or other third party challenges against such registrations or applications ; and (iii) such Intellectual Property is valid and subsisting.

2.3.                            No trade mark of any Group Company or trade mark application by any Group Company has been in the last three year before the date of this Agreement, nor (so far as the Founders are aware having made due enquiries of trademark attorneys Wynne-Jones) at any earlier time, rejected or invalidated as a result of an opposition, revocation, invalidation action or similar third party (including registry) challenge or objection in any jurisdiction.

3.                                      ADEQUACY OF RIGHTS

3.1.                            Each officer, contractor or consultant that has developed or designed for a Group Company any Intellectual Property which is or could be material to its business (as carried on the date of this Agreement), other than in the capacity of an employee acting in the course of his/ her employment, has disclosed and assigned such Intellectual Property he/she/it has developed as part of that work to a Group Company.

3.2.                            The Group owns or has the right to use all Intellectual Property required to conduct its business in the manner currently conducted.

4.                                      DEALINGS AND LICENCES

4.1.                            No Group Company has authorised or otherwise permitted any use of Business Intellectual Property it owns nor granted to any third party any right or interest in respect of the Business Intellectual Property it owns.

4.2.                            Details of material Licences granted by Group Companies in effect on the date of this Agreement are contained in the Disclosure Letter.

5.                                      INFRINGEMENTS

So far as the Founders are aware:

5.1.                            no activities, products, services or processes of any Group Company from time to time infringe or misappropriate or at any time have infringed or misappropriated any Intellectual Property of a third party; and

5.2.                            during the 3 years prior to the date of this Agreement, no third party has made any material unauthorised use or exploitation of any Business Intellectual Property owned by the Group Companies or has infringed any such Business Intellectual Property;

5.3.                            During the 3 years prior to the date of this Agreement, no Group Company has sent or received any written notice of actual or alleged infringement or misappropriation of any Intellectual Property.

6.                                      CONFIDENTIAL INFORMATION AND KNOW-HOW

Each Group Company has at all times kept confidential all confidential information and know-how which it holds (whether technical, financial or commercial, and including, without limitation, techniques, instruction manuals, formulae, trade secrets and information in respect of that Group Company’s agents, suppliers and customers and any other person who has had dealings with it) and any other information relating to the business or affairs of that Group Company or any third party, the disclosure of which might cause loss or damage to or adversely affect that Group Company, or which may breach that Group Company’s obligations towards a third party, and insofar as the Founders are aware, there has been no material unauthorised disclosure or security breach in respect of such information.

7.                                      CLAIMS

7.1.                            No claims, oppositions, disputes or proceedings in respect of Business Intellectual Property are (insofar as the Founders are aware) current, pending or threatened and no notice of any claims, oppositions, disputes or proceedings in respect of any Intellectual Property have been sent or received by a Group Company in the past 12 months prior to the date of this Agreement.

7.2.                            No Group Company has issued legal proceedings against any third party for the alleged infringement of its Intellectual Property and no legal proceedings have been issued against a Group Company for the actual or alleged infringement or misappropriation of any third party Intellectual Property.

7.3.                            So far as the Founders are aware, there are no existing circumstances which are likely to have a material adverse effect on any Group Company’s ownership of, or its ability to use, the Business Intellectual Property.

7.4.                            No Group Company is party to any co-existence agreement, settlement agreement or other arrangement that has restricted its business or could restrict its business expansion.

PART 10 — INFORMATION TECHNOLOGY

1.                                      DEFINITIONS

In this Part 10:

“Hardware” means computer hardware and networks and communications equipment;

“Intellectual Property” has the same meaning as in Part 9 of this Schedule;

“IT Agreements” has the meaning given to that term in paragraph 2.2 of this Part 10;

“IT Systems” means Hardware and Software; and

“Software” means computer software and associated proprietary materials, user manuals and other related documentation.

2.                                      IT SYSTEMS

2.1.                            Complete and accurate details of all IT Systems used by each Group Company, are set out in the Disclosure Letter.  Such Group Company either: (i) owns such IT Systems solely legally and beneficially and free from encumbrances; or (ii) is permitted to use such IT Systems under a valid and enforceable agreement or agreements to which such Group Company is a party.

2.2.                            The Disclosure Letter contains details of all current agreements or arrangements relating to the Group Companies’ IT Systems (excluding “click-through” software licences), to which a Group Company is a party (including, without limitation, licence, development, maintenance and support, services, security, disaster recovery and escrow agreements (the “IT Agreements”). Copies of all such IT Agreements, together with all policies of the Group Companies relating to its IT Systems are annexed to the Disclosure Letter.

2.3.                            No Group Company nor, so far as the Founders are aware, any third party, is in breach of any agreement required to be disclosed pursuant to paragraph 2.2 of this Part 10 and so far as the Founders are aware there are no circumstances which might give rise to any such breach.

3.                                      ADEQUACY

3.1.                            The IT Systems used by OCH at the date of this Agreement are the only information technology required by OCH to carry on its business in the manner currently carried on and to fulfil any existing contracts and commitments.

3.2.                            OCH has no plans to change or replace the IT Systems used in its business or introduce any new information technology systems and no such change or replacement is under way.

4.                                      OPERATION AND MAINTENANCE

4.1.                            The IT Systems used by each Group Company are regularly maintained and supported and are adequately secure.

4.2.                            The Disclosure letter contains details of all material disruptions or interruptions to the business of any Group Company in the last 24 months due to any security breach, virus, malware or failure or breakdown of the IT Systems used by it (or any part of them) and, so far as the Founders are aware, only insofar as it concerns the IT Systems used by OCH, there are no existing circumstances which are likely to give rise to such a disruption or interruption of those IT Systems.

SCHEDULE 5
PROPERTIES

Property	Date of Lease and Original Parties	Term	Current Annual Rent (£)

Concept House, Barckenbeck Road, Spencer Road, Bradford, West Yorkshire	Lease dated 7 July 2006 between (1) Architectural Aluminium Limited and (2) William Ransom & Son Plc	10 years to 30 April 2016	£167,900

Ground Floor, Unit 1, J Shed, King’s Road SA1 Swansea	Lease dated 29 July 2011 between (1) The Welsh Ministers and (2) Dr Organic Limited	9 years from and including 29 July 2011	£25,000

Upper Floor, Unit 1, J Shed, King’s Road SA1 Swansea	Company Let Agreement dated 12 May 2012 between (1) Andrew Spencer Thomas and (2) Optima Consumer Health Limited	12 months from and including 12 May 2012	£12,000

SCHEDULE 6
LIMITATIONS ON LIABILITY

1.                                      FINANCIAL LIMITS

1.1.                            The Founders shall not be liable in respect of a Warranty Claim or a Tax Warranty Claim (as applicable) unless the Founders have an aggregate liability in respect of:

1.1.1.                 that Warranty Claim or Tax Warranty Claim (as applicable) in excess of £50,000 (excluding any liability for costs and interest); and

1.1.2.                 all Warranty Claims or Tax Warranty Claims (as applicable) (excluding all Warranty Claims or Tax Warranty Claims (as applicable) for which the Founders have no liability by reason of paragraph 1.1.1 of this Schedule 6), in excess of £1.25 million (excluding any liability for costs and interest), in which event the whole amount of such Warranty Claims or Tax Warranty Claims (as applicable) shall be capable of being claimed and not merely the excess but subject always to the provisions of this Agreement and in particular this Schedule 6.

1.2.                            For the purposes of paragraph 1 of this Schedule 6, a Warranty Claim or a Tax Warranty Claim (as applicable) which is based on more than one event or circumstance, each of which would separately give rise to a Warranty Claim or a Tax Warranty Claim (as applicable), shall be treated as a separate Warranty Claim or a Tax Warranty Claim (as applicable), in respect of each event or circumstance.

1.3.                            The maximum liability of each Founder in respect of all Warranty Claims and Tax Warranty Claims (as applicable) shall be limited to the amount set out against his name in column (2) of the table below:

(1) Founder	(2) Limit on aggregate liability (£)
[ ]	13,775,388
[ ]	13,775,388

1.4.                            Without prejudice to the caps on liability set out at paragraph 1.3 of this Schedule 6, the maximum liability of each Seller in respect of all claims under this Agreement other than for Leakage Claims, Tax Claims in respect of the EBT pursuant to paragraph 1.1.5 of Part 3 of Schedule 8 and claims for breach of any of the provisions of clause 11.1, shall not exceed 100% of the Aggregate Proceeds actually received by such Seller (whether in the form of cash, Rollover Shares, Class C Shares or Completion Loan Notes).  For the purposes of this Schedule 6, any of the Aggregate Proceeds actually received by Tina Quinn shall be deemed to be received by Stephen Quinn and any of the Aggregate Proceeds actually received by Emanuela Whitcomb shall be deemed to be received by Frederick Whitcomb.

1.5.                            The Buyer shall not bring a Warranty Claim or a Tax Warranty Claim against any Seller for an amount in respect of which the Sellers or the relevant Seller cannot be liable by reason of any provision of paragraph 1 of this Schedule 6.

2.                                      NOTICES

If the Buyer or, after Completion, any Group Company becomes aware of any fact, matter, event or circumstance which gives or might give rise to a Warranty Claim, Fundamental Warranty Claim or a Tax Warranty Claim (as applicable) taking no account of paragraph 1 of this Schedule 6 for these purposes, the Buyer shall give written notice to the Sellers’ Representatives as soon as reasonably practicable, and in any event on or before the date falling 21 days after the date on which it becomes aware of that matter, specifying the matter in reasonable detail, the Warranty Claim, Fundamental Warranty Claim or Tax Warranty Claim (as applicable) which has or which is likely to have been breached and its best estimate of the amount of the Warranty Claim, Fundamental Warranty Claim or Tax Warranty Claim (as applicable).

3.                                      TIME LIMITS

3.1.                            The Founders shall not be liable in respect of any Warranty Claim unless notice of that Warranty Claim, given in accordance with paragraph 2 of this Schedule 6, is received by them on or before the date falling 18 months after the Completion Date.

3.2.                            The Founders shall not be liable in respect of any Tax Claim (including a Tax Warranty Claim), which, for the purposes of this paragraph 3.2 of this Schedule 6 shall not include a Tax Claim in respect of the EBT pursuant to paragraph 1.1.5 of Part 3 of Schedule 8, unless written notice of such claim is given to the Founders on or before the seventh anniversary of the Completion Date.

3.3.                            The Founders shall not be liable in respect of any claim for breach of clause 8.1 unless written notice of such claim is given to the Founders on or before the fifth anniversary of the Completion Date.

3.4.                            The Founders shall not be liable in respect of any Warranty Claim, Tax Claim or any claim for breach of clause 8.1 to the extent that the matter giving rise to such claim is capable of remedy and is remedied (to the satisfaction of the Buyer (acting reasonably) and without cost to the Buyer or any Group Company) within 30 days of the date on which notice of such claim is given to the Founders and any Loss which is the subject of such claim is reduced by such remedial action.  The Buyer shall comply with all reasonable requests made by the Founders during that period for the purposes of so remedying any such breach or preventing any such Loss.

3.5.                            The Founders shall not be liable in respect of any Warranty Claim or Tax Claim (in each case if not previously satisfied, settled or withdrawn) unless Proceedings have been validly issued and served on each of the Founders or Sellers (as applicable) on or before the date falling 180 days after the date on which notice of that Warranty Claim or Tax Claim was served under paragraph 2 of this Schedule 6 or (in the case of a liability referred to in paragraph 4.4 of this Schedule 6) 180 days after the date on which the liability becomes actual or (as the case may be) capable of being quantified.

4.                                      EXCLUSION OF LIABILITY: GENERAL

4.1.                            The Founders shall not be liable in respect of any Warranty Claim, Fundamental Warranty Claim in respect of a Fundamental Warranty set out in paragraphs 1 and/or 2 of Part 1 of Schedule 4 or Tax Warranty Claim (as applicable) to the extent that the matter giving rise to such Warranty Claim, Fundamental Warranty Claim or Tax Warranty Claim (as applicable) is Disclosed.

4.2.                            The Sellers shall not be liable in respect of a Warranty Claim or Tax Warranty Claim to the extent that the DOL Accounts, the DOGL Accounts the Locked Box Accounts, the Consolidation Schedule or the Management Accounts include any specific provision, reserve or allowance for any matter giving rise to the Warranty Claim or Tax Warranty Claim, or any such matter is specifically referred to in the notes in the DOL Accounts, the DOGL Accounts, the Locked Box Accounts, the Consolidation Schedule or the Management Accounts.

4.3.                            The Founders shall not be liable in respect of a Warranty Claim to the extent that the matter giving rise to the Warranty Claim (as applicable) results from:

4.3.1.                  any act or omission before Completion carried out or omitted at the written request of, or otherwise with the prior written approval of, the Buyer or any other member of the Buyer’s Group (provided that entering into this Agreement and any transactions in relation to or in connection with the EBT shall not be regarded as occurring at the written request or with the prior written approval of the Buyer or any other member of the Buyer’s Group);

4.3.2.                  any act or omission after Completion carried out or omitted by or on behalf of the Buyer or any member of the Buyer’s Group (including any Group Company) or the Buyer’s successors in title to the Shares, in either case in circumstances where the Buyer knew or ought reasonably to have known that such act or omission would or might give rise to a Warranty Claim otherwise than in the ordinary course of business of any Group Company as carried out at Completion;

4.3.3.                  any breach by the Buyer of its obligations under this Agreement;

4.3.4.                  any change after Completion in the accounting policies or practices used in preparing a Group Company’s accounts or in the accounting reference date of any Group Company;

4.3.5.                  any reorganisation of the Buyer’s Group after Completion or change after Completion in the ownership of any Group Company; or

4.3.6.                  any act, event, occurrence or omission after the Completion Date compelled by Law, or from the enactment, amendment or change in the interpretation after that date, of any statute, regulation, or practice of any governmental, regulatory or other body, including a Tax Authority whether or not having retrospective effect or any change after the Completion Date in the rates of Taxation.

4.4.                            The Founders shall not be liable in respect of any Warranty Claim or Fundamental Warranty Claim in respect of a Fundamental Warranty set out in paragraphs 1 and/or 2 of Part 1 of Schedule 4  to the extent that the matter giving rise to such Warranty Claim or Fundamental Warranty Claim constitutes a contingent liability of any Group Company or relates to a liability which is not capable of being quantified until such liability becomes an actual liability of that Group Company or becomes capable of being quantified.  This paragraph shall not relieve the Buyer from any obligation to give notice under paragraph 2 of this Schedule 6 in respect of any matter which constitutes a contingent liability of the Buyer or relates to a liability which is not capable of being quantified.  The fact that the contingent liability may not have become an actual liability within the time limits provided in paragraph 3 above shall not exonerate the Founders in respect of any Warranty Claim properly notified within such time limits.

5.                                      RECOVERY FROM THIRD PARTIES

5.1.                            Other than as provided in clause 8.2, if the Buyer or a Group Company becomes aware of any matter which would or might give rise to a Warranty Claim or Fundamental Warranty Claim in respect of a Fundamental Warranty set out in paragraphs 1 and 2 of Part 1 of Schedule 4 or a claim under clause 8.1 and the Buyer or a Group Company has or subsequently acquires a right to make recovery or claim under an indemnity from any third party (including under any policy of insurance) in relation to that matter, then the Buyer shall promptly notify each of the Founders of the right, and shall comply with the provisions of paragraphs 5.3 to 5.6 (inclusive) of this Schedule 6 below before pursuing the Sellers in relation to such a Warranty Claim or Fundamental Warranty Claim or a claim under clause 8.1.

5.2.                            If any sum is paid by or on behalf of the Founders in satisfaction of a Warranty Claim, a Fundamental Warranty Claim in respect of a Fundamental Warranty set out in paragraphs 1 and 2 of Part 1 of Schedule 4 or a claim under clause 8.1 and the Buyer or any Group Company has or subsequently acquires a right to make recovery or claim indemnity from any third party (including under any policy of insurance) in respect of any matter giving rise to that Warranty Claim, Fundamental Warranty Claim or a claim under clause 8.1, the Buyer shall notify the Founders in writing of the right as soon as reasonably practicable and the provisions of paragraphs 5.3 to 5.6 (inclusive) of this Schedule 6 shall apply.

5.3.                            The Founders may elect, subject to each member of the Buyer’s Group being indemnified and secured by the Founders in respect of any liability, damages, reasonable costs and expenses (including reasonable legal costs) which may thereby be incurred by any member of the Buyer Group, to have conduct of any negotiations with third parties or litigation in connection with the matter in question by service of notice on the Buyer on or before the date falling 10 Business Days after the date of receipt of the notice from the Buyer under paragraphs 5.1 or 5.2 of this Schedule 6.

5.4.                            If the Founders serve a notice under paragraph 5.3 of this Schedule 6, the Buyer shall allow the Founders in the name and on behalf of the relevant Group Company:

5.4.1.                  to take action and initiate Proceedings (to include for the recovery of costs) in connection with, and to dispute, resist, appeal, compromise, defend, remedy, mitigate, negotiate and/or resolve the matter in question, and/or to enforce against any person (other than the Founders) the rights of the relevant Group Company in relation to the matter in question, provided that the Founders shall not admit liability in respect of or settle or comprise the matter in question (or offer to do so) without the prior written consent of the Buyer, not to be unreasonably withheld or delayed; and

5.4.2.                  in connection with any Proceedings related to the matter in question, to instruct and use professional advisers nominated by the Founders, unless acting for a member of the Buyer’s Group would give rise to a conflict of interest.

The Founders shall reimburse the Buyer on demand an amount equal to each cost or expense, including for the avoidance of doubt all reasonably incurred fees of the advisers, that the relevant Group Company incurs by reason of the Founders undertaking any of the steps set out in paragraphs 5.4.1 and 5.4.2 of this Schedule 6 in the name and on behalf of the relevant Group Company.  Such payment shall include VAT on such amounts except in so far as such VAT is recoverable as input VAT or the relevant Group Company can otherwise obtain credit for such amounts.

5.5.                            If the Founders elect to have conduct of Proceedings pursuant to paragraph 5.3 of this Schedule 6, the Founders shall:

5.5.1.                  keep the Buyer promptly informed of the progress of Proceedings and all material developments;

5.5.2.                  provide the Buyer with copies of correspondence and documents in relation to the matter and (on request from time to time) a status report with regard to the matter; and

5.5.3.                  consult with the Buyer and take into account (with no obligation to comply with) all reasonable requests of the Buyer.

5.6.                            If the Founders do not serve a notice under paragraph 5.3 of this Schedule 6, the Buyer shall:

5.6.1.                  keep the Founders promptly informed of the progress of Proceedings and all material developments;

5.6.2.                  at the Founders’ cost, provide the Founders with copies of correspondence in relation to the matter and (on request from time to time) a status report with regard to the matter; and

5.6.3.                  comply with the provisions of paragraph 7 of this Schedule 6.

5.7.                            If the Buyer or a member of the Buyer’s Group (as applicable) recovers any amount from a third party in respect of matters giving rise to a Warranty Claim, Fundamental Warranty Claim in respect of a Fundamental Warranty set out in paragraphs 1 and/or 2 of Part 1 of Schedule 4 or claim for breach of clause 8.1, the amount of such Warranty Claim, Fundamental Warranty Claim or claim for breach of clause 8.1 (as applicable) shall be reduced by the amount so recovered or be extinguished if the amount recovered exceeds the amount of such Warranty Claim, Fundamental Warranty Claim or claim for breach of clause 8.1 (as applicable).

5.8.                            If:

5.8.1.                  after the Founders have made a payment in respect of a Warranty Claim, a Fundamental Warranty Claim in respect of a Fundamental Warranty set out in paragraphs 1 and/or 2 of Part 1 of Schedule 4 or claim for breach of clause 8.1, the recipient of that payment (or any other member of the Buyer’s Group) recovers from a third party (including any Tax Authority) (whether by payment discount, credit, relief or otherwise) a sum which is referable to that payment (the “Amount Recovered”); and

5.8.2.                  the sum of (i) the Amount Recovered; and (ii) the amounts received from the Founders in respect of the relevant claim (the “Total Contribution”) exceeds the Loss suffered by the Buyer’s Group arising by virtue of such Warranty Claim, Fundamental Warranty Claim or claim for breach of clause 8.1, including any Taxation thereon and any reasonably incurred costs incurred in recovering the Amount Recovered (if any, the “Excess Amount”),

then the Buyer shall forthwith repay (or procure the repayment of) to the Founders, an amount equal to the lesser of: (i) the Total Contribution; and (ii) the Excess Amount.

6.                                      CONDUCT OF THIRD PARTY CLAIMS

6.1.                            The Founders may elect, subject to each member of the Buyer’s Group being indemnified by the Founders in respect of any liability, damages, costs and expenses (including reasonably incurred legal costs) which may thereby be incurred by any member of the Buyer Group, to have conduct of any negotiations with third parties or litigation in connection with any matter which gives rise to an obligation on the Buyer to give notice under paragraph 2 of this Schedule 6.  The Founders shall make such election by service of notice on the Buyer on or before the date falling 10 Business Days after the date of receipt of the notice from the Buyer under paragraph 2 of this Schedule 6 or if no such notice is given by the Buyer, on or before the date falling 15 Business Days after the Founders first become aware of the matter in question.

6.2.                            If the Founders serve a notice under paragraph 6.1 of this Schedule 6 the Buyer shall allow the Founders, in the name and on behalf of the relevant Group Company:

6.2.1.                  to take action and initiate Proceedings (to include for the recovery of costs) in connection with, and to dispute, resist, appeal, compromise, defend, remedy, mitigate, negotiate and/or resolve, the matter in question and/or to enforce against any person (other than the Founders) the rights of the relevant Group Company in relation to the matter in question, provided that the Founders shall not admit liability in respect of or settle or comprise the matter in question (or offer to do so) without the prior written consent of the Buyer, not to be unreasonably withheld or delayed;

6.2.2.                  in connection with any Proceedings related to the matter in question, to instruct and use professional advisers nominated by the Founders unless acting for a member of the Buyer’s Group would give rise to a conflict of interest; and

6.2.3.                  the Founders shall reimburse the Buyer on demand the amount of each cost or expense, including for the avoidance of doubt all reasonably incurred fees of the advisers, that the relevant Group Company shall incur by reason of the Founders taking the steps set out in paragraphs 6.2.1 and 6.2.2 of this Schedule 6 in the name of and on behalf of the relevant Group Company.  Such payment shall include VAT on such amounts except in so far as such VAT is recoverable as input VAT or the relevant Group Company can otherwise obtain credit for such amounts.  If the relevant Group Company subsequently receives an amount in reimbursement of any such cost or expense in respect of which it has received payment from the Founders under this paragraph, the Buyer shall procure that it shall immediately pay such amount to the Founders.

6.3.                            If the Founders elect to have conduct of Proceedings pursuant to paragraph 5.3 of this Schedule 6, the Founders shall:

6.3.1.                  keep the Buyer promptly informed of the progress of Proceedings and all material developments;

6.3.2.                  provide the Buyer with copies of correspondence and documents in relation to the matter and (on request from time to time) a status report with regard to the matter; and

6.3.3.                  consult with the Buyer and take into account (with no obligation to comply with) all reasonable requests of the Buyer.

6.4.                            If the Founders do not serve a notice under paragraph 5.3 of this Schedule 6, the Buyer shall:

6.4.1.                  keep the Founders promptly informed of the progress of Proceedings and all material developments;

6.4.2.                  at the Founders’ cost, provide the Founders with copies of correspondence and documents in relation to the matter and (on request from time to time), status report regarding the matter; and

6.4.3.                  comply with the provisions of paragraph 7 of this Schedule 6.

6.5.                            References in this paragraph 6 of this Schedule 6 to any claim, action or demand against the Buyer or any Group Company include the assertion of any right to the same, including a right of termination.

7.                                      FOUNDERS’ RIGHTS TO INFORMATION

7.1.                            If the Buyer gives notice under paragraph 2 of this Schedule 6, or if at any time after the date of this Agreement the Founders wish to take out insurance against potential liabilities in respect of a Warranty Claim, Fundamental Warranty Claim, Tax Claim or claim for breach of clause 8.1, the Buyer shall and shall ensure that each Group Company shall allow the Founders and their duly authorised representatives and advisers reasonable access during normal business hours and on reasonable prior notice for the purposes of the relevant matter to the premises and personnel of the Buyer and each member of the Buyer’s Group and to any relevant records or information of the Buyer and each member of the Buyer’s Group and shall permit the Founders and those representatives and advisers to make copies of those records and information provided that:

7.1.1.                  such access shall be at the reasonable cost of the Founders and shall be subject to the Founders giving such undertakings as to confidentiality as the Buyer may reasonably require; and

7.1.2.                  this paragraph 7 shall not require the Buyer nor any member of the Buyer’s Group shall to disclose to any person any information which is legally privileged or which that party is required by Law or other legally enforceable obligation to keep confidential.

8.                                      GENERAL

8.1.                            The Buyer shall not be entitled to recover more than once under this Agreement in respect of any one matter giving rise to a claim.  For this purpose, recovery by the Buyer or any Group Company shall be deemed to be a recovery by each of them.

8.2.                            Without limiting any obligations it may have at Law or in equity, the Buyer shall mitigate, and shall cause each Group Company to mitigate, any loss in respect of which a Warranty Claim, Fundamental Warranty Claim, Tax Warranty Claim or claim for breach of clause 8.1 or other claim under this Agreement arises.

SCHEDULE 7
ROLLOVER PERIOD

1.                                      Without prejudice to paragraph 3 of this Schedule 7, the Buyer undertakes to the Sellers, during the Rollover Period, not to take (and shall procure that no member of the Buyer’s Group shall take) any actions (or cause or permit anything to be done) which would or could reasonably be expected to prevent the operation of the business of each Group Company in the ordinary course consistent with the manner in which it was carried on prior to Completion and the Buyer shall not (and shall procure that no member of the Buyer’s Group shall take or omit to take (or cause or permit to be taken) any action with respect to the Group Companies which is not in accordance with the ordinary course activities of such Group Company or which is otherwise an unusual or extraordinary act or omission of the Group Company, in each case which is intended to, or which the Buyer knows or ought reasonably to know would or could reasonably be expected to be likely to, result in a reduction of the Year 2018 Earnings and (without prejudice to the generality of the foregoing) shall:

1.1.                            for so long as the Founders are employed by a Group Company, permit the Founders to operate and manage the operations of the Group Companies on a day-to-day basis in accordance with the Budget and the NBTY Governance Principles and take actions related to the bona fide recruitment by a Group Company of employees or consultants to be engaged with an anticipated annual salary of up to £30,000;

1.2.                            not take any action (or cause or permit anything to be done) which is intended, or which could reasonably be expected, to divert any business of a third party customer away from any Group Company to any other member of the Buyer’s Group,

1.3.                            not take any action or cause or permit any member of the Buyer’s Group to use the services of any third party supplier or any supplier that is a member of the Buyer’s Group for the manufacture of any member of the Buyer’s Group’s own label products which, at any time during the Rollover Period are manufactured by, or on behalf of, a Group Company in substitute for the services provided by such Group Company, other than in circumstances where such action would result in a bona fide commercial benefit to the Buyer’s Group (ignoring for this purpose the effect on the Year 2018 Earnings);

1.4.                            use reasonable endeavours to procure that the resources reasonably requested by any Group Company (including but not limited to financial, marketing, production, sales and personnel resources) are promptly made available to it on the basis that all costs of such resources shall be borne by the Group;

1.5.                            except as otherwise described in this Schedule 7, ensure that trading between any Group Company and any member of the Buyer’s Group is on arm’s length terms;

1.6.                            not cause any Group Company to lend cash to another Group Company or to another member of the Buyer’s Group on terms which are other than arm’s length;

1.7.                            ensure that no member of the Buyer’s Group charges any management or other similar charges to any Group Company except for services rendered or provided to the Group (i) on arm’s length terms or (ii) charged on the basis of hours incurred by employees or representatives of the Buyer’s Group at an hourly rate plus a rate of 8% on such amount in accordance with the NBTY global transfer pricing arrangements;

1.8.                            ensure that no officer, employee or consultant of any Group Company is seconded to or required to provide services to the Buyer’s Group;

1.9.                            not sell, transfer or otherwise dispose of the Shares or any of the shares in any Group Company or transfer or grant any interest in any of the Shares or any of the shares in any Group Company or issue or grant any option to subscribe for any new shares in any Group Company to any person except to another member of the Buyer’s Group provided that (i) immediately prior to any such transfer of the Shares or interest in the Shares, such member of the Buyer’s Group (“Buyer Group Transferee”) has agreed to assume the Buyer’s obligations under clauses 3.4, 3.5, 3.9, 8.10 and 8.13 of Schedule 7 of this Agreement pursuant to a deed of adherence in such form as is satisfactory to the Founders (acting reasonably), (ii) the Buyer Group Transferee remains a member of the Buyer’s Group and (iii) such assumption of the Buyer’s obligations under Schedule 7 of this Agreement by the Buyer Group Transferee shall not affect the guarantee of the Buyer’s obligations under Schedule 7 of this Agreement by the Guarantor pursuant to clause 10 which shall continue in all respects; and

1.10.                     not and shall ensure that no Group Company shall terminate or give notice to terminate the employment of either Founder so that it takes effect during the Rollover Period nor remove either Founder from the Board so that it takes effect during the Rollover Period unless the relevant Group Company is entitled to terminate that person’s employment agreement in circumstances which justify summary dismissal or the Founder has ceased to be employed by a Group Company where the Founder’s employment has been terminated by the Founder giving notice in writing of the termination of his employment in accordance with the terms of his employment agreement, nor terminate or give notice to terminate the employment of any Key Management Employee so that it takes effect during the Rollover Period without having first consulted with the Board in respect of such action.

2.                                      Without prejudice to paragraph 3 of this Schedule 7, each Seller undertakes to the Buyer, while employed or engaged by a Group Company, to operate the business of each Group Company in the ordinary course, consistent with the manner in which it was carried on prior to Completion, and so far as each Seller is able to in accordance with their fiduciary duties as directors (if, or for so long as such Seller is a director of a Group Company), not cause any Group Company to take (or omit to take) any action with respect to the Group Companies which is not in accordance with the ordinary course activities of such Group Company or which is otherwise an unusual or extraordinary act or omission of the Group Company, in each case which is intended to, or which the Sellers know or ought reasonably to know would or could reasonably be expected to be likely to, maximise short term profits of any Group Company during Year 2018 to the detriment of any previous or subsequent financial years and (without prejudice to the generality of the foregoing) shall:

2.1.                            procure that the business of the Group Companies is conducted in accordance with the NBTY Governance Principles;

2.2.                            not take any action intended to give rise to operational expenditure or capital expenditure at a time earlier or more frequently than such expenditure has been incurred in the past practice of a Group Company so as to incur such expenditure prior to the commencement of Year 2018 or, defer any such expenditure so that it is incurred after the end of Year 2018;

2.3.                            not take any action intended to accelerate the recognition of revenue payments or delay or defer any revenue so that it falls within Year 2018, in each case other than in the ordinary course of business of a Group Company in accordance with past practice;

2.4.                            not make any changes to the way the business of a Group Company operates which result in the operational costs of the business being lower during Year 2018 in a manner which is not consistent with the past practice of the Group Companies other than as approved by the Board;

2.5.                            not alter the terms and conditions of appointment of any Senior Employee or individual consultant with annual fees in excess of £30,000 of any Group Company or alter the annual remuneration, fees or pension settlement of any such Senior Employee or individual consultant without the consent of the Board; and

2.6.                            ensure that no sales by any Group Company to any Seller or to any of his Connected Persons or to any other person which is directly or indirectly funded by a Seller or any of his Connected Persons are included in the determination of the Year 2018 Earnings.

3.                                      Without limiting the previous paragraphs, the Buyer and/or the Buyer’s Transferee (as defined in paragraph 1.9 of this Schedule 7) and the Sellers shall procure that the Group Companies shall, in each case, in so far as they are able in their capacity as shareholders, directors or employees of a Group Company (as applicable), during the Rollover Period conduct the business of each Group Company as follows:

3.1.                            there shall be no material change to the nature of the business of any Group Company;

3.2.                            other than in connection with the Swansea Facility, there shall not be any action or omission by a Group Company which is not permitted by the Budget in respect of capital expenditure or operational expenditure by a Group Company other than as approved by the Board and, for so long as each remains an employee of a Group Company, the Founders;

3.3.                            the business of each Group Company shall be conducted in accordance with the Budget;

3.4.                            the transactions entered into from time to time between the Group Companies on one hand and a member of the Buyer’s Group on the other, shall be entered into on an arm’s length basis;

3.5.                            there shall not be any alteration to the terms of employment of the Founders (including the terms of the Founders’ Bonus Scheme);

3.6.                            discretionary bonuses, commissions or profit related or other incentive payments to any directors, employees or consultants of any Group Company shall be paid in accordance with the relevant employee’s terms of engagement or employment and such amounts paid by a Group Company shall not be lower in quantum (except to reflect performance) than, and shall be consistent in terms of frequency, with such incentives paid by the Group Company as a matter of past practice unless otherwise agreed by the Board save in respect of any bonuses paid to the Founders which shall only be paid in accordance with the terms of the Founders’ Bonus Scheme;

3.7.                            no Group Company shall acquire, or establish or dispose of, or acquire, grant or dispose of any interest in, any subsidiary undertaking;

3.8.                            no Group Company shall acquire or dispose of, or grant any interest in, any shares, debentures or other securities in any other company, or acquire all or any part of the undertaking of a company or other person;

3.9.                            no Group Company shall dispose of, or grant any interest in, all or a substantial part of its business and assets;

3.10.                     goods and services purchased by any Group Company shall be for use exclusively by the Group Companies in their businesses;

3.11.                     except where a Group Company is insolvent (as such term is defined by the Insolvency Act 1986) or Insolvency Proceedings have commenced against a Group Company, there shall be no steps taken for the winding-up, receivership, administrative receivership or administration of any Group Company or for the voluntary striking off of any Group Company from the register under section 1003 of the Act;

3.12.                     the name of any Group Company or the trading name of any Group Company shall not be changed;

3.13.                     other than in connection with the Swansea Facility or as provided for in the Budget, no Group Company shall enter into any loans, letters of credit, debentures, notes or other indebtedness or other arrangement the purpose of which is to raise money unless such borrowing is on arm’s length terms including as to the rate of interest and is approved by the Board and, for so long as they are employees of a Group Company, is consented to by the Founders;

3.14.                     no Group Company shall declare or pay any dividends or declare or make any other distributions other than as approved by the Board and consented to by the Founders (whether or not the Founders are employees or directors of a Group Company at the time);

3.15.                     the business of each Group Company shall at all times be operated with an appropriate amount of working capital having regard to the past practice of the Group Company, the NBTY Governance Principles and the Budget, provided that nothing in this paragraph 3.15 shall require any member of the Buyer’s Group to make available to any Group Company any additional capital which is not contemplated by the Budget;

3.16.                     no Group Company shall alter the standard terms (including payment terms for customers and suppliers) on which any Group Company does business, other than where alterations are approved by the Board or are provided for in the Budget;

3.17.                     no Group Company shall enter into such forward currency hedging contracts or arrangements other than as approved by the Board; and

3.18.                     no Group Company shall grant, issue or redeem any mortgage charge, debenture or other security or give any guarantee or indemnity other than in relation to the acquisition of the Swansea Facility and in relation to providing security to lenders to members of the Buyer’s Group.

4.                                      Subject to paragraph 5 of this Schedule 7, in the event there is a breach by the Buyer or the Sellers of any of the foregoing provisions of this Schedule 7 during the Rollover Period and such event or act or omission has an effect on the Year 2018 Earnings, then the Year 2018 Earnings for the purposes of calculating the Rollover Share Proceeds shall be adjusted by such amount as the Buyer, acting reasonably, considers necessary to eliminate the favourable or unfavourable, as the case may be, effect on the Year 2018 Earnings so that the Rollover Share Proceeds is of such amount as it would have been had the breach not occurred and/or had the relevant action not been taken.  Such adjustment shall be clearly identified and quantified by the Buyer in the Draft Earnings Statement and shall be agreed or determined in accordance with the provisions of the Articles of Association of the Buyer.  For the avoidance of doubt, no adjustment shall be made in respect of a breach by the Sellers of Schedule 7 that has resulted in a reduction of the Year 2018 Earnings and no adjustment shall be made in respect of a breach by the Buyer of Schedule 7 which has resulted in an increase of the Year 2018 Earnings.

5.                                      No adjustment shall be made to the Year 2018 Earnings for the purposes of calculating the Rollover Share Proceeds in respect of any matter specified in paragraphs 1, 2 and 3 of this Schedule 7 if the relevant event or action or omission:

5.1.                            occurs pursuant to a binding obligation of the Group entered into prior to Completion, is specifically provided for in this Agreement or has the prior written consent of the Buyer and the Founders (which shall not be unreasonably withheld or delayed);

5.2.                            relates to the bona fide recruitment or retention by a Group Company, as approved by the Board from time to time, of employees, officers or consultants and their engagement on market terms including as to remuneration, benefits and bonus entitlement, except in respect of recruitment of persons to replace the Founders provided that the Founders have not ceased to be employees of a Group Company prior to the end of Year 2018;

5.3.                            relates to the bona fide termination by a Group Company of an employee, officer of or consultant to a Group Company, as approved by the Board;

5.4.                            for so long as each Founder is a director appointed to the Board, is agreed to and voted in favour of by each Founder at a Board meeting.

6.                                      For the avoidance of doubt, nothing in this Schedule 7 shall require any member of the Buyer’s Group or its directors to make available to any Group Company any additional capital which is not contemplated by the Budget or act otherwise than in accordance with any fiduciary or other duty to the shareholders of the Buyer.

7.                                      Nothing in this Schedule 7 shall require any Group Company to use services of the Buyer’s Group provided that where such services are rendered, the charges referred to in paragraph 1.7 of this Schedule 7 shall apply.

SCHEDULE 8
TAX

PART 1 — TAX DEFINITIONS AND INTERPRETATION

1.                                      TAX DEFINITIONS

In this Schedule the following words and expressions shall have the following meanings unless the context requires otherwise:

“Buyer’s Tax Group” means the Buyer and each other company which at Completion, after Completion or at any time prior to Completion, are or for a Tax purpose are treated as being members of the same group as, or otherwise connected or associated in any way with, the Buyer;

“CAA” means the Capital Allowances Act 2001;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“EBT Correspondence” means any notice, demand, assessment, letter or other document issued (or any return or other document prepared or to be prepared by or on behalf of any Group Company) or other action taken by or on behalf of any person including a Tax Authority in connection with the EBT;

“Event” means any act, omission, arrangement, transaction or other event whatsoever;

“Founders’ Relief” means any Relief arising to any Group Company pursuant to an Event which occurred prior to Completion, other than (i) a Relief referred to in paragraph 2.1.2 of this Part 1, or (ii) a Part 12 Deduction;

“IHTA 1984” means the Inheritance Tax Act 1984;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“Relevant Amount” has the meaning ascribed to it in paragraph 3.2 of part 4;

“Relevant Company” means any Group Company, any member of the Buyer’s Group or any other company which is, or has at any time been, treated for the purposes of any Tax as being a member of the same group of companies as the Buyer or any member of the Buyer’s Group or as being associated with the Buyer or any member of the Buyer’s Group;

“Relevant Relief” has the meaning ascribed to it in paragraph 1.1.1 of part 4;

“Relevant Returns” has the meaning ascribed to it in paragraph 7.1 of part 4;

“Relief” means any loss, relief, exemption, allowance, deduction, credit or set-off in respect of Tax or relevant to the computation of Tax and any right to repayment of Tax and:

(a)                                 any reference to the “use or set-off” of a Relief shall be construed accordingly;

(b)                                 any reference to the “loss” of Relief includes the absence, non-existence, reduction or cancellation of any such Relief or such Relief being wholly or partly unavailable; and

(c)                                  any reference to a “right to repayment of Tax” includes any right to repayment supplement or interest or other similar payment in respect of Tax;

“Straddle Return” has the meaning ascribed to it in paragraph 7.4 of part 4;

“SSCBA” means the Social Security Contributions and Benefits Act 1992;

“Tax” or “Taxation” means all forms of taxation, and charges, imposts, contributions, levies, duties and withholdings or liabilities wherever chargeable in respect of taxation imposed in the United Kingdom or elsewhere and all interest, penalties, charges and fines in respect of any of them (including, for the avoidance of doubt, employer’s and employee’s national insurance contributions, in the UK and corresponding obligations elsewhere, PAYE, VAT and inheritance tax);

“Tax Authority” means HM Revenue & Customs and any other authority, body or official (whether in the United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect Tax or make any decision or ruling on any matter relating to Tax and any other person who has a right to demand or recover amounts of, or in respect of, Tax or a Tax Liability;

“Tax Claim” means a claim in respect of either the Tax Warranties or the Tax Covenant under this Schedule 8;

“Tax Demand” means any notice, demand, assessment, letter or other document issued (or any return or other document prepared or to be prepared by or on behalf of any Group Company) or other action taken by or on behalf of any person including a Tax Authority indicating that any Group Company or the Buyer has or may have, or will in the future have, a Tax Liability and in respect of which a Tax Claim may be made;

“Tax Liability” has the meaning ascribed to it in paragraph 2.1 of this Part 1;

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992; and

“TIOPA 2010” means the Taxation (International and Other Provisions) Act 2010.

2.                                      TAX INTERPRETATION

2.1.                            In this Schedule “Tax Liability” means:

2.1.1.                  a liability to make any actual payment or increased payment of or in respect of Tax (whether or not such liability is a primary liability and whether or not the person so liable has or may have any right of indemnity or reimbursement (statutory or otherwise) against any other person);

2.1.2.                  the loss of any Relief which is reflected or shown as an asset in the Locked Box Accounts; and

2.1.3.                  the use or set off of any Relief which arises in respect of an Event occurring after Completion where the use or set off of that Relief has the effect of reducing or eliminating any Tax Liability of any Group Company which would otherwise have given rise to a Tax Claim for which the Founders would have been liable, or any Relief arising to any member of the Buyer’s Tax Group (other than a Group Company);

provided that:

2.1.4.                 in any case falling within paragraph 2.1.2 of this Part 1 where the Relief lost:

(a)                                 is a right to a repayment of Tax, the Tax Liability shall be treated as being equal to the amount of Tax which would have been repaid but for such loss; or

(b)                                 is any other Relief, the Tax Liability shall be treated as being an amount equal to the liability of the relevant Group Company to make an actual payment of Tax which could have been avoided by the use or set off of that Relief had it not been lost provided that the Tax Liability shall not be greater than the amount of the Relief lost multiplied by the rate of corporation tax payable by the relevant Group Company at the date of Completion; and

2.1.5.                  in any case falling within paragraph 2.1.3 of this Part 1, the Tax Liability shall be treated as being equal to the amount of Tax which has been reduced or eliminated in consequence of the use or set off of the Relief in question.

2.2.                            In interpreting and applying this Schedule:

2.2.1.                  references to a part are references to one of parts 1 to 4 of this Schedule;

2.2.2.                  any reference to any Event occurring includes any Event which is deemed to occur for Tax purposes;

2.2.3.                  any reference to income or profits earned, accrued or received or gains earned or received includes income or profits deemed to be earned, accrued or received or gains deemed to be earned or received for any Tax purposes;

2.2.4.                  any reference to any form of Tax or Relief which exists in the United Kingdom includes a reference to any equivalent or substantially equivalent Tax or Relief in any other relevant country or jurisdiction;

2.2.5.                  any reference to an Event occurring “in the ordinary course of a Group Company’s business” in this Schedule shall not include:

(a)                                 any transaction or arrangement or series of transactions or arrangements which is not entered into on arm’s length terms but (in the case of an acquisition of an asset or the receipt of services) only to the extent of the excess (if any) of the consideration actually paid over the consideration deemed to have been paid and (in the case of a disposal of an asset or the supply of services) only to the extent of the excess (if any) of the consideration deemed to have been received over the consideration actually received;

(b)                                 any transaction or arrangement or series of transactions or arrangements which involves any company becoming or ceasing to be treated as a member of a group of companies or as becoming or ceasing to be associated or connected with any other person for Tax purposes;

(c)                                  anything which involves, or leads directly or indirectly to, the receipt by a Group Company of any demand in respect of any Tax Liability of, or properly attributable to, another person (other than another Group Company);

(d)                                 any transaction or arrangement or series of transactions or arrangements which includes any step or steps having no commercial or business purpose other than the reduction, avoidance or deferral of a Tax Liability; and

(e)                                  the sale or disposal by any means or the agreement to sell or dispose by any means of the whole or part of any interest in any capital asset; and

2.2.6.                  any reference to the last date on which a payment of Tax can be made or to the last date on which the relevant Group Company is liable to make an actual payment of Tax (and cognate expressions) shall be interpreted as meaning the last date on which a payment in respect of Tax can be made to the appropriate Tax Authority without incurring a liability (contingent or otherwise) to interest or a charge or penalty in respect of late payment of such Tax.

PART 2 — TAX WARRANTIES

1.                                      TAX COMPLIANCE

1.1.                            Each Group Company has duly and punctually within the last four years:

1.1.1.                  paid all Tax which it has become liable to pay;

1.1.2.                  made or given all returns, computations, information, accounts and notices required to be made or given and obtained all registrations necessary for any Tax purposes and these were and remain, in material respects, true and accurate when given or made; and

1.1.3.                  complied in all material respects with:

(a)                                 all statutory requirements, regulations, notices and orders relating to Tax, including maintaining and preserving up to date records; and

(b)                                 its obligations to deduct, withhold or collect Tax for payment (as appropriate) and to account for or pay all such Tax to the relevant Tax Authority.

1.2.                            Each Group Company has in its possession or power all records and information required by Law or the published practice of any Tax Authority relating to past events and which it needs to determine its liabilities to Tax, including liabilities which may arise on the disposal or deemed disposal of any of its assets in the future.

1.3.                            No Group Company has within the last four years paid, and so far as the Founders are aware there are no circumstances by reason of which a Group Company is likely to become liable to pay, any penalty, interest, supplement, fine, default surcharge or other payment in the nature of any of the foregoing in connection with any liability to Taxation.

1.4.                            The DOL Accounts and the DOGL Accounts make full provision or reserve in accordance with generally accepted accounting principles in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on each Group Company or for which each Group Company is accountable at the Accounts Date whether or not the relevant Group Company has or may have any right of reimbursement against any other person and proper provision has been made and shown in the DOL Accounts and the DOGL Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.5.                            No transaction or event has occurred or been effected which has resulted or could result in any charge, lien, security interest, encumbrance or other third party right arising over the Shares or an asset of any Group Company in respect of unpaid Tax.

2.                                      TAX DISPUTES

2.1.                            No Group Company is or has in the last four years been involved in any material dispute with or been the subject of any enquiry investigation, assessment, audit, non-routine visit or review by any Taxation Authority following the submission of computations and returns and as far as the Founders are aware no such material dispute or enquiry is planned or threatened.

3.                                      SECONDARY LIABILITIES

3.1.                            No Group Company is or so far as the Founders are aware is likely to become liable to pay, or make reimbursement or indemnity in respect of, any Tax (or amounts corresponding to Tax)

in consequence of the failure by any other person to discharge that Tax, where that Tax relates to an Event occurring on or before the date of this Agreement.

3.2.                            No Group Company is bound by or party to any Tax indemnity, Tax sharing, Tax allocation or similar agreement, or any other contractual obligation to pay the Tax obligations of another person or to pay the Tax obligations with respect to transactions relating to any other person.

4.                                      SPECIAL ARRANGEMENTS

No Tax Authority operates any special arrangement in relation to the Tax affairs of a Group Company (being an arrangement not based on a strict application of Tax legislation) and not available to taxpayers generally (by way of statements of practice or published concession or otherwise).

5.                                      CLEARANCES AND CONSENTS

All clearances and consents obtained by a Group Company from any Tax Authority within the last four years were based on accurate disclosure of all the relevant facts and circumstances.

6.                                      RESIDENCE AND PRESENCE OUTSIDE THE JURISDICTION OF INCORPORATION

6.1.                            Each Group Company is and has at all times been resident for Tax purposes solely in its jurisdiction of incorporation.

6.2.                            No Group Company has had any permanent establishment or other taxable presence in any other jurisdiction.

6.3.                            No Group Company is liable for any Taxation as the agent or Tax representative of any other person or business other than another member of the Group and no Group Company constitutes a permanent establishment of any other person, business or enterprise for any Taxation purposes.

6.4.                            No Group Company has nor has at any time in the last four years owned a beneficial interest in the capital of a company which is resident outside the United Kingdom.

7.                                      CLOSE COMPANIES

7.1.                            No Group Company is, nor has at any time in the last four years been a close investment holding company (as defined in section 34 CTA 2010 (or equivalent legislation in any other jurisdiction)).

7.2.                            No distribution within section 1064 of CTA 2010 has been made by any Group Company.

7.3.                            Any loans or advances made by any Group Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. No Group Company has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

8.                                      CAPITAL ALLOWANCES

No election has been made by any Group Company in the last four years that has changed the amount or rate of capital allowances that that company could claim but for such election.

9.                                      DEGROUPING CHARGES

No Event has occurred since the Accounts Date and no Event will occur before or on Completion which will result in any profit or gain being deemed to accrue to a Group Company for Tax purposes under section 179 TCGA 1992 or section 780 CTA 2009.

10.                               TRANSFER PRICING

So far as the Founders are aware, no Group Company has within the last four years been a party to any material transaction, agreement, arrangement, disposal or acquisition on non-arm’s length terms and no notice or enquiry has been made by any Tax Authority in connection with any such transaction, agreement, arrangement disposal or acquisition. No Group Company has made or been required to make any adjustment to its profits under Part 4 TIOPA 2010 in the last four years.

11.                               WITHHOLDINGS

Each Group Company has made all deductions and withholdings in respect, or on account, of Taxation from any payments made by it which it is obliged to make and has (if required by Law to do so) accounted in full to the appropriate Taxation Authority for all amounts so deducted and has (if required by Law to do so) provided appropriate certificates of deduction.

12.                               EMPLOYEES

12.1.                     Each Group Company has made all payments, deductions, withholdings or reductions as it should have made in respect of any remuneration or benefits of any kind paid or provided to employees in respect of Taxation, national insurance or social security contributions, and all sums payable by any Group Company to any Taxation Authority in respect of such amounts have been paid to the relevant Taxation Authority within the prescribed time limits.

12.2.                     All acquisitions of restricted securities or restricted interests in securities within the meaning of section 423 ITEPA 2003 by employees of each Group Company have been the subject of a valid election (or deemed election) under section 431(1) ITEPA 2003 and all such elections (other than deemed elections) have been retained by the relevant Company.

13.                               INHERITANCE TAX

13.1.                     No Group Company has:

(a)                                 made any transfer of value within sections 94 and 202 of IHTA 1984;

(b)                                 received any value such that a liability will arise under section 199 of IHTA 1984; or

(c)                                  been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

13.2.                     There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of any Group Company. None of them are subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984.

13.3.                     No asset owned by any Group Company, nor the Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

14.                               STAMP DUTY

14.1.                     No Group Company owns any interest in:

14.1.1.           any asset which is evidenced by a document which is chargeable to stamp duty (or which would be chargeable if brought into the UK) which has not been duly stamped; or

14.1.2.           in any UK land or buildings which is evidenced by an uncompleted contract.

15.                               TAX AVOIDANCE

15.1.                     No Group Company has entered into or been party to any scheme or arrangement designed with a sole or main purpose of avoiding tax.

15.2.                     No Group Company has in the last four years entered into any notifiable arrangements, contribution arrangements or schemes for the purposes of Part 7 Finance Act 2004, the National Insurance Contributions (Application of Part 7 of the Finance Act 2004) Regulations 2007 or Schedule 11A VATA.

16.                               VAT

16.1.                     Each Group Company is a taxable person registered for the purposes of VAT and its registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs.

16.2.                     Each Group Company obtains credit for all VAT input tax paid or suffered by it, and makes no supplies other than taxable supplies for the purposes of VAT.

16.3.                     Each Group Company has complied in all material respects with its obligations under any Tax legislation relating to VAT.

17.                               LOAN RELATIONSHIPS

All financing costs, including interest, discounts and premiums payable by any Group Company in respect of its loan relationships within the meaning of Chapter 8 of Part 5 of the CTA 2009 are eligible to be brought into account by the UK Company Entity as a debit for the purposes of Part 5 of the CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Group Company.

18.                               EBT LOANS

18.1.                     During the tax years 2008/09 to 2013/14, all borrowers obtaining loans from the EBT were subject to a legal obligation at the time of the making of the loan to pay interest of an amount at least equal to HMRC’s official rate on such loans during those tax years and such obligation has not been waived or amended.

18.2.                     All loans made by the EBT which remain outstanding at Completion (the “Loans”) are set out in the Disclosure Letter. Other than the Loans, the EBT has no assets or liabilities.

18.3.                     No Group Company is the settlor of the EBT or any other employee benefit trust, nor is any Group Company the “Company” as defined in the trust deed of the EBT.

18.4.                     No Group Company has any liability to or obligation to the trustees of the EBT or the trustees of any other employee benefit trust.

18.5.                     All Taxes that have arisen in respect of any Loans or payment made out of the EBT prior to the Completion Date have been paid punctually and correctly accounted for in the accounts of the applicable Group Company.

18.6.                     No Group Company has loaned any employee benefit trust any money that would give rise to a corporation tax charge under section 455 of the CTA 2010.

18.7.                     So far as the Founders are aware, the trustees of the EBT have not earmarked assets held by the EBT or otherwise acted or omitted to act in any way that has given rise to a Tax Liability under Part 7A ITEPA 2003.

19.                               JOINT VENTURE

19.1.                     All Tax liabilities of the Joint Venture, including for the avoidance of doubt New Zealand Tax liabilities, have been fully and timely paid or discharged when due.

19.2.                     All material Tax filing requirements imposed by Law in respect of the Joint Venture have been complied with on a timely basis, and all records are accurate and up to date insofar as they relate to the Tax affairs of the Joint Venture.

PART 3 — TAX COVENANT

1.                                      FOUNDERS’ COVENANTS

1.1.                            Subject as provided in this Schedule, the Founders covenant jointly and severally with the Buyer to pay to the Buyer an amount equal to any Tax Liability of any Group Company arising in consequence of or by reference to any of the following:

1.1.1.                  any Event which occurred, or is treated for Tax purposes as occurring on or before Completion, including Completion itself;

1.1.2.                  any income or profits which were earned, accrued or received on or before Completion or any gains which were earned or received on or before Completion;

1.1.3.                  a failure to discharge Tax by any company (for the avoidance of doubt, other than any Group Company):

(a)                                 which was, prior to Completion, a member of a group (as defined for any relevant Tax purpose) of which any Group Company was, prior to Completion, a member; or

(b)                                 which was, prior to Completion, under the control of any person or persons that directly or indirectly controlled any Group Company prior to Completion;

1.1.4.                  from the exercise, release, vesting, variation or cancellation of a right obtained before Completion to acquire shares of any Group Company, or the issuance or transfer of shares in satisfaction of that right including, for the avoidance of doubt, in respect of the Options;

1.1.5.                  any Tax Liability of a Group Company that arises at any time in connection with the EBT; or

1.1.6.                  the Pre-Completion Reorganisation.

1.2.                            Subject as provided in this Schedule, the Founders covenant jointly and severally with the Buyer to pay to the Buyer an amount equal to all out of pocket costs and expenses reasonably incurred by the Buyer or any Group Company in connection with:

1.2.1.                  any Tax Liability for which the Founders are liable to make a payment under this Schedule;

1.2.2.                  taking or defending any action under this Schedule in connection with a successful claim under this Schedule.

1.3.                            Any payment made by the Founders to the Buyer pursuant to this Schedule shall, so far as possible, be a reduction in or refund of the consideration payable or paid by the Buyer to the Founders pursuant to this Agreement, to the extent permissible by Law.

1.4.                            For the avoidance of doubt, under no circumstances shall the Founders or Sellers be entitled to any compensation, credit, relief, set-off, counterclaim, reduction, or the benefit of or any exclusion of limitation under this Tax Covenant (including for the avoidance of doubt under paragraph 1 of Part 4) in respect of any Part 12 Deduction.

2.                                      BUYER’S COVENANTS AND WARRANTIES

2.1.                            The Buyer covenants with the Sellers to pay to the Sellers an amount equal to any liability or increased liability to Tax of the Founders or any company which is under the control (as defined under section 707 of CTA 2010) of that Seller which arises as a consequence of or by reference to any Relevant Company or any person connected with it after Completion failing to pay any amount of Tax for which it is liable.  The covenants contained in paragraph 2.2 shall not apply to Tax:

2.1.1.                  to the extent the Buyer could make a claim against the Founders pursuant to this Schedule in respect of that Tax ignoring financial limitations or thresholds (save where the Buyer has received payment from the Founders in respect of that Tax pursuant to such a claim but the Relevant Company has not paid the Tax to the relevant Tax Authority); or

2.1.2.                  which the Sellers have already recovered under any relevant statutory provision (and the Sellers shall procure that no such recovery is sought by it to the extent payment is made hereunder).

2.2.                            Subject as provided in this Schedule, the Buyer covenants with the Founders to pay to the Sellers an amount equal to all costs or expenses reasonably incurred by the Sellers in connection with or in consequence of any liability to Tax or increased liability to Tax for which the Buyer is liable pursuant to paragraph 2.1 or in successfully taking any action under this paragraph 2.

2.3.                            Paragraphs 4, 5 and 6 of Part 4 (Grossing-up of Payments, Due Date for Payment and Conduct of Tax Demands) shall apply to the Buyer’s covenant contained in paragraph 2.2 replacing references to the Sellers with references to the Buyer (and vice versa) and making any other necessary modifications.

PART 4 — MISCELLANEOUS: INCLUDING EXCLUSIONS AND LIMITATIONS, CONDUCT OF CLAIMS AND PAYMENTS

1.                                      CORRESPONDING BENEFIT

1.1.                            Where:

1.1.1.                  a Tax Liability of any Group Company gives rise to a Relief or any Relief arises as a result of or in connection with the Events which gave rise to a Tax Liability (a “Relevant Relief”); and

1.1.2.                  the Founders have made a payment to the Buyer in respect of such Tax Liability pursuant to a Tax Claim,

and, in either case, the Relevant Relief would not otherwise have arisen, then, an amount equivalent to the lesser of:

1.1.3.                  the amount of Tax which the relevant Group Company would have been liable to pay but for the availability of the Relevant Relief; and

1.1.4.                  the amount paid, or to be paid, by the Founders in respect of the Tax Liability giving rise to the Relevant Relief,

shall first be set off against any payment then due from the Founders, secondly, to the extent there is an excess, be refunded to the Founders to the extent of any payments previously made by the Founders under this Agreement and, thirdly, to the extent of any further excess, be carried forward and set off against any payment becoming due from the Founders under this Agreement.

1.2.                            The Buyer shall notify the Founders as soon as reasonably practicable after it or any Group Company becomes aware that a Relevant Relief may arise or has arisen and the Buyer shall procure that the Group Company shall use its reasonable endeavours to obtain and maximise and utilise any Relevant Relief to which it may become entitled (provided for the avoidance of doubt nothing shall require the Buyer or the Group Company to do anything outside the ordinary course of its business to maximise such Relevant Relief or to do anything which requires an appeal to a tribunal or court).

1.3.                            Any amount which becomes payable pursuant to this paragraph 1 shall be paid three Business Days before the date on which the relevant Group Company would have been liable to make a payment of Tax but for the Relevant Relief or, in the case of a Relevant Relief consisting of or giving rise to a right of repayment of Tax, within three Business Days of obtaining the repayment.

1.4.                            The Founders shall be entitled to reasonably require, and if so requested the Buyer shall procure, that the relevant Group Company’s auditors shall (at the Founders’ cost) certify the amount of any Relevant Relief and the date payment is due pursuant to paragraph 1.3.

2.                                      THIRD PARTY RECOVERY

2.1.                            If the Founders have paid an amount to the Buyer in respect of a Tax Liability pursuant to a Tax Claim and any Group Company or the Buyer has:

2.1.1.                  received a payment or obtained a reimbursement, refund, credit or set-off from any person (other than the Buyer or a Group Company) in respect of the Tax Liability; or

2.1.2.                  (whether by operation of law, contract or otherwise) a right of reimbursement or refund against any other person or persons (other than the Buyer or a Group Company) in respect of the Tax Liability, the Buyer shall:

2.1.3.            notify the Founders as soon as reasonably practicable after having received any such amount referred to in paragraph 2.1.1 or becoming aware of any right as referred to in paragraph 2.1.2; and

2.1.4.            in the case of a right of reimbursement or refund, if requested by the Founders, procure that the relevant Group Company shall (at the Founders’ reasonable cost) take all reasonable steps to enforce the right, keeping the Founders fully informed of any progress, provided that neither the relevant Group Company nor the Buyer will be obliged to take any action which it reasonably considers will materially prejudice the business of the Buyer’s Group.

2.2.                            Where paragraph 2.1 of this Part 4 applies and the Buyer or the relevant Group Company has received or receives an amount from a third party, an amount equal to the lesser of:

2.2.1.                  the amount paid, or required to be paid, by the Founders pursuant to a Tax Claim in respect of the Tax Liability in question, less any cost of recovery not already paid or borne by the Founders and less any Tax chargeable on the sum recovered; and

2.2.2.                  the amount received by the Buyer or the relevant Group Company from the third party less any cost of recovery not already paid or borne by the Founders and less any Tax chargeable on the sum recovered, shall first be set off against any payment then due from the Founders under this Agreement, secondly, to the extent there is an excess, be refunded to the Founders to the extent of any payments previously made by the Founders under this Agreement (such refund to be paid within five Business Days following the date on which the Buyer or the relevant Group Company receives the payment from the third party) and, thirdly, to the extent of any further excess, be carried forward and set off against any payment becoming due from the Founders under this Agreement.

2.3.                            The provisions of this paragraph 2 shall not apply where the reimbursement, refund, credit or set-off has arisen as a result of any change in law that is made after Completion, or the utilisation of any Relief arising to any member of the Buyer’s Tax Group (other than a Group Company).

3.                                      OVER-PROVISIONS

3.1.                            If any provision for Tax (other than deferred tax) in the Locked Box Accounts has proved to be an over-provision or the amount of any repayment of Tax included (or which should have been included) in the Locked Box Accounts has proved to be an understatement then an amount equal to such over-provision or understatement (as determined and certified (in their opinion) by the auditors for the time being of the relevant Group Company at the request and reasonable cost of the Founders) shall be dealt with in accordance with paragraph 3.2 of this Part 4.  The Buyer shall not procure the said auditors to certify (in their opinion) such over-provision or understatement unless and until requested to do so by the Founders.

3.2.                            Where pursuant to paragraph 3.1 any amount (a “Relevant Amount”) is to be dealt with in accordance with this paragraph 3.2:

3.2.1.                  the Relevant Amount shall first be set-off against any payment then due from the Founders under this Agreement;

3.2.2.                  to the extent that there is an excess, a refund shall be made to the Founders, within five Business Days of the certification by the auditors, of any payments previously made by the Founders under this Agreement; and

3.2.3.                  to the extent there is any further excess, the balance shall be carried forward and set-off against any future payments which become due from the Founders under this Agreement.

3.3.                            The Buyer shall notify the Founders as soon as reasonably practicable after becoming aware of any such over-provision or understatement and in any event within ten Business Days thereafter.

3.4.                            The provisions of this paragraph 3 shall not apply where the relevant overprovision or understatement has arisen as a result of any change in law that is made after Completion, or the utilisation of any Relief arising to any Group Company other than a Founders’ Relief.

4.                                      GROSSING-UP OF PAYMENTS

4.1.                            Any amount payable by the Founders to the Buyer pursuant to a Tax Claim shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by any applicable Law.

4.2.                            Subject to paragraph 4.4, if any deduction or withholding is required by Law to be made from any amount (other than an amount in respect of interest) payable by the Founders pursuant to a Tax Claim, or would have been required but for the use or set-off of a Relief, other than a Founders’ Relief, the Founders shall be obliged to pay to the Buyer such increased amount as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

4.3.                            Subject to paragraph 4.4, in the event that any amount (other than an amount in respect of interest) paid to the Buyer pursuant to a Tax Claim is or will be chargeable to Tax, the Founders shall be obliged to pay such increased amount as will, after payment of the Tax, leave the Buyer with the same amount that would otherwise have been payable if Tax had not been so chargeable.

4.4.                            If a payment to be made pursuant to a Tax Claim:

4.4.1.                  is made to a person other than the original Buyer; or

4.4.2.                  is subject to Tax in a jurisdiction other than the United Kingdom,

the Founders shall be required to make an increased payment pursuant to paragraphs 4.2 and 4.3 only to the extent that such an increased payment would have been required to be made under paragraphs 4.2 and 4.3 had the recipient of the payment been the original Buyer and the payment been subject to Tax in the United Kingdom only.

4.5.                            If the Sellers make an increased payment pursuant to paragraph 4.2 in respect of which the Buyer receives or is granted any credit against, relief for or repayment of any Tax payable by it which it would not otherwise have been granted, the Buyer shall reimburse the Sellers such amount as shall leave the Buyer in no worse position than it would have been had there been no such deduction or withholding.  The Buyer shall promptly notify the Sellers of any such credit, relief or repayment it receives and such reimbursement shall be made no later than five Business Days after the Buyer receives or is granted such credit, relief or repayment.

5.                                      DUE DATE FOR PAYMENT

5.1.                            Where the Founders become liable to make any payment pursuant to a Tax Claim, the due date for the making of the payment shall be:

5.1.1.                  where the payment relates to a liability of a Group Company to make an actual payment of Tax or a payment in respect of Tax, the day which is the later of five Business Days prior to the last date on which that payment of Tax can be made to the relevant Tax Authority (after taking into account any postponement of the due date for payment which is obtained) and five Business Days after service of a notice of the Tax Claim on the Founders by the Buyer;

5.1.2.                  where the payment relates to the loss of a Relief which would have operated as a deduction from gross income, profits or gains, the day which is the later of five Business Days prior to the last date on which the relevant Group Company is liable to make the first actual payment of Tax to the relevant Tax Authority which could have been avoided by the use or set off of that Relief had it not been lost and five Business Days after service of a notice of the Tax Claim on the Founders by the Buyer;

5.1.3.                  where the payment relates to the use or set off of a Relief, the day which is the later of five Business Days prior to the last date on which the relevant Group Company would have been liable to make a payment of Tax to the relevant Tax Authority but for such use or set off and five Business Days after service of a notice of the Tax Claim on the Founders by the Buyer; and

5.1.4.                  in any other case, the date falling five Business Days after service of a notice of the Tax Claim on the Founders by the Buyer.

6.                                      CONDUCT OF TAX DEMANDS

6.1.                            If any Tax Demand is received by or comes to the notice of the Buyer or a Group Company the Buyer shall, as soon as reasonably practicable (and, in any event within ten Business Days of the Tax Demand coming to its or the relevant Group Company’s attention), give or procure to be given to the Sellers written notice of the Tax Demand.

6.2.                            If so requested in writing by the Sellers, the Sellers shall (at their cost) be entitled to take over the conduct of all proceedings relating to the Tax Demand in question and, if necessary, the Buyer shall take, or shall procure that the relevant Group Company takes, such action and gives such information and assistance in connection with the affairs of the relevant Group Company as the Sellers may reasonably request to dispute, resist, appeal or compromise the Tax Liability or to postpone (so far as legally possible) the payment of the Tax provided that:

6.2.1.                                     the Sellers shall indemnify the Buyer and the relevant Group Company against any reasonable costs, damages and reasonable expenses which may be properly incurred in taking any action pursuant to this paragraph;

6.2.2.                                     the Sellers shall keep the Buyer and the relevant Group Company fully and promptly informed as to the progress and consequences of such action;  and

6.2.3.                                     no material communication (written or otherwise) pertaining to the Tax Demand shall be sent or, communicated otherwise to the relevant Tax Authority without having first been approved by the Buyer (such approval not to be unreasonably withheld or delayed), and without first affording the Buyer a reasonable opportunity to comment thereon and without taking account of such comments so far as is reasonable to do so.

6.3.                            The Seller shall not admit, compromise, settle or discharge any Tax Demand without the prior written consent of the Buyer, such consent not to be unreasonably withheld, delayed or conditioned.

6.4.                            The Buyer or the relevant Group Company shall, without reference to the Sellers, be entitled to admit, compromise, settle, discharge or otherwise deal with a Tax Demand on such terms as it may, in its reasonable discretion, think fit and without prejudice to any right or remedy under this schedule or this Agreement:

6.4.1.                                     if the Sellers have not made the request referred to in paragraph 6.2 by the earlier of the following dates:

(a)                                 the date being twenty five Business Days after the date on which notice of the Tax Demand, served pursuant to paragraph 6.1, is received by the Sellers; and

(b)                                 the date being five Business Days prior to the last date on which an appeal may be made against the Tax Liability to which the Tax Demand relates provided that the Sellers have had at least ten Business Days’ notice of the Tax Demand;

6.4.2.                                     if written notice is served on the relevant Group Company or the Buyer by the Sellers to the effect that they consider the Tax Demand should no longer be resisted; or

6.4.3.                                     upon the expiry of any period prescribed by applicable legislation for the making of an appeal against either the Tax Demand in question or the decision of any court or tribunal in respect of any such Tax Demand, as the case may be.

7.                                      FILING OF TAX RETURNS

7.1.                            The Founders (or their duly authorised agents) shall, at the expense of the relevant Group Company, prepare each Group Company’s corporation tax returns for accounting periods ended on or prior to Completion (“Relevant Returns”), to the extent they have not been prepared before Completion, and deal with all matters and correspondence relating thereto and the Buyer shall procure that the relevant Group Company shall provide them with such assistance (including affording the Founders (and their duly authorised agents) access to books, accounts and records) as is reasonable and necessary for the Relevant Returns to be prepared and for the Founders to deal with such all matters and correspondence.

7.2.                            All Relevant Returns, computations, documents and substantive correspondence shall be submitted in draft form to the Buyer (or its duly authorised agents) for comment at least 15 Business Days before it is due to be submitted to the Tax Authority.  The Buyer (or its duly authorised agents) shall comment within ten Business Days of such submission and the Founders shall not unreasonably refuse to adopt all such reasonable comments.  The Buyer shall procure that each Group Company shall cause the finalised Relevant Returns to be authorised, signed and submitted to the appropriate Tax Authority promptly following receipt of the same from the Founders, provided that the Buyer will not be obliged to procure that any Group Company signs and submits a document which in its reasonable opinion it considers to be wrong, misleading or inaccurate in any material respects.  No material communication (written or otherwise) pertaining to the Relevant Returns shall be sent (or otherwise communicated) to a Tax Authority without first having been approved by the Buyer (such approval not to be unreasonably withheld or delayed).

7.3.                            The Buyer shall procure that each Group Company makes or gives such claims, elections, surrenders and consents in relation to Tax for all accounting periods of the relevant Group Company ended on or prior to Completion as the Founders request promptly following any such request and generally takes any reasonable action as may be necessary to give effect to such claims, elections, surrenders or consents.

7.4.                            The Buyer (or its duly authorised agents) shall prepare each Group Company’s corporation tax return for the accounting period in which Completion falls (“Straddle Return”) and deal with all matters and correspondence relating thereto.  The Straddle Return shall be submitted in draft form to the Founders, or their duly authorised agents, for comment at least 15 Business Days before it is due to be submitted to the Tax Authority.  The Founders (or their duly authorised agents) shall comment within ten Business Days of such submission and the Buyer shall include such comments where they relate to the portion of the straddle period ending on Completion.  The Buyer shall procure that each Group Company shall cause the finalised Straddle Return to be authorised, signed and submitted to the appropriate Tax Authority without amendment (or with such amendments as the Founders shall agree, such agreement not to be unreasonably withheld or delayed).

7.5.                            No material communication (written or otherwise) pertaining to the Straddle Return (so far as it relates to the period or a Tax matter prior to Completion) shall be sent (or otherwise communicated) to a Tax Authority without first having been approved by the Founders (such approval not to be unreasonably withheld or delayed).  The Buyer shall afford the Founders (or their duly authorised agents) such access to their books, accounts and records and provide such information as they may reasonably require to enable the Founders to properly review, comment and approve the Straddle Return or communication relating thereto.

8.                                      EXCLUSIONS AND LIMITATIONS

8.1.                            For the avoidance of doubt, the provisions of Schedule 6 which are expressed to apply to a Tax Claim (including a Tax Warranty Claim) shall apply to this Schedule to the extent set out therein.

8.2.                            The limitations in clauses 8.3.5 and 8.3.6 below shall not apply in respect of Tax Claims in respect of the EBT under paragraph 1.1.5 in part 3 of this Schedule.

8.3.                            Subject to paragraph 8.2 above, the Founders shall not be liable in respect of any Tax Claim in respect of any Tax Liability (or in respect of any costs or expenses relating thereto (and references in this paragraph 8.3 to Tax Liability shall be deemed to include a reference to costs or expenses relating to the Tax Liability)) to the extent that:

8.3.1.                  provision or reserve for such Tax Liability (including any provision or reserve for deferred taxation) is made in the Locked Box Accounts or has otherwise been taken into account in the preparation of or reflected in the Locked Box Accounts;

8.3.2.                  such Tax Liability was paid or discharged on or before Completion and such discharge or payment was recognised or taken into account in the Locked Box Accounts;

8.3.3.                  it arises pursuant to an Event occurring, or in respect of income, profits or gains earned, accrued or received, in the ordinary course of any Group Company’s business, in respect of the period after the Locked Box Date and on or before Completion;

8.3.4.                  it has been discharged or made good without cost or loss to the Buyer;

8.3.5.                  it arises or is increased as a result of any increase in the rates of Tax announced after the date of this Agreement taking effect retrospectively;

8.3.6.                  it arises or is increased as a result of any imposition of new Tax or the introduction of or change in any legislation, applicable Law or the published practice of, or concessions made by, any Tax Authority announced or published after the Completion Date;

8.3.7.                  it would not have arisen but for a transaction entered into or other voluntary act on the part of any Group Company or the Buyer after Completion which is not in the ordinary course of that Group Company’s business, as carried on at the date of this Agreement but only in circumstances where the Buyer knew or ought to have known that the liability in question would have arisen as a result of the voluntary act, and where an alternative course of action was available. For the avoidance of doubt, a change in accounting policy, an act carried out pursuant to any legally enforceable obligation under legislation or regulations relating to Tax, an act carried out at the written request of, or with the written consent of, the Founders, an act carried out pursuant to a legally enforceable obligation of any Group Company incurred prior to

Completion or an act carried out pursuant to this Agreement or the payment of income tax or national insurance contributions in connection with a Tax Liability which arises in connection with the EBT shall not be a voluntary act for these purposes;

8.3.8.                  it arises or is increased by virtue of the failure or omission by any Group Company or the Buyer to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion (otherwise than at the written request of the Founders), the making, giving or doing of which was taken into account or assumed in computing any provision or reserve for Tax in the Locked Box Accounts and of which the Buyer had received written notice from the Founders not less than 28 days before the claim, election, surrender or disclaimer in question needs to be made;

8.3.9.                  such Tax Liability would not have arisen but for some Event occurring at the written request, or with the prior written approval, of the Buyer or its representatives (provided entering into or Completion of this Agreement, the Pre-Completion Reorganisation, and transactions in relation to or in connection with the EBT shall not be regarded as occurring at the written request or with the prior written approval of the Buyer or its representatives);

8.3.10.           recovery has already been made in respect of the Tax Liability by the Buyer or any Group Company under the Tax Warranties, the Tax Covenant, any other provision of this Agreement or under any statutory provision imposing liability on the Founders or any other person for tax primarily chargeable against any Group Company;

8.3.11.           it arises as a result of any change after Completion of the bases, methods, policies or practice of taxation or accounting of any Group Company (including a change in accounting reference date or the period in respect of which accounts are made up) save where such change is required to comply with generally accepted accounting standards or policies which were in force prior to Completion;

8.3.12.           it constitutes interest, penalties, a fine or a charge arising from a failure to pay Tax to a Tax Authority promptly after the Founders have made a payment of an amount to the Buyer in respect of that Tax Liability pursuant to a Tax Claim;

8.3.13.           it constitutes interest, penalties, a fine, a charge or other loss or damage arising from a failure to pay Tax to a Tax Authority with respect to a period during which the Buyer failed to notify the Founders of a Tax Demand of which it was, or ought reasonably to have been, aware;

8.3.14.           it arises in connection with any failure to make an instalment payment or the making of an insufficient instalment payment prior to Completion under the Corporation Tax (Instalment Payments) Regulations 1998 in circumstances where the payments made (or the decision to make no instalment payments) prior to Completion would not subsequently have proved to have been insufficient but for the profits and gains earned by any Group Company after Completion proving to be greater than those expected at the date of the relevant instalment payment to be earned, accrued or received by that Group Company after Completion;

8.3.15.           it arises or is increased as a consequence of any claim, election, surrender, disclaimer, withdrawal or amendment made or notice or consent given after Completion by the Buyer or any Group Company under the provisions of any enactment or regulation relating to Tax other than any claim, election, surrender, disclaimer, withdrawal or amendment, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Locked Box Accounts;

8.3.16.           recovery has been made from any person other than a Group Company or the Founders;

8.3.17.           it would not have arisen but for a cessation, or change in the nature or conduct, in each case after Completion, of any trade or business carried on by any Group Company at Completion;

8.3.18.           any Founders’ Relief is available (or would have been so available had it not already been used to mitigate one or more Tax Liabilities of a Group Company which arose in relation to a period after Completion) to reduce or eliminate such Tax Liability and for these purposes it shall be assumed that each Group Company has made all such claims and elections and done all other things required for the Relief to be so available;

8.3.19.           save where such failure arises as a result of a breach by the Founders of their obligations under this Schedule, it arises as a result of the failure to submit or the failure to submit within appropriate time limits or on a proper basis the returns or computations required to be made or the failure to make such payments as are assumed to be made for the purposes of provisions in the Locked Box Accounts, in each case after Completion;

8.3.20.           it arises or is increased as a consequence of any failure by the Buyer to comply with any of its obligations under this Schedule;

8.3.21.           it is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to this Agreement;

8.3.22.           such Tax Liability is stamp duty or stamp duty reserve tax payable as a consequence of or by reference to the Pre-Completion Reorganisation;

8.3.23.           such Tax Liability is a Tax Liability of a Group Company which arises in connection with the EBT, and either (i) a payment in discharge of such Tax Liability has been made by the EBT or any other person to HMRC or (ii) the EBT has made payment to a Group Company in respect of such Tax Liability; or

8.3.24.           the Buyer has recovered an amount under clause 5.1.9 in respect of such Tax Liability.

9.                                      CONDUCT IN RESPECT OF EBT CORRESPONDENCE

9.1.                            If any EBT Correspondence is received by or comes to the notice of the Buyer or a Group Company the Buyer shall, as soon as reasonably practicable (and, in any event within ten Business Days of the EBT Correspondence coming to its or the relevant Group Company’s attention), give or procure to be given to the Founders written notice of the EBT Correspondence.

9.2.                            Without prejudice to the provisions of paragraph 6 of this Part 3 of Schedule 8 which shall take precedence over paragraphs 9.2 and 9.3 of this Part 3 of Schedule 8 in the event such EBT Correspondence relates to a Tax Demand, if so requested in writing by the Founders, the Founders shall (at their cost) be entitled to take over the conduct of all proceedings relating to the EBT Correspondence in question and, if necessary, the Buyer shall take, or shall procure that the relevant Group Company takes, such action and gives such information and assistance in connection with the affairs of the relevant Group Company as the Founders may reasonably request in connection with such EBT Correspondence provided that:

9.2.1.                 the Founders shall indemnify and secure the Buyer and each relevant Group Company against any liability, reasonable costs, damages and reasonable expenses which may be incurred in taking any action pursuant to this paragraph;

9.2.2.                 the Founders shall keep the Buyer and the relevant Group Company fully and promptly informed as to the progress and consequences of such action; and

9.2.3.                 no material communication (written or otherwise) pertaining to the EBT Correspondence shall be sent or, communicated otherwise to the relevant Tax Authority without having first been approved by the Buyer (such approval not to be unreasonably withheld or delayed), and without first affording the Buyer a reasonable opportunity to comment thereon and without taking account of such comments so far as is reasonable to do so.

9.3.                            The Founders shall not admit, compromise, settle or discharge any EBT Correspondence without the prior written consent of the Buyer, such consent not to be unreasonably withheld, delayed or conditioned.

9.4.                            The Founders shall deal with all proceedings relating to any EBT Correspondence on a timely and expeditious basis with a view to resolving any issues with HMRC as soon as possible, acting reasonably and in good faith.

SCHEDULE 9
PERMITTED LEAKAGE

1.                                      Payment of such fees and costs as set out in the Costs Schedule (including VAT thereon only to the extent recoverable by a Group Company).

2.                                      All payment of directors’ fees, salary, expenses, emoluments (including bonuses to which an employee is entitled and excluding any transaction-related bonuses) and other entitlements and benefits properly due or accrued to Employees, directors or consultants or officers of any Group Company (including all associated PAYE, income tax and national insurance contributions) due or accrued up to and including the Completion Date under any service or other consultancy agreement or by virtue of their employment, consultancy or directorship, in each case payable in the ordinary and usual course of business, consistent with past practice, such amounts not to exceed £240,000 in aggregate per month (or, in the event that a Group Company employs or otherwise engages an additional accounts person and a Group Supply Chain Manager prior to Completion, such amounts not to exceed £250,000 in aggregate per month).

3.                                      The payment of the FW June Loan and the SQ June Loan by DOL.

4.                                      The payment of the FW New Loan and the SQ New Loan by DOL.

5.                                      In the event that HMRC determines that the transfers of the DOGL Shares from the Founders to DOL pursuant to the DOGL SPA does not qualify for relief under section 77 Finance Act 1986, from UK stamp duties, the payment by or on behalf of DOL of the stamp duty payable in respect of such transfers.

SCHEDULE 10
ACTION PENDING COMPLETION

1.                                      FOUNDERS’ OBLIGATIONS

1.1.                            Except as otherwise expressly permitted under this Agreement or with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), the Founders shall from the date of this Agreement until Completion:

1.1.1.                  procure that each Group Company carries on its business in the ordinary course and in accordance with the Budget in the same manner as it has been carried on prior to the date of this Agreement (as regards scope and nature) so as to maintain the same as a going concern and takes all reasonable steps to preserve and protect its assets and goodwill, including its existing relationships with customers and suppliers;

1.1.2.                  not create any Encumbrance over, or sell or dispose of, the Shares or any shares in DOGL other than to complete the Pre-Completion Reorganisation;

1.1.3.                  procure that no Group Company makes any alteration to any of the insurance policies of any Group Company;

1.1.4.                  procure that none of the Group Companies:

(a)                                 creates, allots, issues, redeems or repurchases any share, loan capital or other security or grants any options over, or any other right in respect of, any share, loan capital or other security;

(b)                                 enters into any transaction with any Seller or Connected Person of a Seller other than on arm’s length terms;

(c)                                  makes any payments other than routine payments in the ordinary course of business;

(d)                                 assumes or incurs any liability, obligation or expense (actual or contingent) except in the ordinary and usual course of business on arm’s length terms;

(e)                                  declares, makes or pays a dividend or other distribution (whether in cash, stock or in kind) or makes any reduction of its paid-up share capital;

(f)                                   except for the Pre-Completion Reorganisation, in connection with the Swansea Facility and the exercise of the Options, creates, grants, issues or varies any Encumbrance over its shares, assets or undertaking other than charges arising by operation of law in the ordinary course of trading;

(g)                                  makes any alteration to its constitutional documents;

(h)                                 makes any material changes to the accounting procedures or principles by reference to which its accounts are prepared or its accounting reference date (save as may be necessary to comply with changes in statements of standard accounting practice);

(i)                                     makes any change to the policies or practices of any Group Company relating to the collection from debtors and payment of creditors in the normal course of trading;

(j)                                    incurs capital expenditure in excess of £100,000 (exclusive of VAT) or any capital expenditure on any individual item in excess of £10,000 (exclusive of VAT);

(k)                                 save in connection with the Swansea Facility or as provided for in the Budget, borrows any money (other than by bank overdraft or similar facility in the ordinary course of business and within limits subsisting at the date of this Agreement) or enters into any foreign exchange contracts, interest rate swaps or other derivative instruments;

(l)                                     grants any loan to a third party that is not another Group Company or modifies the terms of any loans made by or to the Group Company;

(m)                             enters into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;

(n)                                 acquires (whether by one transaction or by a series of transactions) the whole, or a substantial or material part of the business, undertaking or assets of any other person;

(o)                                 disposes of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking or any other of its assets;

(p)                                 gives, or agrees to give, a guarantee or indemnity or other agreement to secure or incur financial or other obligations with respect to another person’s obligation for the benefit of any person except for another Group Company in the ordinary course of business;

(q)                                 enters into any lease or other agreement for payment on deferred terms, other than any lease hire or hire purchase agreement entered into the ordinary course of business;

(r)                                    enters into, makes a bid, tender, proposal or offer likely to lead to the modification or termination of, or modifies or terminates, any Material Contract;

(s)                                   institutes, engages in, compromises or settles any litigation or arbitration proceedings (except in respect of debt collection in the ordinary course of business);

(t)                                    takes any steps, directly or indirectly, to terminate the contract of employment of any Management Seller, or induce or attempt to induce any Management Seller to terminate his employment, other than in circumstances justifying summary dismissal;

(u)                                 other than the FW New Loan and the SQ New Loan, enters into any arrangement or obligation (whether legally enforceable or not) in which a Seller or any of his Connected Persons is interested;

(v)                                 makes any material changes (other than those required by Law) to the terms and conditions of employment (including the provision of any contractual or non-contractual benefits) of directors, officers or employees (including granting any new options or other entitlements under existing schemes or benefits) other than as set out in the Service Agreement Variations;

(w)                               makes any material changes to accounting policies of the Group Company;

(x)                                 makes any charitable donation exceeding £1,000; or

(y)                                 enters into any agreement or arrangement (whether in writing or otherwise) to do any of the foregoing or allow or permit any of the foregoing;

1.1.5.                  procure that each Group Company uses reasonable endeavours to protect, defend, enforce, maintain and renew each of the Business Intellectual Property and continue any pending application for the Business Intellectual Property; and

1.1.6.                  provide copies of monthly management accounts of each Group Company relating to the period from the date of this Agreement until Completion as soon as reasonably practicable following the end of each month and no later than 15 working days following the end of each month.

1.2.                            The Founders shall provide, as soon as reasonably practicable, such information, including books and records of the Group Companies (other than materials subject to any confidentiality restrictions in favour of third parties), or copies thereof, to the Buyer at the Buyer’s cost and any of its directors, Chris Keen and Roger Craddock or any of the Buyer’s Group’s advisers, as the Buyer may reasonably request, in each case on the condition that it shall be kept confidential and not disclosed to any other person other than the Buyer’s professional advisers.

SCHEDULE 11
NBTY GOVERNANCE PRINCIPLES

1.                                      It shall be the policy of NBTY, Inc. (the “Company”), the indirect parent company of each of NBTY (2015) Limited, Dr. Organic Limited, Dr. Organic Group Limited and Optima Consumer Health Limited (the “Group Companies” or the “Group”), to require the Chief Financial Officer (“CFO”) of the Company (or an individual to which authority has been delegated by the CFO of the Company) to approve the matters set forth below in paragraphs 4.1 to 4.32 in writing (with corresponding requests also made in writing) with respect to each Group Company.

It shall also be the policy of the Company that each of the Chief Executive Officer (“CEO”) and CFO of each Group Company (or such individual to whom authority has been delegated by the CFO of the Company) shall be responsible for the dissemination of the requirements set forth herein to the appropriate managers of each of the Group Companies and for any appropriate training in respect of such matters.

2.                                      For the purposes of these governance principles (the “Policy”), “commitment” shall mean an undertaking that binds the Company or any Group Company and is either written or oral in nature.

3.                                      For the purposes of this Policy, “materiality” shall mean either (i) a single or series of commitments that either one time or over the lifetime of the commitment(s) can be reasonably valued in excess of US$100,000 (or the equivalent amount in pounds sterling), or (ii) a multi-year commitment (excluding retail store leases contemplated in the Budget), or (iii) regardless of the monetary value assigned to the commitment, a commitment that a reasonable person would deem to be material due to its subject matter.

4.                                      Approval matters

4.1                               Adoption of a material amendment, modification or supplement to the articles of association or other governance documents of a Group Company.

4.2                               Filing of any registration or disclosure document with any governmental authority outside the ordinary course of business.

4.3                               Issuance, redemption, repurchase or other disposition of any form of equity securities.

4.4                               Any payment or declaration of dividends or distributions on, or reduction in, the capital stock of a Group Company or establishing or modifying policies with respect to the foregoing.

4.5                               Any material corporate transactions (including, but not limited to, merger, consolidation, other business combination, reorganisation, recapitalisation, acquisition, asset sale, sale of any business, joint ventures or any licensing).

4.6                               Any material expenditure/contracts (or amendments to contracts) or other commitments not already specifically incorporated into or contemplated by the Budget (i.e., outside of the established normal course of business for the particular Group Company).

4.7                               The registration, acquisition, encumbrance or disposal of intellectual property rights, including, but not limited to, the granting of any licences or sub-licence or internet franchising.

4.8                               The granting or amending of powers of attorney or the granting of a title to the holder of a power of attorney.

4.9                               Acquisition, lease (excluding retail store leases contemplated in the Budget), disposal, or encumbrance of any real property.

4.10                        Approval or engagement in any transaction that would materially affect the regulatory or tax status of a Group Company, except for changes required by applicable legal requirements.

4.11                        The conduct of material litigation or pre-litigation actions, both as a plaintiff and as a defendant, but not including the taking of urgent legal measures of a protective nature or litigation that is not reasonable likely to involve costs to a Group Company in excess of US$100,000 (or the equivalent amount in pounds sterling).

4.12                        Any settlement of litigation and arbitration matters which (i) involve actions by or on behalf of any governmental authority or (ii) involve or may involve a settlement amount in excess of US$100,000 (or the equivalent amount in pounds sterling).

4.13                        Approval of the Budget, which shall be consolidated in the budget of NBTY International Limited.

4.14                        Amendment to the Budget.

4.15                        Approval of material finance or treasury policies.

4.16                        Any material changes to accounting policies.

4.17                        Any changes to the audit program and policies, including, but not limited to, selection of auditors.

4.18                        Retention or removal on behalf of a Group Company of any investment banker, financial advisor, primary legal counsel or person serving in a similar capacity (other than retention or removal of legal counsel in the ordinary course of business after coordination with appropriate member of Company legal department).

4.19                        Incurrence, assumption or entering into any commitment for material indebtedness.

4.20                        Refinancing, renewal, repayment or cancellation of any material indebtedness.

4.21                        Any transactions between a Group Company and any member of the management team or any member of the board of directors of any Group Company (or any of their immediate families).

4.22                        The lending of any funds to any third party.

4.23                        Appointment/hiring or termination of, or the approval of the annual or other compensation related to, any director, employee or consultant of a Group Company.

4.24                        Any payment of any severance amount in excess of US$100,000 (or the equivalent amount in pounds sterling).

4.25                        The granting of any pension rights, other than by virtue of a collective bargaining agreement or, in the reasonable opinion of the Group’s legal advisers, arises as a result of a change in law or regulation.

4.26                        Any changes to investment policies regarding retirement plans.

4.27                        The creation of liability on the part of a Group Company, or in respect of its property, for debts of third parties, by suretyship or otherwise.

4.28                        Any entry into any material new line of business or the closing down or transfer of ownership or use and enjoyment of all or part of a Group Company’s business.

4.29                        The opening of any new retail location not already incorporated into or contemplated by the Budget.

4.30                        Any gifts, including but not limited to, to public officials or governmental entities, including payment of expenses such as meals, lodging, travel, entertainment, courtesy gifts, or similar hospitality.

4.31                        Any news media interaction, except interviews or statements provided or approved in advance by (i) for so long as the Founders (as defined in the agreement for the sale and purchase of the entire issued share capital of Dr. Organic Limited entered into between, among others, NBTY (2015) Limited, Stephen Quinn and Frederick Whitcomb on 12 August 2015 (as may be amended from time to time)) are employed by a Group Company, the Founders, and thereafter the CEO of the Group Company or (ii) any director of NBTY International Limited.

4.32                        Any charitable or other donation exceeding US$500 (or the equivalent amount in pounds sterling) not contemplated in the Budget.

5.                                      For so long as the Founders are employed by a Group Company, it shall be the policy of the Company to require the Founders, or thereafter, the CEO or CFO of each Group Company, to notify the CEO or CFO of the Company in writing as soon as possible after the occurrence of one or more of the matters set forth below in 5.1 and 5.2:

5.1                              Product quality deficits reasonably likely to result in regulatory authority notification or adverse regulatory action(s).

5.2           Any negative media coverage or materially beneficial media coverage.

Addendum to NBTY Governance Principles

1.              Notwithstanding paragraphs 4.5 and 4.7 of the Policy, a Group Company shall not be required to obtain the prior approval of the CFO of the Company (or an individual to which authority has been delegated by the CFO of the Company) to grant a license to a person appointed by a Group Company as a distributor of products on behalf of the Group Company.

2.              Notwithstanding paragraph 4.8 of the Policy, a Group Company shall not be required to obtain the prior approval of the CFO of the Company (or an individual to which authority has been delegated by the CFO of the Company) to grant, or amend a power of attorney that has been granted, to a legal advisor or agent to whom authority is granted by a Group Company to register intellectual property rights on behalf of a Group Company or obtain legal or regulatory approvals, licences or permits required by a Group Company in any jurisdiction in which it operates.

3.              Notwithstanding paragraph 4.27 of the Policy, but subject at all times to all other requirements of the Policy, a Group Company shall not be required to obtain the prior approval of the CFO of the Company (or an individual to which authority has been delegated by the CFO of the Company) to give or agree to give a guarantee or indemnity in respect of the obligations of another Group Company incurred in the ordinary course of business.

4.              Notwithstanding paragraph 4.23 of the Policy, a Group Company shall not be required to obtain the prior approval of the CFO of the Company (or an individual to which authority has been delegated by the CFO of the Company) to (i) recruit (for bona fide purposes) employees or consultants to be engaged with an anticipated annual salary or fees of up to £30,000 as permitted by paragraph 1.1 of Part 4 of Schedule 7, (ii) alter the terms and conditions of appointment of any Senior Employee or individual consultant with annual fees of £30,000 or less of any Group Company or alter the annual remuneration, fees or pension settlement of any such Senior Employee or individual consultant as permitted by paragraph 2.5 of Part 4 of Schedule 7 or (iii) alter the terms and conditions of appointment of any Senior Employee or individual consultant with annual fees in excess of £30,000 of any Group Company or alter the annual remuneration, fees or pension settlement of any such Senior Employee or individual consultant with the consent of the Board as permitted by paragraph 2.5 of Part 4 of Schedule 7.

5.              Notwithstanding paragraphs 4.13 and 4.14 of the Policy, a Group Company shall not be required to obtain the prior approval of the CFO of the Company (or an individual to which authority has been delegated by the CFO of the Company) in respect of an approval or the amendment of the Budget to the extent that such approval or amendment has been made in accordance with clauses 7.16, 8.8 and 8.9.

6.              Notwithstanding paragraphs 4.1 to 4.32 (inclusive) of the Policy, a Group Company shall not be required to obtain the prior approval of the CFO of the Company (or an individual to which authority has been delegated by the CFO of the Company) in respect of any matter which is provided for in the Budget.

7.              Notwithstanding paragraphs 4.5 and 4.19 of the Policy, a Group Company shall not be required to obtain the prior approval of the CFO of the Company (or an individual to which authority has been delegated by the CFO of the Company) to enter into any forward currency hedging contracts or arrangements approved by the Board as permitted by paragraph 3.17 of Part 4 of Schedule 7.

SCHEDULE 12
PROPOSED AMENDMENTS TO JOINT VENTURE ARRANGEMENTS

1.                                      The JV Agreement shall be amended so that:

1.1                              it grants to DOL an exclusive right to purchase all of the honey harvested from the hives owned by DOL and Watson & Son Limited (“W&S”) jointly as joint venture partners (the “Hives”) which are located on the block of land known as Kanuka Wilderness and contained in the   following certificates of title: CT-WN38D/589; CT-WN56A/283; CT-WN56A/284; CT-               WN381/52; CT-WN908/93; CT-WN908/94; and CT-WN908/95 (the “Land”);

1.2                              it provides that the written consent of DOL is required prior to the sale of any honey harvested from the Hives to any person other than DOL; and

1.3                              the elements comprising the cost to DOL and W&S as joint venture partners of producing and harvesting honey from the Hives are set out in greater detail.

2.                                      Completion of the transfer of the legal title to the Land from Denis Watson and Meryl Watson to DOL and W&S as tenants in common shall have taken place, and any security granted by any person in respect of the Land shall have been released.

3.                                      All security granted in respect of, or relating to, any assets owned by W&S and DOL jointly (including as tenants in common where applicable) in connection with the Joint Venture shall have been fully released.

SCHEDULE 13

FOUNDERS’ BONUS SCHEME

EXECUTED AS A DEED by the parties on the date which first appears in this Agreement.

EXECUTED as a Deed (but not delivered until dated) by FREDERICK FRANCIS WHITCOMB in the presence of:		) ) )	FREDERICK FRANCIS WHITCOMB

Signature of witness:	TILL LEMBKE

Name of witness: Till Lembke

Address: Latham & Watkins, 99 Bishopsgate, London EC2M 3XF, United Kingdom

Occupation: Trainee Solicitor

EXECUTED as a Deed (but not delivered until dated) by STEPHEN JOHN QUINN in the presence of:		) ) )	STEPHEN JOHN QUINN

Signature of witness:	TILL LEMBKE

Name of witness: Till Lembke

Address: Latham & Watkins, 99 Bishopsgate, London EC2M 3XF, United Kingdom

Occupation: Trainee Solicitor

EXECUTED as a Deed (but not delivered until dated) FREDERICK WHITCOMB as duly appointed attorney of MICHAEL LIGHTOWLERS under a power of attorney dated 10 August 2015 in the presence of:		) ) ) ) )	FREDERICK FRANCIS WHITCOMB

Signature of witness:	TILL LEMBKE

Name of witness: Till Lembke

Address: Latham & Watkins, 99 Bishopsgate, London EC2M 3XF, United Kingdom

Occupation: Trainee Solicitor

EXECUTED as a Deed (but not delivered until dated) by FREDERICK WHITCOMB as duly appointed attorney of ANTHONY DAVIS under a power of attorney dated 8 August 2015 in the presence of:		) ) ) ) )	FREDERICK FRANCIS WHITCOMB

Signature of witness:	TILL LEMBKE

Name of witness: Till Lembke

Address: Latham & Watkins, 99 Bishopsgate, London EC2M 3XF, United Kingdom

Occupation: Trainee Solicitor

EXECUTED as a Deed (but not delivered until dated) by FREDERICK WHITCOMB as duly appointed attorney of GARY GRAHAM WILLIAMS under a power of attorney dated 10 August 2015 in the presence of:		) ) ) ) ) )	FREDERICK FRANCIS WHITCOMB

Signature of witness:	TILL LEMBKE

Name of witness: Till Lembke

Address: Latham & Watkins, 99 Bishopsgate, London EC2M 3XF, United Kingdom

Occupation: Trainee Solicitor

EXECUTED as a Deed (but not delivered until dated) by FREDERICK WHITCOMB as duly appointed attorney of STEPHEN PRICE under a power of attorney dated 10 August 2015 in the presence of:		) ) ) ) )	FREDERICK FRANCIS WHITCOMB

Signature of witness:	TILL LEMBKE

Name of witness: Till Lembke

Address: Latham & Watkins, 99 Bishopsgate, London EC2M 3XF, United Kingdom

Occupation: Trainee Solicitor

EXECUTED as a Deed (but not delivered until dated) by NBTY (2015) LIMITED, acting by Chris Keen as a duly authorised attorney for Dipak Golechha under a power of attorney dated 10 August 2015 in the presence of:

		) ) ) )	CHRIS KEEN

Signature of witness:	KATIE PEEK

Name of witness: Katie Peek

Address: Latham & Watkins, 99 Bishopsgate, London EC2M 3XF, United Kingdom

Occupation: Solicitor

		)	ROGER CRADDOCK
EXECUTED as a Deed (but not delivered until dated) by HOLLAND & BARRETT GROUP LIMITED, acting by Roger Craddock as a director in the presence of:		) ) )

Signature of witness:	KATIE PEEK

Name of witness: Katie Peek

Address: Latham & Watkins, 99 Bishopsgate, London EC2M 3XF, United Kingdom

Occupation: Solicitor